As filed with the U.S. Securities and Exchange Commission on December 22, 2021

Registration No. 333-253588

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	3841	46-0524102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

235 Walnut St., Suite 6

Framingham, MA 01702

(617) 431-2313

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terrence W. Norchi

President and Chief Executive Officer

235 Walnut St., Suite 6

Framingham, MA 01702

(617) 431-2313

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Michael J. Lerner

Steven M. Skolnick

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, New York 10020

(973) 597-6394

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	43,125,004	$	$	$
Common Stock underlying Series K Warrants	32,343,754	$	$	$
Common Stock underlying Placement Agent Warrants	3,234,375	$	$	$
Common Stock underlying Series J Warrants	3,375,000	$	$	$
Total	82,078,133		$	$

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

The registrant is not registering additional securities. Registration fees were originally paid by the registration upon the filing of the original registration statement on Form S-1 (File No. 333-253588). Consequently, no additional registration fees are required in connection with the filing of this Post-Effective Amendment No. 1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

On February 2, 2021, we filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-253588)(the “Registration Statement”). The Registration Statement was declared effective by the SEC on March 9, 2021, and contained a prospectus (the “Prospectus”) that covers the resale of up to 82,589,497 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus. The shares of Common Stock being offered include:

●	43,125,004 shares of Common Stock issued to selling stockholders in our private placement that we completed on February 17, 2021 (the “2021 Private Placement Financing”);
●	32,343,754 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.17 per share, of our Series K Warrants (the “Series K Warrants”) issued in the 2021 Private Placement Financing;
●	3,234,375 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.20 per share, of our Placement Agent Warrants (the “Placement Agent Warrants”) issued in the 2021 Private Placement Financing;
●	3,375,000 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.25 per share, of our Series J Warrants (the “Series J Warrants”) issued to certain selling stockholders between June 4, 2020 and June 22, 2020 (the “Series J Warrant Transactions”).

This post-effective amendment is being filed to (i) include information from our Annual Report on Form 10-K for the year ended September 30, 2021 (the “Annual Report”); and (ii) update certain other information in the Prospectus relating to the offering and sale of the shares that were previously registered for sale or resale, respectively, on the Registration Statement.

The Prospectus immediately follows this Explanatory Note.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ____, 2021

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 82,078,133 Shares of Common Stock

Pursuant to this prospectus, we are registering 82,078,133 shares of our common stock, par value $0.001 per share (“Common Stock”), that may be sold by the selling stockholders identified in this prospectus. The shares of Common Stock being offered include (i) 43,125,004 shares of Common Stock issued to selling stockholders in our private placement that we completed on February 17, 2021 (the “2021 Private Placement Financing”); (ii) 32,343,754 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.17 per share, of our Series K Warrants (the “Series K Warrants”) issued in the 2021 Private Placement Financing; (iii) 3,234,375 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.20 per share, of our Placement Agent Warrants (the “Placement Agent Warrants”) issued in the 2021 Private Placement Financing; and (iv) 3,375,000 shares of Common Stock issuable to selling stockholders upon exercise, at an exercise price of $0.25 per share, of our Series J Warrants (the “Series J Warrants”) issued to certain selling stockholders between June 4, 2020 and June 22, 2020 (the “Series J Warrant Transactions”).

Our Common Stock is traded on the QB tier of the OTC Marketplace (“OTCQB”) under the symbol “ARTH”. On December 21, 2021, the closing price of our Common Stock was $0.12 per share.

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under the heading “RISK FACTORS” beginning on page 12 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated __________, 2021

ABOUT THIS PROSPECTUS

This prospectus relates to the offering by the selling stockholders identified in this prospectus of shares of our Common Stock that were issued in the 2021 Private Placement Financing or are issuable upon the exercise of Series K Warrants and Placement Agent Warrants issued in the 2021 Private Placement Financing and/or Series J Warrants issued in the Series J Warrant Transactions (collectively, the “Warrants”). We have filed a registration statement on Form S-1 (the “Registration Statement”), of which this prospectus forms a part, to register 82,078,133 shares of Common Stock including (i) 43,125,004 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 32,343,754 shares of Common Stock issuable upon exercise of the Series K Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.17 per share; (iii) 3,234,375 shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.20 per share; and (iv) 3,375,000 shares issuable upon exercise of the Series J Warrants issued in the Series J Warrant Transactions at an exercise price of $0.25 per share.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security registered under the Registration Statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 70 of this prospectus.

As used in this prospectus, unless the context indicates or otherwise requires, the “Company”, “we”, “us”, “our” and “Arch” refer to Arch Therapeutics, Inc., a Nevada corporation, and its consolidated subsidiary, and the term “ABS” refers to Arch Biosurgery, Inc., a private Massachusetts corporation that, through a reverse merger acquisition completed on June 26, 2013, has become our wholly owned subsidiary.

AC5, AC5-G, AC5-V, AC5-P, Crystal Clear Surgery, NanoDrape and NanoBioBarrier and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and subsidiary. All other trademarks, trade names and service marks included in this prospectus are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. In some cases, you can identify forward-looking statements by terminology such as “if,” “shall,” “may,” “might,” “will likely result,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “goal,” “objective,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. All statements made in this prospectus other than statements of historical fact are statements that could be deemed forward-looking statements, including without limitation statements about our business plan, our plan of operations and our need to obtain future financing. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “RISK FACTORS” beginning on page 12 of this prospectus, and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation, risks related to:

•	Our ability to continue as a going concern;
•	Our ability to obtain financing necessary to operate our business;
•	Our limited operating history;
•	The results of our research and development activities, including uncertainties relating to the preclinical and clinical testing of our product candidates;
•	The early stage of our primary product candidate presently under development;
•	Our ability to develop, obtain required approvals for and commercialize our product candidates;
•	Our ability to recruit and retain qualified personnel;
•	Our ability to develop and maintain an effective sales force to market our approved product candidates;
•	Our ability to manage any future growth we may experience;
•	Our ability to obtain and maintain protection of our intellectual property;
•	Our dependence on third party manufacturers, suppliers, research organizations, academic institutions, testing laboratories and other potential collaborators;
•	The size and growth of the potential markets for any of our approved product candidates, and the rate and degree of market acceptance of any of our approved product candidates;
•	Our ability to successfully complete potential acquisitions and collaborative arrangements;
•	Competition in our industry;
•	General economic and business conditions; and
•	Other factors discussed under the section entitled “RISK FACTORS”.

New risks emerge in our rapidly-changing industry from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business. If any such risks or uncertainties materialize or such assumptions prove incorrect, our results could differ materially from those expressed or implied by such forward-looking statements and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not intend to update any of these forward-looking statements.

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our Common Stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business under the heading “Business Overview” beginning on page 47 of this prospectus, the risks of purchasing our Common Stock discussed in this prospectus under the heading “RISK FACTORS” beginning on page 12 of this prospectus and our consolidated financial statements and the accompanying notes beginning on page F-1 of this prospectus.

We are a biotechnology company marketing and developing a number of products based on our innovative AC5® self-assembling technology platform. We believe these products can be important advances in the field of stasis and barrier applications, which includes stopping bleeding (“hemostasis”), controlling leaking (“sealant”) and managing wounds created during surgery, trauma or interventional care or from disease. We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System, and have devoted substantially all of our operational effort to the research, development and regulatory programs necessary to turn our core technology into commercial products. Our goal is to make care faster and safer for patients with products for use in external wounds, which we refer to as Dermal Sciences applications, and products for use inside the body, which we refer to as Biosurgery applications.

Core Technology

Our flagship products and product candidates are derived from our AC5® self-assembling peptide (“SAP”) technology platform and are sometimes referred to as AC5® or the “AC5® Devices.” These include AC5® Advanced Wound System and AC5 Topical Hemostat, which have received marketing authorization as medical devices in the United States and Europe, respectively, and which are intended for skin applications, such as management of complicated chronic wounds or acute surgical wounds. Other products are in development for use in minimally invasive or open surgical procedures and include, for example, AC5-GTM for gastrointestinal endoscopic procedures and AC5-V® and AC5® Surgical Hemostat for hemostasis inside the body, all of which are currently investigational devices limited by law to investigational use.

Products based on the AC5® platform contain a biocompatible peptide that is synthesized from proteogenic, naturally occurring L-amino acids. Unlike products that contain traditional peptide sequences, when applied to a wound, AC5®-based products intercalate into the interstices of the connective tissue and self-assemble into a protective physical-mechanical nanoscale structure that can provide a barrier to leaking substances, such as blood, while also acting as a biodegradable scaffold that enables healing. Self-assembly is a central component of the mechanism of action of our technology. Individual AC5® peptide units readily build themselves, or self-assemble, into an ordered network of nanofibrils when in aqueous solution by the following process:

●	Peptide strands line up with neighboring peptide strands, interacting via hydrogen bonds (non-covalent bonds) to form a ribbon-like structure called a beta sheet
●	This process continues such that hundreds of strands organize with charged and polar side chains oriented on one face and non-polar side chains oriented on the opposite face of the beta sheets.
●	Interactions of the resulting structure with water molecules and ions results in formation nanofibrils, which extend in length and can join together to form larger nanofibers.
●	This network of AC5® peptide nanofibers forms the physical-mechanical barrier that is responsible for sealant, hemostatic and other properties, regardless of the presence of antithrombotic agents, and which subsequently becomes the scaffold that supports the repair and regeneration of damaged tissue.

Based on the intended application, we believe that the underlying AC5® SAP technology can impart important features and benefits to our products that may include, for instance, stopping bleeding (hemostasis), mitigating contamination, modulating inflammation, donating moisture, and enabling an appropriate wound microenvironment conducive to healing. For instance, AC5® Advanced Wound System, which is indicated for the management of partial and full-thickness wounds, such as pressure sores, leg ulcers, diabetic ulcers, and surgical wounds, is shipped and stored at room temperature, is applied directly as a liquid, can conform to irregular wound geometry, and does not possess sticky or glue-like handling characteristics. We believe these properties enhance its utility in several settings and contribute to its user-friendly profile.

We believe that our technology lends itself to a range of potential applications in which there is a wound inside or on the body, and in which there is need for a hemostatic agent or sealant. For instance, the results of certain preclinical and clinical investigations that either we have conducted, or others have conducted on our behalf have shown quick and effective hemostasis with the use of AC5® SAP technology, and that time to hemostasis (“TTH”) is comparable among test subjects regardless of whether such test subject had or had not been treated with therapeutic doses of anticoagulant or antiplatelet medications, commonly called “blood thinners.” Furthermore, the transparency and physical properties of certain AC5® Devices may enable a surgeon to operate through it in order to maintain a clearer field of vision and prophylactically stop or lessen bleeding as surgery starts, a concept that we call Crystal Clear Surgery™. An example of a product that contains related features and benefits is AC5® Topical Hemostat, which is indicated for use as a dressing and to control mild to moderate bleeding, each during the management of injured skin and the micro-environment of an acute surgical wound.

Operations

Much of our operational efforts to date, which we often perform in collaboration with partners, have included selecting compositions and formulations for our initial products; conducting preclinical studies, including safety and other tests; conducting a human trial for safety and performance of AC5®; developing and conducting a human safety study to assess for irritation and sensitization potential; securing marketing authorization for our first product in the United States and in Europe; developing, optimizing, and validating manufacturing methods and formulations, which are particularly important components of self-assembling peptide development; developing methods for manufacturing scale-up, reproducibility, and validation; engaging with regulatory authorities to seek early regulatory guidance as well as marketing authorization for our products; sourcing and evaluating commercial partnering opportunities in the United States and abroad; and developing and protecting the intellectual property rights underlying our technology platform.

Our long-term business plan includes the following goals:

●	conducting biocompatibility, pre-clinical, and clinical studies on our products and product candidates;
●	obtaining additional marketing authorization for products in the United States, Europe, and other jurisdictions as we may determine;
●	continuing to develop third party relationships to manufacture, distribute, market and otherwise commercialize our products;
●	continuing to develop academic, scientific and institutional relationships to collaborate on product research and development;
●	expanding and maintaining protection of our intellectual property portfolio; and
●	developing additional product candidates in Dermal Sciences, Biosurgery, and other areas.

In furtherance of our long-term business goals, we expect to continue to focus on the following activities during the next twelve months:

●	seek additional funding as required to support the milestones described previously and our operations generally;
●	work with our manufacturing partners to scale up production of product compliant with current good manufacturing practices (“cGMP”), which activities will be ongoing and tied to our development and commercialization needs;
●	further clinical development of our product platform;
●	assess our technology platform in order to identify and select product candidates for potential advancement into development;
●	seek regulatory input to guide activities related to expanded and new product marketing authorizations;
●	continue to expand and enhance our financial and operational reporting and controls;
●	pursue commercial partnerships; and

●	expand and enhance our intellectual property portfolio by filing new patent applications, obtaining allowances on currently filed patent applications, and/or adding to our trade secrets in self-assembly, manufacturing, analytical methods and formulation, which activities will be ongoing as we seek to expand our product candidate portfolio.

We believe that we have cash on hand to meet our anticipated cash requirements into the second quarter of fiscal 2022. We could spend our financial resources much faster than we expect, in which case we would need to raise additional capital as our current funds may not be sufficient to operate our business for the entire duration of that period. In addition to the foregoing, our estimated capital requirements potentially could increase significantly if a number of risks relating to conducting these activities were to occur, including without limitation those set forth under the heading “RISK FACTORS” in this filing. For more information regarding our business, see the disclosure under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 47 of this prospectus and “Business Overview” beginning on page 47 of this prospectus.

In addition to capital required for operating expenses, depending upon additional input from EU and US regulatory authorities, as well as the potential for additional regulatory filings and approvals during the next 2 years, additional capital will be required.

We have no commitments for any future capital. As indicated above, we will require significant additional financing to fund our planned operations, including further research and development relating to AC5®, seeking regulatory approval of that or any other product we may choose to develop, commercializing any product for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or business, and maintaining our intellectual property rights, pursuing new technologies and for financing the investor relations and incremental administrative costs associated with being a public corporation. We do not presently have, nor do we expect in the near future to have, sufficient revenue to fund our business from operations, and we will need to obtain substantially all of our necessary funding from external sources for the foreseeable future. We may not be able to obtain additional financing on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Since inception, we have funded our operations primarily through debt borrowings, the issuance of convertible debt and the issuance of units consisting of Common Stock and warrants, and we may continue to seek to do so in the future. If we obtain additional financing by issuing equity securities, our existing stockholders’ ownership will be diluted. The terms of securities we may issue in future capital-raising transactions may be more favorable for our new investors. Further, newly issued securities may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. If we obtain additional financing by incurring debt, we may become subject to significant limitations and restrictions on our operations pursuant to the terms of any loan or credit agreement governing the debt. Further, obtaining any loan, assuming a loan would be available when needed on acceptable terms, would increase our liabilities and future cash commitments. We may also seek funding from additional collaboration or licensing arrangements in the future, which may require that we relinquish potentially valuable rights to our product candidates or proprietary technologies or grant licenses on terms that are not favorable to us. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment-banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs.

CORPORATE INFORMATION

We were incorporated under the laws of State of Nevada on September 16, 2009, under the name Almah, Inc. to pursue the business of distributing automobile spare parts online. On May 10, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arch Biosurgery, Inc. (formerly known as Arch Therapeutics, Inc.), a Massachusetts corporation (“ABS”), and Arch Acquisition Corporation, our wholly owned subsidiary formed for the purpose of the transaction, pursuant to which Arch Acquisition Corporation merged with and into ABS and ABS thereby became our wholly owned subsidiary (the “Merger”). The Merger closed on June 26, 2013. In contemplation of the Merger, we changed our name from Almah, Inc. to Arch Therapeutics, Inc.

Our principal executive offices are located at 235 Walnut St., Suite 6, Framingham, Massachusetts 01702. The telephone number of our principal executive offices is (617) 431-2313. Our website address is http://www.archtherapeutics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

ABS was incorporated under the laws of the Commonwealth of Massachusetts on March 6, 2006 as Clear Nano Solutions, Inc. On April 7, 2008, ABS changed its name from Clear Nano Solutions, Inc. to Arch Therapeutics, Inc., and on June 26, 2013, ABS changed its name from Arch Therapeutics, Inc. to Arch Biosurgery, Inc.

Prior to the completion of the Merger, we were a “shell company” under applicable rules of the SEC, and had no or nominal assets or operations. Upon the closing of the Merger, we abandoned our prior business plan and began pursuing, as our sole business, our current business as a biotechnology company.

THE TRANSACTIONS

The shares of our Common Stock being offered for resale by selling stockholders named herein pursuant to this prospectus were issued or are issuable in connection with the 2021 Private Placement Financing and Series J Warrant Transactions that are described below.

2021 Private Placement Financing

On February 11, 2021, we entered into a Securities Purchase Agreement (the “2021 SPA”) for the issuance and sale of an aggregate of (i) 43,125,004 shares of our Common Stock; and (ii) Series K Warrants to purchase an aggregate of 32,343,754 shares of Common Stock, at a combined offering price of $0.16 per share and related Series K Warrant. The Series K Warrants will (i) have an exercise price of $0.17 per share; (ii) have a term of exercise equal to 5.5 years after their issuance date; (iii) be exercisable immediately after their issuance; and (iii) be exercisable immediately after issuance.

Pursuant to an engagement agreement (the “Engagement Letter”) that we entered into with H.C. Wainwright & Co. (the “Placement Agent”), we agreed, among other things, to issue the Placement Agent, or its designees, warrants to purchase up to 7.5% of the aggregate number of shares sold to investors in the 2021 Private Placement Financing, or warrants to purchase up to 3,234,375 shares (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent Warrants is $0.20 per share.

We are registering for resale by the selling shareholders named herein the (i) 43,125,004 shares of our Common Stock issued in the 2021 Private Placement Financing; (ii) 32,343,754 shares of our Common Stock issued upon the exercise of the Series K Warrants issued in the 2021 Private Placement Financing; and (iii) the 3,234,375 shares of our Common Stock issued upon the exercise of the Placement Agent Warrants issued in the 2021 Private Placement Financing.

Series J Warrant Transactions

On June 4, 2020 and June 22, 2020, we issued Series J Warrants to purchase up to an aggregate of 3,886,364 shares of Common Stock at an exercise price of $0.25 per share to certain holders of our Series D Warrants as an inducement for those holders to exercise their Series D Warrants (which we refer to as the “Series J Warrant Transactions”). The Series J Warrants were exercisable immediately upon their issuance and, as originally issued, have a term of exercise equal to one year after their issuance date; provided, however, on November 6, 2020, a Series J Warrant to purchase up to 3,375,000 shares of Common Stock was amended to extend the term by an additional eighteen (18) months.

THIS OFFERING

Common Stock being offered

Up to 82,078,133 shares of Common Stock, including (i) 43,125,004 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 32,343,754 shares of Common Stock issuable upon exercise of the Series K Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.17 per share; (iii) 3,234,375 shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.20 per share; and (iv) 3,375,000 shares issuable upon exercise of the Series J Warrants issued in the Series J Warrant Transactions at an exercise price of $0.25 per share.

Use of proceeds

We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock by the selling stockholders. We may receive proceeds upon exercise for cash of the Series K Warrants, Placement Agent Warrants and/or Series J Warrants, in which case such proceeds will be used for general working capital purposes. However, each of the Series K Warrants, Placement Agent Warrants and Series J Warrants also contains a cashless exercise provision.

Market for common stock:	Our Common Stock is traded on the QB tier of the OTC Marketplace (“OTCQB”) under the symbol “ARTH”. On December 21, 2021, the closing price of our Common Stock was $0.12 per share.

Risk Factors	See “RISK FACTORS” beginning on page 12 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our Common Stock and warrants.

RISK FACTORS

Investment in our Common Stock involves a high degree of risk. You should carefully consider the risks that are summarized below and discussed in greater detail in the following pages before making an investment decision. If any of the following risks and uncertainties actually occur, our business, financial condition, and results of operations could be negatively impacted and you could lose all or part of your investment.

Risk Factor Summary

●	There is substantial doubt about our ability to continue as a going concern, and we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022.
●	We have incurred significant losses since inception, we expect to continue to incur losses for the foreseeable future, and we may not generate sufficient revenue to achieve or maintain profitability.
●	We will need to raise additional capital, which may not be available to us on acceptable terms, or at all.
●	If we do not successfully commercialize our products we will continue to incur losses and will never be profitable.
●	Our business may be materially adversely affected by the coronavirus (COVID-19) pandemic. Should the pandemic or its aftereffects continue, our business operations could and will likely be delayed or interrupted.
●	Applications for regulatory marketing authorization for commercialization of our products or elements of our supply chain may not be accepted, or if accepted, may be voluntarily withdrawn or eventually rejected, and the future success of our business is significantly dependent on the success of our being able to obtain regulatory marketing authorization for our development stage candidates.
●	Our principal product and product candidates are inherently risky because they are based on novel technologies and thus create significant challenges with respect to product development and optimization, engineering, manufacturing, scale-up, quality systems, pre-clinical in vitro and in vivo testing, government regulation and approval, third-party reimbursement and market acceptance.
●	Any changes in our supply chain, including to the third party contract manufacturers, service providers, or other vendors, or in the processes that they employ, could adversely affect us.
●	If the FDA or similar foreign agencies or intermediaries impose requirements or an alternative product classification more onerous than we anticipate, our business could be adversely affected.
●	We are subject to extensive and dynamic medical device regulations outside of the United States, which may impede or hinder the approval, marketing authorization or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of previously approved or authorized products.
●	Any clinical trials that are planned or are conducted on our product candidates may not start or may fail. Clinical trials are lengthy, complex and extremely expensive processes with uncertain expenditures and results and frequent failures.
●	We cannot market and sell any product candidate in the United States or in any other country or region if we fail to obtain the necessary marketing authorization, clearances or certifications from applicable government agencies.
●	Any product for which we obtain required regulatory marketing authorization could be subject to post-approval regulation, and we may be subject to penalties if we fail to comply with such post-approval requirements.
●	Use of third parties to manufacture our product candidates may increase the risk that preclinical development, clinical development and potential commercialization of our product candidates could be delayed, prevented or impaired.

●	We face competition from companies that have greater resources than we do, and we may not be able to effectively compete against these companies.
●	If others claim we and/or the parties from who we license some of our intellectual property are infringing on their intellectual property rights, we may be subject to costly and time-consuming litigation.
●	There is not now, and there may not ever be, an active market for our Common Stock, which trades in the over-the-counter market in low volumes and at volatile prices.
●	The market price of our Common Stock is and is expected to continue to be in the near term, less than $5.00 per share and is therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

AC5, AC5-G, AC5-V, AC5-P, Crystal Clear Surgery, NanoDrape and NanoBioBarrier and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and subsidiary. For purposes herein, references to regulatory approval and marketing authorization may be used interchangeably.

Risks Related to our Business

There is substantial doubt about our ability to continue as a going concern.

We have only recently commenced commercial sales of our first product, AC5®Advanced Wound System and we have incurred substantial net losses as a result. As of December 16, 2021, we believe that our current cash will meet anticipated requirements into the second quarter of fiscal 2022 and we will need to raise additional capital before then.

During the first and third quarters of fiscal 2020 and the first and second quarters of fiscal 2021, we obtained additional cash to continue operations and fund our planned future operations, which include research and development of our product candidates, steps related to seeking regulatory marketing authorization for our initial product candidates, and planning for their commercialization in the U.S. and Europe. Even with the additional funds received from these financings, there exists substantial doubt about our ability to continue as a going concern.

Our business may be materially adversely affected by the recent coronavirus (COVID-19) outbreak.

COVID-19 is the disease caused by a coronavirus discovered in 2019 called SARS-CoV-2. It has evolved into a global pandemic, having spread to many regions of the world. The extent to which COVID-19 impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Should the coronavirus continue to spread, our business operations could and will likely be delayed or interrupted. For instance, clinical use may be delayed due to, among other items, availability of clinicians, follow-up by patients, availability of facility administrators to coordinate product evaluations and intake, and the inability to ship product to clinical sites. Site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis may be paused or delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. Some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and we may be unable to conduct our clinical trials. Furthermore, if the spread of the coronavirus pandemic continues and our operations are adversely impacted, we risk a delay, default and/or nonperformance under existing agreements which may increase our costs. These cost increases may not be fully recoverable or adequately covered by insurance.

Infections, deaths and resource constraints due to the pandemic have and may continue to disrupt the United States and/or other healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from evaluating and/or using our products, materially delay FDA and/or other regulatory agency review and/or approval with respect to our current and future preclinical development plans, clinical trials and requests for marketing authorizations. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could and will materially affect the development and study of our product candidates.

We currently utilize third parties to, among other things, manufacture raw materials. If any third-party involved in the production of our products, product candidates, or raw materials are adversely impacted by restrictions resulting from the coronavirus outbreak, our supply chain may be disrupted, limiting our ability to manufacture products for research and development operations, clinical trials and, in the case of AC5® Topical Gel (renamed AC5 Advanced Wound System) and AC5 Topical Hemostat, commercialization.

Finally, while we believe that we currently have sufficient supply of our products to continue commercialization efforts, our products and product candidates or the materials contained therein (such as the Active Pharmaceutical Ingredients (“APIs”) for our AC5 product line) are manufactured from facilities in areas impacted by the coronavirus, which could result in shortages due to ongoing efforts to address the outbreak. If any of the foregoing were to occur, it could materially adversely affect our future revenues, financial condition, profitability, and cash flows.

In the event of a shelter-in-place order or other mandated local travel restrictions, our employees conducting research and development, or manufacturing activities may not be able to access their laboratory or manufacturing space, and our core activities may be significantly limited or curtailed, possibly for an extended period of time.

The spread of the coronavirus, which has had a broad negative global impact, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. This may also limit the ability of physicians to perform procedures in which our products could be used.

In addition, and as noted elsewhere, we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022. Accordingly, while the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the situation closely.

We have incurred significant losses since inception. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

As noted above under the risk factor entitled “There is substantial doubt about our ability to continue as a going concern,” we have only recently commenced commercial sales of our first product, AC5®Advanced Wound System and we have incurred substantial net losses as a result. Consequently, we have incurred losses in each year since our inception and we expect that losses will continue to be incurred in the foreseeable future in the operation of our business. To date, we have financed our operations entirely through equity and debt investments by founders, other investors and third parties, and we expect to continue to rely on these sources of funding, to the extent available in the foreseeable future. Losses from operations have resulted principally from costs incurred in research and development programs and from general and administrative expenses, including significant costs associated with establishing and maintaining intellectual property rights, significant legal and accounting costs incurred in connection with both the closing of the Merger and complying with public company reporting and control obligations, and personnel expenses. We have devoted much of our operational effort to date to the research and development of our core technology, including selecting our initial product composition, conducting safety and other related tests, conducting a human trial for safety and performance, developing methods for manufacturing scale-up, reproducibility and validation, and developing and protecting the intellectual property rights underlying our technology platform.

We expect to continue to incur significant expenses and anticipate that those expenses and losses may increase in the foreseeable future as we:

●	commercialize the AC5 Advanced Wound System;

●	develop our principal product candidates, and the underlying technology, including advancing applications and conducting biocompatibility and other preclinical studies and clinical studies;
●	raise capital needed to fund our operations;
●	enhance investor relations and corporate communications capabilities;
●	conduct clinical trials on products and product candidates;
●	attempt to obtain regulatory marketing authorizations for product candidates;
●	build relationships with additional contract manufacturing partners, and invest in product and process development through such partners;
●	maintain, expand and protect our intellectual property portfolio;
●	advance additional product candidates and technologies through our research and development pipeline;
●	seek to commercialize selected product candidates, which may require regulatory marketing authorization; and
●	hire additional regulatory, clinical, quality control, scientific, financial, and management, consultants and advisors.

To become and remain profitable, we must successfully commercialize the AC5 Advanced Wound System and succeed in developing and eventually commercializing other product candidates with significant market potential. This will require us to be successful in a number of challenging activities, including successfully completing preclinical testing and clinical trials of product candidates, obtaining regulatory marketing authorization for our product candidates and manufacturing, marketing and selling any products for which we have or may obtain marketing authorization. We are only in the preliminary stages of many of those activities. We may never succeed in those activities and may never generate sufficient operating revenues to achieve profitability. Even if we do generate operating revenues sufficient to achieve profitability, we may not be able to sustain or increase profitability. Our failure to generate sufficient operating revenues to become and remain profitable would impair our ability to raise capital, expand our business or continue our operations, all of which would depress the price of our Common Stock. A further decline or lack of increase in the prices of our Common Stock could cause our stockholders to lose all or a part of their investment in the Company.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

Based on our current operating expenses and working capital requirements, as of December 16, 2021, we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022. Notwithstanding that, depending upon additional input from EU and U.S. regulatory authorities, we may need to raise additional capital before then. For example, on December 18, 2017, we voluntarily withdrew a 510(k) notification for AC5 Topical Gel after receiving questions from the FDA for which an adequately comprehensive response could not be provided within the FDA’s congressionally-mandated 90-day review period. While on October 1, 2018, we announced that we both completed the necessary steps required to refile our 510(k) submission for AC5 Topical Gel and filed a 510(k) submission during the third calendar quarter of 2018, the resubmission process required us to expend a minimum of $100,000 that we had not anticipated spending and delayed the clearance of our 510(k) submission.

During the first and third quarters of fiscal 2020 and the first and second quarters of fiscal 2021, we obtained additional cash to continue operations and fund our planned future operations, including the continuation of our ongoing research and development efforts, the licensing or acquisition of new assets, and researching and developing any potential patents, the related compounds and any further intellectual property that we may acquire. In addition, our plans may change and/or we may use our capital resources more rapidly than we currently anticipate. We presently expect that our expenses will increase in connection with our ongoing activities to support our business operations, inclusive of regulatory submissions, marketing authorization, and commercialization of our product candidates and products, and, therefore, we will require additional funding.

Our future capital requirements will depend on many factors, including:

●	the success of our commercialization efforts;
●	the scope, progress and results of our research and development collaborations;
●	the extent of potential direct or indirect grant funding for our research and development activities;
●	the scope, progress, results, costs, timing and outcomes of any regulatory process and clinical trials conducted for any of our product candidates;
●	the timing of entering into, and the terms of, any collaboration agreements with third parties relating to any of our product candidates;
●	the timing of and the costs involved in obtaining regulatory marketing authorization for our product candidates;
●	the costs of operating, expanding and enhancing our operations to support our clinical activities and, if our product candidates are approved, commercialization activities;
●	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
●	the costs associated with maintaining and expanding our product pipeline;
●	the costs associated with expanding our geographic focus;
●	operating revenues, if any, received from sales of our product candidates, if any are approved by the FDA or other applicable regulatory agencies;
●	the cost associated with being a public company, including obligations to regulatory agencies, and increased investor relations and corporate communications expenses; and
●	the costs of additional general and administrative personnel, including accounting and finance, legal and human resources employees.

We intend to obtain additional financing for our business through public or private securities offerings, the incurrence of additional indebtedness, or some combination of those sources. We may also seek funding through collaborative arrangements with strategic partners if we determine them to be necessary or appropriate, although these arrangements could require us to relinquish rights to our technology or product candidates and could result in our receipt of only a portion of any revenues associated with the partnered product. We cannot provide any assurance that additional financing from these sources will be available on favorable terms, if at all.

In addition, we are bound by certain contractual terms and obligations that may limit or otherwise impact our ability to raise additional funding in the near-term including, but not limited to, provisions in the Securities Purchase Agreements that we entered into on February 20, 2017 (the “2017 SPA”) and June 28, 2018 (the “2018 SPA”) in connection with the registered direct financings that closed on February 24, 2017 (the “2017 Financing”) and July 2, 2018 (the “2018 Financing”), respectively, and the Securities Purchase Agreement that we entered into in connection with the 2021 Private Placement Financing (the “2021 SPA”), in each case as described in greater detail in the risk factor entitled “The terms of the 2017 Financing, 2018 Financing and 2021 Private Placement Financing could impose additional challenges on our ability to raise funding in the future ” below.

These restrictions and provisions could make it more challenging for us to raise capital through the incurrence of additional debt or through future equity issuances. Further, if we do raise capital through the sale of equity, or securities convertible into equity, the ownership of our then existing stockholders would be diluted, which dilution could be significant depending on the price at which we may be able to sell our securities. Also, if we raise additional capital through the incurrence of indebtedness, we may become subject to covenants restricting our business activities, and the holders of debt instruments may have rights and privileges senior to those of our equity investors. Finally, servicing the interest and principal repayment obligations under any debt facilities that we may enter into in the future could divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

If we are unable to obtain adequate financing on a timely basis or on acceptable terms in the future, we would likely be required to delay, reduce or eliminate one or more of our product development activities, which could cause our business to fail.

The terms of the 2017 Financing, 2018 Financing and 2021 Private Placement Financing could impose additional challenges on our ability to raise funding in the future.

The 2017 SPA and 2018 SPA contain provisions that provide that until such time as the three lead investors in the 2017 Financing and 2018 Financing, respectively, collectively own less than 20% of the Series F Warrants or Series G Warrants as applicable, purchased by them pursuant to the 2017 SPA or 2018 SPA, as applicable, the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or its subsidiary of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction including, but not limited to, an equity line of credit or “At-the-Market” financing facility.

As of December 16, 2021, none of the lead investors for either the 2017 Financing or 2018 Financing have exercised or transferred any of their Series F Warrants and Series G Warrants. As defined in the 2017 SPA and 2018 SPA, Variable Rate Transaction means a transaction in which the Company (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (excluding adjustments under customary anti-dilution provisions) or (b) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. These provisions could make our securities less attractive to investors and could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future, which could have significant harmful effects on our financial condition and business and could include substantial limitations on our ability to continue to conduct operations.

The 2021 SPA contains certain restrictions on our ability to conduct subsequent sales of our equity securities. In particular, we are prohibited from entering into or effecting a Variable Rate Transaction (as defined in the 2021 SPA) until February 11, 2022; provided, however, the Company may enter into and effect an at-the-market offering facility with the Placement Agent.

Our operating history may hinder our ability to successfully meet our objectives.

We are transitioning from being strictly a development stage company subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets to a combination commercial stage and development stage company. Our operations to date have been primarily limited to organizing and staffing, developing and securing our technology and undertaking funding preclinical studies of our lead product candidates, and funding one clinical trial. We have not demonstrated our ability to successfully complete large-scale, pivotal clinical trials, reliably obtain regulatory marketing authorizations, manufacture a commercial scale product or arrange for a third-party to do so on our behalf, and we have only recently begun to generate revenue from commercial sales of our first product, AC5®Advanced Wound System, and there can be no assurance that we will be successful in generating increased revenue.

Because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and errors may be made in developing an approach to address those trends and the other challenges faced by development stage companies. Failure to adequately respond to such trends and challenges could cause our business, results of operations and financial condition to suffer or fail. Further, our limited operating history may make it difficult for our stockholders to make any predictions about our likelihood of future success or viability.

If we are not able to attract and retain qualified management and scientific personnel, we may fail to develop our technologies and product candidates.

Our future success depends to a significant degree on the skills, experience and efforts of the principal members of our scientific and management personnel. These members include Terrence Norchi, MD, our President and Chief Executive Officer. The loss of

Dr. Norchi or any of our other key personnel could harm our business and might significantly delay or prevent the achievement of research, development or business objectives. Further, our operation as a public company will require that we attract additional personnel to support the establishment of appropriate financial reporting and internal controls systems. Competition for personnel is intense. We may not be able to attract, retain and/or successfully integrate qualified scientific, financial and other management personnel, which could materially harm our business.

If we fail to properly manage any growth we may experience, our business could be adversely affected.

We anticipate increasing the scale of our operations as we seek to develop our product candidates, including hiring and training additional personnel and establishing appropriate systems for a company with larger operations. The management of any growth we may experience will depend, among other things, upon our ability to develop and improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage any growth effectively, our operations and financial condition could be adversely affected.

If we fail to maintain appropriate internal controls in the future, we may not be able to report our financial results accurately, which may adversely affect our stock price and our business.

Our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting requires the commitment of significant financial and managerial resources. Internal control over financial reporting has inherent limitations, including human error, the possibility that controls could be circumvented or become inadequate because of changed conditions, and fraud. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a publicly traded company or comply with the requirements of the SEC or the Sarbanes-Oxley Act of 2002. This could result in a restatement of our financial statements, the imposition of sanctions, including the inability of registered broker dealers to make a market in our stock, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our stock and our business.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

We maintain sensitive data pertaining to our Company on our computer networks, including information about our research and development activities, our intellectual property and other proprietary business information. Our internal computer systems and those of third parties with which we contract may be vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures, despite the implementation of security measures. System failures, accidents or security breaches could cause interruptions to our operations, including material disruption of our research and development activities, result in significant data losses or theft of our intellectual property or proprietary business information, and could require substantial expenditures to remedy. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications or inappropriate disclosure of confidential or proprietary information, we could incur liability and our research and development programs could be delayed, any of which would harm our business and operations.

Risks Related to Our Business, Financial Position and Capital Requirements - Legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union is a source of instability and uncertainty.

Legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union is a source of instability and uncertainty.

The uncertainty concerning the U.K’s legal, political and economic relationship with the E.U. after the Transition Period may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise).

These developments, or the perception that any of them could occur, have had, and may continue to have, a significant adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and limit the ability of key market participants to operate in certain financial markets. In particular, it could also lead to a period of considerable uncertainty in relation to the U.K. financial and banking markets, as well as on the regulatory process in Europe. Asset valuations, currency exchange rates and credit ratings may also be subject to increased market volatility.

If the U.K. and the E.U. are unable to negotiate acceptable trading and customs terms or if other E.U. Member States pursue withdrawal, barrier-free access between the U.K. and other E.U. Member States or among the European Economic Area (“E.E.A.”) overall could be diminished or eliminated. The long-term effects of Brexit will depend on any agreements (or lack thereof) between the U.K. and the E.U. and, in particular, any arrangements for the U.K. to retain access to E.U. markets after the Transition Period. Such a withdrawal from the E.U. is unprecedented, and it is unclear how the U.K. access to the European single market for goods, capital, services and labor within the E.U., or single market, and the wider commercial, legal and regulatory environment, will impact our U.K. operations.

We may also face new regulatory costs and challenges that could have an adverse effect on our operations and development programs. For example, the U.K. could lose the benefits of global trade agreements negotiated by the E.U. on behalf of its members, which may result in increased trade barriers that could make our doing business in the E.U. and the E.E.A. more difficult. There may continue to be economic uncertainty surrounding the consequences of Brexit, which could adversely affect our financial condition, results of operations, cash flows and market price of our common stock.

Risks Related to the Development and Commercialization of our Product Candidates

The commercial success of the AC5 Advanced Wound System will depend upon the degree of its market acceptance by patients, physicians, healthcare payors and others in the medical community. If the AC5 Advanced Wound System does not achieve an adequate level of market acceptance, we may not generate sufficient revenues to achieve or maintain profitability.

The AC5 Advanced Wound System may not gain or maintain market acceptance by patients, physicians, healthcare payors or others in the medical community. Additionally, we believe that we will need to educate physicians and other healthcare providers about the AC5 Advanced Wound System in order to for these providers to administer the AC5 Advanced Wound System. If we are unsuccessful in educating these practitioners about thr AC5 Advanced Wound System, we do not expect to achieve an appropriate level of market acceptance for the AC5 Advanced Wound System. We could incur substantial and unanticipated additional expense in an effort to increase market acceptance, which would increase the cost of commercializing the AC5 Advanced Wound System and could limit its commercial success and result in lower than expected revenues. We believe the degree of market acceptance of the AC5 Advanced Wound System will depend on a number of factors, including:

●	its efficacy and potential advantages over other treatments,
●	the extent to which physicians are successful in treating patients with other products or treatments,
●	the extent to which physicians and patients experience similar or improved clinical results to that reported on the approved product labeling,
●	market acceptance of the cost at which we sell the AC5 Advanced Wound System,
●	the timing of the release of competitive products or treatments,
●	our marketing and sales resources, the quantity of our supplies of the AC5 Advanced Wound System and our ability to establish a distribution infrastructure for the AC5 Advanced Wound System, and
●	whether third-party and government payors cover or reimburse for the AC5 Advanced Wound System, and if so, to what extent and in what amount.

If market acceptance of the AC5 Advanced Wound System is adversely affected by any of these or other factors, then sales of the AC5 Advanced Wound System may be reduced and our business will be materially harmed.

We are seeking reimbursement arrangements with private managed care organizations and government payors and additional third-party payors. If we are unable to obtain adequate reimbursement from third-party payors, or acceptable prices, for the AC5 Advanced Wound System, our revenues and prospects for profitability will suffer.

Our future revenues and ability to become profitable will depend heavily upon the availability of adequate reimbursement for the use of the the AC5 Advanced Wound System from government-funded and private third-party payors. Reimbursement by a third-party payor depends on a number of factors, including the third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan,
●	safe, effective and medically necessary,
●	appropriate for the specific patient,
●	cost effective, and
●	neither experimental nor investigational.

Obtaining reimbursement approval for the AC5 Advanced Wound System from each government-funded and private third-party payor is a time-consuming and costly process, which in some cases requires us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the AC5 Advanced Wound System’s use. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement.

Even when a third-party payor determines that a product is generally eligible for reimbursement, third-party payors may impose coverage limitations that preclude payment for some product uses that are approved by the FDA or similar authorities or impose patient co-insurance or co-pay amounts that may result in lower market acceptance and which would lower our revenues. Some payors establish prior authorization programs and procedures requiring physicians to document several different parameters, which may impede patient access to therapy. Moreover, eligibility for coverage does not necessarily mean that the AC5 Advanced Wound System will be reimbursed in all cases or at a rate that allows us to sell the AC5 Advanced Wound System at an acceptable price adequate to make a profit or even cover our costs. If we are not able to obtain coverage and adequate reimbursement promptly from third-party payors for the AC5 Advanced Wound System, our ability to generate revenues and become profitable will be compromised.

The scope of coverage and payment policies varies among private third-party payors, including indemnity insurers, employer group health insurance programs and managed care plans. These third-party payors may base their coverage and reimbursement on the coverage and reimbursement rate paid by carriers for Medicare beneficiaries, which are traditionally at a substantially discounted rate. Furthermore, many such payors are investigating or implementing methods for reducing healthcare costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective products by healthcare providers. If third-party payors do not provide adequate coverage or reimbursement for the AC5 Advanced Wound System, it could have a negative effect on our revenues, results of operations and liquidity.

Applications for regulatory marketing authorization for commercialization of our product candidates or elements of our supply chain may not be accepted, or if accepted, may be voluntarily withdrawn or eventually rejected, and the future success of our business is significantly dependent on the success of our being able to obtain regulatory marketing authorization for our development stage candidates.

For example, on July 17, 2017, we filed a 510(k) notification with the FDA for AC5 Topical Gel. As previously announced on December 18, 2017, we voluntarily withdrew the submission after receiving a communication from the FDA near the end of the agency’s 90-day review period for a final decision on 510(k) notifications. The communication contained questions for which a comprehensive response could not be provided in the limited review time remaining on the submission. Given that it was not possible to respond in the time available, the Company made the decision to withdraw the 510(k) notification but noted at the time that it remained committed to continued collaboration with the FDA to appropriately address the outstanding questions and planned to submit a new 510(k) notification as soon as possible following further discussion with the agency. On March 12, 2018, we announced that we were utilizing the FDA’s pre-submission process to submit a proposed development strategy to the FDA to address the agency’s comments on our 510(k) notification. As indicated in that March 12, 2018, announcement, we determined that providing additional data to the FDA would be the most expeditious path forward for addressing the FDA’s comments, subject to any further comments that we may receive from the FDA.

On May 8, 2018, the Company announced that it would initiate the previously disclosed study designed to address FDA comments on Arch’s previous 510(k) notification for its AC5 Topical Gel. The agency provided feedback via the pre-submission process and indicated that the proposed study design was acceptable to support the Company’s future marketing application. On June 15, 2018, the Company further announced that it completed enrollment for its human skin sensitization study and that applications of the Company’s AC5 Topical Gel were underway for all subjects.

On October 1, 2018 the Company announced that it submitted a 510(k) notification to the FDA for its AC5 Topical Gel (AC5) and received acknowledgement from the FDA that the submission has been received. On December 17, 2018, we announced that the 510(k) premarket notification for AC5 Topical Gel has been reviewed and cleared by the FDA.

Our business plan is dependent on the success of our development stage product candidates.

Our business is currently focused almost entirely on the development and commercialization of our initial product candidates and products (“AC5 Devices”). Our reliance on AC5 Devices means that, if we are not able to obtain both regulatory marketing authorization and market acceptance of those product candidates, our chances for success will be significantly reduced. We are also less likely to withstand competitive pressures if any of our competitors develop and obtain regulatory marketing authorization for similar products or for products that may be more attractive to the market. Our current dependence on AC5 Devices increases the risk that our business will fail if our development efforts for those products experience delays or other obstacles or are otherwise not successful.

The Chemistry, Manufacturing and Control (“CMC”) process for our commercial product and product candidates may be challenging.

Because of the complexity of our lead product candidates, the CMC process, including but not limited to product scale-up activities and cGMP manufacturing for human use, may be difficult to complete successfully within the parameters required by the FDA or its foreign counterparts. Peptide formulation optimization is particularly challenging, and any delays could negatively impact our ability to conduct clinical trials and our subsequent commercialization timeline. Furthermore, we have, and the third parties with whom we may establish relationships may also have, limited experience with attempting to commercialize a self-assembling peptide as a medical device, which increases the risks associated with completing the CMC process successfully, on time, or within the projected budget. Failure to complete the CMC process successfully would impact our ability to complete product development activities, such as conducting clinical trials and submitting applications for regulatory approval, which could affect the long-term viability of our business.

Our AC5 Devices are inherently risky because they are based on novel technologies.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of the AC5 Devices creates significant challenges with respect to product development and optimization, engineering, manufacturing, scale-up, quality systems, pre-clinical in vitro and in vivo testing, government regulation and approval, third-party reimbursement and market acceptance. Our failure to overcome any one of those challenges could harm our operations, commercialization efforts, ability to complete additional clinical trials, and overall chances for success.

Any changes in our supply chain, including to the third party contract manufacturers, service providers, or other vendors, or in the processes that they employ could adversely affect us.

We are dependent on third-parties in our supply chain, including manufacturers, service providers, and other vendors, and the processes that they employ to make major and minor components of our products, and this dependence exposes us to risks associated with regulatory requirements, delivery schedules, manufacturing capability, quality control, quality assurance and costs. We make periodic changes within our supply chain, for example, as our business needs evolve; and/or if a third party does not perform as agreed or desired; and/or if we decide to add an additional manufacturer, service provider, or vendor where we were previously single sourced; and/or if processes are altered to meet evolving scale requirements. For instance, the Company harmonized its US and European product supply chains by adding a supplier and additional manufacturing processes to the list of approved suppliers and processes for the production of the AC5 Topical Advanced Wound System that is commercially available in the United States. The Company filed documentation with the FDA related to these supply chain changes and announced on March 23, 2020, that the FDA provided the required clearance to market with the supply chain and manufacturing process changes. We cannot yet provide assurance that the changes or resulting product will prove acceptable to us.

The manufacturing, production, and sterilization methods that we intend to be utilized are detailed and complex and are a difficult process to manage.

We intend to utilize third-party manufacturers to manufacture and sterilize our products. We believe that our proposed manufacturing methods make our choice of manufacturer and sterilizer critical, as they must possess sufficient expertise in synthetic organic chemistry and device manufacturing. If such manufacturers are unable to properly manufacture to product specifications or sterilize our products adequately, that could severely limit our ability to market our products.

Compliance with governmental regulations regarding the treatment of animals used in research could increase our operating costs, which would adversely affect the commercialization of our technology.

The Animal Welfare Act (“AWA”) is the federal law that covers the treatment of certain animals used in research. Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, and feeding, watering and shipping conditions. Third parties with whom we contract are subject to registration, inspections and reporting requirements under the AWA. Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. Comparable rules, regulations, and or obligations exist in many foreign jurisdictions. If our contractors or we fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

If the FDA or similar foreign agencies or intermediaries impose requirements or an alternative product classification more onerous than we anticipate, our business could be adversely affected.

The FDA and other regulatory authorities or related bodies separately determine the classification of our products and product candidates. The development plan for our lead product candidates is based on our anticipation of pursuing the medical device regulatory pathway, and in February 2015 we received confirmation from The British Standards Institution (“BSI”), a European notified body (which is a private commercial entity designated by the national government of a European Union (“EU”) member state as being competent to make independent judgments about whether a medical device complies with applicable regulatory requirements), confirmed that AC5 Topical Hemostat fulfills the definition of a medical device within the EU and it was classified as such in consideration of the CE mark, receipt of which was announced by the Company on April 13, 2020. The FDA also determined AC5 Topical Gel, which was later renamed AC5 Advanced Wound System, to be a medical device. If the FDA or similar foreign agencies or intermediaries deem our products to be a member of a category other than a medical device, such as a drug or biologic, or impose additional requirements on our pre-clinical and clinical development than we presently anticipate, financing needs would increase, the timeline for product approval would lengthen, the program complexity and resource requirements world increase, and the probability of successfully commercializing a product would decrease. Any or all of those circumstances would materially adversely affect our business.

We are subject to extensive and dynamic medical device regulations outside of the United States, which may impede or hinder the approval, or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of products that were previously approved.

In the European Union, we are required to comply with applicable medical device directives, including the Medical Devices Directive, and obtain CE mark in order to market medical device products. The CE mark is applied following approval from an independent notified body or declaration of conformity. As is the case in the United States, the process of obtaining marketing approval or clearance from comparable agencies in foreign countries for new products, or with respect to enhancements or modifications to existing products, could:

●	take a significant period of time;
●	require the expenditure of substantial resources;
●	involve rigorous pre-clinical and clinical testing;
●	require extensive post-marketing surveillance;
●	require changes to products; and
●	result in limitations on the indicated uses of products.

In addition, exported devices are subject to the regulatory requirements of each country to which the device is exported. Most foreign countries possess medical devices regulations and require that they be applied to medical devices before they can be commercialized.

There can be no assurance that we will receive the required approvals for our products on a timely basis or that any approval will not be subsequently withdrawn or conditioned upon extensive post-market study requirements.

Our global regulatory environment is becoming increasingly stringent and unpredictable, which could increase the time, cost and complexity of obtaining marketing authorization for our products, as well as the clinical and regulatory costs of supporting those approvals. Several countries that did not have regulatory requirements for medical devices have established such requirements in recent years and other countries have expanded existing regulations. Certain regulators are exhibiting less flexibility by requiring, for example, the collection of local preclinical and/or clinical data prior to approval. While harmonization of global regulations has been pursued, requirements continue to differ significantly among countries. We expect the global regulatory environment to continue to evolve, which could impact our ability to obtain future approvals for our products and increase the cost and time to obtain such approvals. By way of example, the European Union regulatory bodies recently implemented a new Medical Device Regulation (“MDR”). The MDR changes several aspects of the existing regulatory framework, such as clinical data requirements, and introduces new ones, such as Unique Device Identification (“UDI”). We, and the Notified Bodies who will oversee compliance to the new MDR, face uncertainties in the upcoming years as the MDR is rolled out and enforced, creating risks in several areas, including the CE mark process, data transparency and application review timetables.

If we are not able to secure and maintain relationships with third parties that are capable of conducting clinical trials on our product candidates and support our regulatory submissions, our product development efforts, and subsequent marketing authorization could be adversely impacted.

Our management has limited experience in conducting preclinical development activities and clinical trials. As a result, we have relied and will need to continue to rely on third-party research institutions, organizations and clinical investigators to conduct our preclinical and clinical trials and support our regulatory submissions. If we are unable to reach agreement with qualified research institutions, organizations and clinical investigators on acceptable terms, or if any resulting agreement is terminated prior to the completion of our clinical trials, then our product development efforts could be materially delayed or otherwise harmed. Further, our reliance on third parties to conduct our clinical trials and support our regulatory submissions will provide us with less control over the timing and cost of those trials, the ability to recruit suitable subjects to participate in the trials, and the timing, cost, and probability of success for the regulatory submissions. Moreover, the FDA and other regulatory authorities require that we comply with standards, commonly referred to as good clinical practices (“GCP”), for conducting, recording and reporting the results of our preclinical development activities and our clinical trials, to assure that data and reported results are credible and accurate and that the rights, safety and confidentiality of trial participants are protected. Additionally, both we and any third-party contractor performing preclinical and clinical studies are subject to regulations governing the treatment of human and animal subjects in performing those studies. Our reliance on third parties that we do not control does not relieve us of those responsibilities and requirements. If those third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or clinical trials in accordance with regulatory requirements or stated protocols, we may not be able to obtain, or may be delayed in obtaining, marketing authorization for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Any of those circumstances would materially harm our business and prospects.

Any clinical trials that are planned or are conducted on our products and product candidates may not start or may fail.

Clinical trials are lengthy, complex and extremely expensive processes with uncertain expenditures and results and frequent failures. While the Company has completed its first clinical trial in Western Europe, clinical trials that are planned or which have or shall commence for any of our product candidates could be delayed or fail for a number of reasons, including if:

●	FDA or other regulatory authorities, or other relevant decision-making bodies do not grant permission to proceed or place a trial on clinical hold due to safety concerns or other reasons;
●	sufficient suitable subjects do not enroll, enroll more slowly than anticipated or remain in our trials;
●	we fail to produce necessary amounts of the product or product candidate;
●	subjects experience an unacceptable rate of efficacy of the product or product candidate;
●	subjects experience an unacceptable rate or severity of adverse side effects, demonstrating a lack of safety of the product or product candidate;
●	any portion of the trial or related studies produces negative or inconclusive results or other adverse events;
●	reports from preclinical or clinical testing on similar technologies and products raise safety and/or efficacy concerns;
●	third-party clinical investigators lose their licenses or permits necessary to perform our clinical trials, do not perform their clinical trials on the anticipated schedule or consistent with the clinical trial protocol, GCP or regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

●	inspections of clinical trial sites by the FDA or an institutional review board (“IRB”) or other applicable regulatory authorities find violations that require us to undertake corrective action, suspend or terminate one or more testing sites, or prohibit us from using some or all of the resulting data in support of our marketing applications with the FDA or other applicable agencies;
●	manufacturing facilities of our third-party manufacturers are ordered by the FDA or other government or regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practices (“cGMP”) or other applicable requirements;
●	third-party contractors become debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements;
●	the FDA or other regulatory authorities impose requirements on the design, structure or other features of the clinical trials for our product candidates that we and/or our third-party contractors are unable to satisfy;
●	one or more IRB refuses to approve, suspends or terminates a trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial;
●	the FDA or other regulatory authorities seek the advice of an advisory committee of physician and patient representatives that may view the risks of our product candidates as outweighing the benefits;
●	the FDA or other regulatory authorities require us to expand the size and scope of the clinical trials, which we may not be able to do; or
●	the FDA or other regulatory authorities impose prohibitive post-marketing restrictions on any of our product candidates that attain marketing authorization.

Any delay or failure of one or more of our clinical trials may occur at any stage of testing. Any such delay could cause our development costs to materially increase, and any such failure could significantly impair our business plans, which would materially harm our financial condition and operations.

We cannot market and sell any product candidate in the U.S. or in any other country or region if we fail to obtain the necessary marketing authorization, clearances or certifications from applicable government agencies.

We cannot sell our product candidates in any country until regulatory agencies grant marketing approval, clearance or other required certification. The process of obtaining such approval is lengthy, expensive and uncertain. If we are able to obtain such approvals for our lead product candidate or additional product candidate we may pursue, which we may never be able to do, it would likely be a process that takes many years to achieve.

To obtain marketing approvals in the U.S. for our product candidates, we believe that we must, among other requirements, complete carefully controlled and well-designed clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective for each indication for which we seek approval. As described above, many factors could cause those trials to be delayed or to fail.

We believe that the pathway to marketing approval in the U.S. for our lead product candidate for internal use will likely be classified as a Class III medical device and require the process of FDA Premarket Approval (“PMA“). This approval pathway can be lengthy and expensive and is estimated to take from one to three years or longer from the time the PMA application is submitted to the FDA until approval is obtained, if approval can be obtained at all.

Similarly, to obtain approval to market our product candidates outside of the U.S., we will need to submit clinical data concerning our product candidates to and receive marketing approval or other required certifications from governmental or other agencies in those countries, which in certain countries includes approval of the price we intend to charge for a product. For instance, in order to obtain the certification needed to market our lead product candidate in the EU, we believe that we will need to obtain a CE mark for the product, which entails scrutiny by applicable regulatory agencies and bears some similarity to the PMA process, including completion of one or more successful clinical trials.

We may encounter delays or rejections if changes occur in regulatory agency policies, if difficulties arise within regulatory or related agencies such as, for instance, any delays in their review time, or if reports from preclinical and clinical testing on similar technology or products raise safety and/or efficacy concerns during the period in which we develop a product candidate or during the period required for review of any application for marketing approval or certification.

Any difficulties we encounter during the approval or certification process for any of our product candidates would have a substantial adverse impact on our operations and financial condition and could cause our business to fail.

We cannot guarantee that we will be able to effectively market our product candidates.

A significant part of our success depends on the various marketing strategies we plan to implement. Our business model has historically focused solely on product development, and we have never attempted to commercialize any product. There can be no assurance as to the success of any such marketing strategy that we develop or that we will be able to build a successful sales and marketing organization. If we cannot effectively market those products we seek to commercialize directly, such products’ prospects will be harmed.

The AC5 Advanced Wound System and any other product for which we obtain required regulatory marketing authorization could be subject to post-approval regulation, and we may be subject to penalties if we fail to comply with such post-approval requirements.

The AC5 Advanced Wound System and any other product for which we are able to obtain marketing approval or other required certifications, and for which we are able to obtain approval of the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable foreign regulatory authorities, including through periodic inspections. These requirements include, without limitation, submissions of safety and other post-marketing information and reports, registration requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents. Maintaining compliance with any such regulations that may be applicable to us or our product candidates in the future would require significant time, attention and expense. Even if marketing approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or other conditions of approval or may contain requirements for costly and time consuming post-marketing approval testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with any approved product candidate or related manufacturing processes, or failure to comply with regulatory requirements, may result in consequences to us such as:

●	restrictions on the marketing or distribution of a product, including refusals to permit the import or export of the product;
●	the requirement to include warning labels on the products;
●	withdrawal or recall of the products from the market;
●	refusal by the FDA or other regulatory agencies to approve pending applications or supplements to approved applications that we may submit;
●	suspension of any ongoing clinical trials;
●	fines, restitution or disgorgement of profits or revenue;
●	suspension or withdrawal of marketing approvals or certifications; or
●	civil or criminal penalties.

If any of our product candidates achieves required regulatory marketing approvals or certifications in the future, the subsequent occurrence of any such post-approval consequences would materially adversely affect our business and operations.

Current or future legislation may make it more difficult and costly for us to obtain marketing approval or other certifications of our product candidates.

In 2007, the Food and Drug Administration Amendments Act of 2007 (“FDAAA”) was adopted. This legislation grants significant powers to the FDA, many of which are aimed at assuring the safety of medical products after approval. For example, the FDAAA grants the FDA authority to impose post-approval clinical study requirements, require safety-related changes to product labeling and require the adoption of complex risk management plans. Pursuant to the FDAAA, the FDA may require that a new product be used only by physicians with specialized training, only in specified health care settings, or only in conjunction with special patient testing and monitoring. The legislation also includes requirements for disclosing clinical study results to the public through a clinical study registry, and renewed requirements for conducting clinical studies to generate information on the use of products in pediatric patients. Under the FDAAA, companies that violate these laws are subject to substantial civil monetary penalties. The requirements and changes imposed by the FDAAA, or any other new legislation, regulations or policies that grant the FDA or other regulatory agencies additional authority that further complicates the process for obtaining marketing approval and/or further restricts or regulates post-marketing approval activities, could make it more difficult and more costly for us to obtain and maintain approval of any of our product candidates.

Public perception of ethical and social issues may limit or discourage the type of research we conduct.

Our clinical trials involve human subjects, and third parties with whom we contract also conduct research involving animal subjects. Governmental authorities could, for public health or other purposes, limit the use of human or animal research or prohibit the practice of our technology. Further, ethical and other concerns about our or our third-party contractors’ methods, particularly the use of human subjects in clinical trials or the use of animal testing, could delay our research and preclinical and clinical trials, which would adversely affect our business and financial condition.

Use of third parties to manufacture our product candidates may increase the risk that preclinical development, clinical development and potential commercialization of our product candidates could be delayed, prevented or impaired.

We have limited personnel with experience in medical device development and manufacturing, do not own or operate manufacturing facilities, and generally lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We currently outsource all or most of the clinical and commercial manufacturing and packaging of our product candidates to third parties. However, we have not established long-term agreements with any third-party manufacturers for the supply of any of our product candidates. There are a limited number of manufacturers that operate under cGMP regulations and that are capable of and willing to manufacture our lead product candidates utilizing the manufacturing methods that are required to produce our product candidates, and our product candidates will compete with other product candidates for access to qualified manufacturing facilities. If we have difficulty locating third-party manufacturers to develop our product candidates for preclinical and clinical work, then our product development programs will experience delays and otherwise suffer. We may also be unable to enter into agreements for the commercial supply of products with third-party manufacturers in the future or may be unable to do so when needed or on acceptable terms. Any such events could materially harm our business.

Reliance on third-party manufacturers entails risks to our business, including without limitation:

●	the failure of the third-party to maintain regulatory compliance, quality assurance, and general expertise in advanced manufacturing techniques and processes that may be necessary for the manufacture of our product candidates;
●	limitations on supply availability resulting from capacity and scheduling constraints of the third parties;
●	failure of the third-party manufacturers to meet the demand for the product candidate, either from future customers or for preclinical or clinical trial needs;
●	the possible breach of the manufacturing agreement by the third-party; and
●	the possible termination or non-renewal of the agreement by the third-party at a time that is costly or inconvenient for us.

The failure of any of our contract manufacturers to maintain high manufacturing standards could result in harm to clinical trial participants or patients using the products. Such failure could also result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously harm our business or profitability. Further, our contract manufacturers will be required to adhere to FDA and other applicable regulations relating to manufacturing practices. Those regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our product candidates and any products that we may commercialize in the future. The failure of our third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval or other required certifications of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business, financial condition and operations.

Materials necessary to manufacture our product candidates may not be available on time, on commercially reasonable terms, or at all, which may delay or otherwise hinder the development and commercialization of those products and product candidates.

We rely on the manufacturers of our product and product candidates to purchase from third-party suppliers the materials necessary to produce the compounds for preclinical and clinical studies and may continue to rely on those suppliers for commercial distribution if we obtain marketing approval or other required certifications for any of our product candidates. The materials to produce our products may not be available when needed or on commercially reasonable terms, and the prices for such materials may be susceptible to fluctuations. We do not have any control over the process or timing of the acquisition of these materials by our manufacturers. Moreover, we currently do not have any agreements relating to the commercial production of any of these materials. If these materials cannot be obtained for our preclinical and clinical studies, product testing and potential regulatory marketing authorization of our product candidates will be delayed, which would significantly impact our ability to develop our product candidates and materially adversely affect our ability to meet our objectives and obtain operations success.

We may not be successful in maintaining or establishing collaborations, which could adversely affect our ability to develop and, if required regulatory authorizations are obtained, commercialize our product candidates.

If required regulatory authorizations are obtained to market any of our product candidates, then we may consider entering into additional collaboration arrangements with medical technology, pharmaceutical or biotechnology companies and/or seek to establish strategic relationships with marketing partners for the development, sale, marketing and/or distribution of our products within or outside of the U.S. If we elect to expand our current relationships or seek additional collaborators in the future but are unable to reach agreements with such other collaborators, as applicable, then we may fail to meet our business objectives for the affected product or program. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement, and we may not be successful in our efforts, if any, to establish and implement additional collaborations or other alternative arrangements. The terms of any collaboration or other arrangements that we establish may not be favorable to us, and the success of any such collaboration will depend heavily on the efforts and activities of our collaborators. Any failure to engage successful collaborators could cause delays in our product development and/or commercialization efforts, which could harm our financial condition and operational results.

We compete with other pharmaceutical and medical device companies, including companies that may develop products that make our product and product candidates less attractive or obsolete.

The medical device, pharmaceutical and biotechnology industries are highly competitive. If our product candidates become available for commercial sale, we will compete in that competitive marketplace. There are several products on the market or in development that could be competitors with our lead product candidates. Further, most of our competitors have greater resources or capabilities and greater experience in the development, approval and commercialization of medical devices or other products than we do. We may not be able to compete successfully against them. We also compete for funding with other companies in our industry that are focused on discovering and developing novel improvements in surgical bleeding prevention.

We anticipate that competition in our industry will increase. In addition, the healthcare industry is characterized by rapid technological change, resulting in new product introductions and other technological advancements. Our competitors may develop and market products that render our lead product candidate or any future product candidate we may seek to develop non-competitive or otherwise obsolete. Any such circumstances could cause our operations to suffer.

If we fail to generate market acceptance of our product and product candidates and establish programs to educate and train surgeons as to the distinctive characteristics of our product and product candidates, we will not be able to generate revenues on our product candidates.

Acceptance in the marketplace of the AC5 Advanced Wound System and our lead product candidates depends in part on our and our third-party contractors’ ability to establish programs for the training of surgeons in the proper usage of those product candidates, which will require significant expenditure of resources. Convincing surgeons to dedicate the time and energy necessary to properly train to use new products and techniques is challenging, and we may not be successful in those efforts. If surgeons are not properly trained, they may ineffectively use our product candidates. Such misuse could result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us. Accordingly, even if our product candidates are superior to alternative treatments, our success will depend on our ability to gain and maintain market acceptance for those product candidates among certain select groups of the population and develop programs to effectively train them to use those products. If we fail to do so, we will not be able to generate revenue from product sales and our business, financial condition and results of operations will be adversely affected.

The use of our product and product candidates in human subjects may expose us to product liability claims, and we may not be able to obtain adequate insurance or otherwise defend against any such claims.

We face an inherent risk of product liability claims and currently have product liability and clinical trial liability coverage. If claims against us exceed any applicable insurance coverage we may obtain, then our business could be adversely impacted. Regardless of whether we would be ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources, which could significantly harm our business.

Risks Related to our Intellectual Property

If we are unable to obtain and maintain protection for intellectual property rights that we own, seek, or have licensed from other parties, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the U.S. and other countries for the intellectual property rights covering or incorporated into our technology and products. The ability to obtain patents covering technology in the field of medical devices generally is highly uncertain and involves complex legal, technical, scientific and factual questions. We may not be able to obtain and maintain patent protection relating to our technology or products. Many of our owned or licensed patent applications are pending. Even if issued, patents issued or licensed to us may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, or determined not to cover our product candidates or our competitors’ products, which could limit our ability to stop competitors from marketing identical or similar products. Because our patent portfolio includes certain patents and applications that are in-licensed on a non-exclusive basis, other parties may be able to develop, manufacture, market and sell products with similar features covered by the same patent rights and technologies, which in turn could significantly undercut the value of any of our product candidates and adversely affect our business. Our licensed MIT European patent No. 1879606 was opposed; however, this patent was maintained in amended form following an administrative hearing. Both parties appealed this decision. MIT granted European patent EP1879606, to which Arch Therapeutics has an exclusive license, was the subject of a hearing at the European Patent Office (the “EPO”) Board of Appeal (the “Board”) on November 26, 2021 as a result of an appeal by MIT to obtain broader claim scope than was upheld by the European Patent Opposition Division in 2016 and appeals by opponents for the upheld scope to be denied to MIT. At the oral proceedings, in light of concerns expressed by the Board, MIT withdrew its appeal and the affected claims, resulting in a formal revocation of the European patent. There is a pending divisional patent application in which the concerns that the Board expressed can be addressed. MIT can file further divisional patent applications to seek additional claim scope. There is no guarantee that any divisional patent application will result in a granted patent or that any granted patent will not be opposed and revoked. The Board’s decision is in relation to the granted European patent EP1879606 and the various national patents that are derived therefrom, and it has no legal significance outside of Europe except in Hong Kong. Further, we cannot be certain that we were the first to make the inventions claimed in the patents we own or license, or that protection of the inventions set forth in those patents was the first to be filed in the U.S. Third parties that have filed patents or patent applications covering similar technologies or processes may challenge our claim of sole right to use the intellectual property covered by the patents we own or exclusively license. Moreover, changes in applicable intellectual property laws or interpretations thereof in the U.S. and other countries may diminish the value of our intellectual property rights or narrow the scope of our patent protection. Any failure to obtain or maintain adequate protection for our intellectual property would materially harm our business, product development programs and prospects. In addition, our proprietary information, trade secrets and know-how are important components of our intellectual property rights. We seek to protect our proprietary information, trade secrets, know-how and confidential information, in part, with confidentiality agreements with our employees, corporate partners, outside scientific collaborators, sponsored researchers, consultants and other advisors. We also have invention or patent assignment agreements with our employees and certain consultants and advisors. If our employees or consultants breach those agreements, we may not have adequate remedies for any of those breaches. In addition, our proprietary information, trade secrets and know-how may otherwise become known to or be independently developed by others. Enforcing a claim that a party illegally obtained and/or for which a party is using our proprietary information, trade secrets and/or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to defend, enforce and/or determine the scope of our intellectual property rights, and failure to obtain or maintain protection thereof could adversely affect our competitive business position and results of operations.

Many of our owned patent applications are pending, and our patent portfolio includes certain patents and applications that are in-licensed on a non-exclusive basis.

As of November 5, 2021, we either own or license from others a number of U.S. patents, U.S. patent applications, foreign patents and foreign patent applications.

We have entered into a license agreement with Massachusetts Institute of Technology and Versitech Limited (“MIT”) pursuant to which we have been granted exclusive rights under two portfolios of patents and non-exclusive rights under another three portfolios of patents.

The two portfolios exclusively licensed from MIT include a total of 22 patents and pending applications drawn to self-assembling peptides, formulations and methods of use thereof and self-assembling peptidomimetics and methods of use thereof in a total of nine jurisdictions. The portfolios include five issued U.S. patents (US 9,511,113; US 9,084,837; US 10,137,166; US 9,327,010; and US 9,364,513) that expire between 2026 and 2027 (absent patent term extension), as well as fifteen patents that have been either allowed, issued or granted in foreign jurisdictions.

The three portfolios non-exclusively licensed from MIT include a number of US and foreign applications, including three issued U.S. patents (US 7,846,891; US 7,713,923; and US 8,901,084) that expire not before 2024 (absent patent term extension), as well as four patents that have been issued or granted in foreign jurisdictions.

If we lose certain intellectual property rights owned by third parties and licensed to us, our business could be materially harmed.

We have entered into certain in-license agreements with MIT and with certain other third parties and may seek to enter into additional in-license agreements relating to other intellectual property rights in the future. To the extent we and our product candidates rely heavily on any such in-licensed intellectual property, we are subject to our and the counterparty’s compliance with the terms of such agreements in order to maintain those rights. Presently, we, our lead product candidates and our business plans are dependent on the patent and other intellectual property rights that are licensed to us under our license agreement with MIT. Although that agreement has a durational term through the life of the licensed patents, it also imposes or imposed certain diligence, capital raising, and other obligations on us, our breach of which could permit MIT to terminate the agreement. Further, we are responsible for all patent prosecution and maintenance fees under that agreement, and a failure to pay such fees on a timely basis could also entitle MIT to terminate the agreement. Any failure by us to satisfy our obligations under our license agreement with MIT or any other dispute or other issue relating to that agreement could cause us to lose some or all of our rights to use certain intellectual property that is material to our business and our lead product candidates, which would materially harm our product development efforts and could cause our business to fail.

If we infringe or are alleged to infringe the intellectual property rights of third parties, our business and financial condition could suffer.

Our research, development and commercialization activities, as well as any product candidates or products resulting from those activities, may infringe or be accused of infringing a patent or other intellectual property under which we do not hold a license or other rights. Third parties may own or control those patents or other rights in the U.S. or abroad and could bring claims against us that would cause us to incur substantial time, expense, and diversion of management attention. If a patent or other intellectual property infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales, if any, of the applicable product or product candidate that is the subject of the suit. In order to avoid or settle potential claims with respect to any of the patent or other intellectual property rights of third parties, we may choose or be required to seek a license from a third-party and be required to pay license fees or royalties or both. Any such license may not be available on acceptable terms, or at all. Even if we or our future collaborators were able to obtain a license, the rights granted to us or them could be non-exclusive, which could result in our competitors gaining access to the same intellectual property rights and materially negatively affecting the commercialization potential of our planned products. Ultimately, we could be prevented from commercializing one or more product candidates, or be forced to cease some aspects of our business operations, if, as a result of actual or threatened infringement claims, we are unable to enter into licenses on acceptable terms or at all or otherwise settle such claims. Further, if any such claims were successful against us, we could be forced to pay substantial damages. Any of those results could significantly harm our business, prospects and operations.

Risks Related to Ownership of our Common Stock

There is not now, and there may not ever be, an active market for our Common Stock, which trades in the over-the-counter market in low volumes and at volatile prices.

There currently is a limited market for our Common Stock. Although our Common Stock is quoted on the OTCQB, an over-the-counter quotation system, trading of our Common Stock is extremely limited and sporadic and generally at very low volumes. Further, the price at which our Common Stock may trade is volatile and we expect that it will continue to fluctuate significantly in response to various factors, many of which are beyond our control. The stock market in general, and securities of small-cap companies driven by novel technologies in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in further volatility in the price at which our Common Stock may trade, which could cause its value to decline. To the extent we seek to raise capital in the future through the issuance of equity, those efforts could be limited or hindered by low and/or volatile market prices for our Common Stock.

We do not now meet the initial listing standards of the Nasdaq Stock Market or any other national securities exchange. We presently anticipate that our Common Stock will continue to be quoted on the OTCQB or another over-the-counter quotation system. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock and may find few buyers to purchase their stock and few market makers to support its price.

A more active market for our Common Stock may never develop. As a result, investors must bear the economic risk of holding their shares of our Common Stock for an indefinite period of time.

Our Common Stock is a “penny stock.”

The SEC has adopted regulations that generally define “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is and is expected to continue to be in the near term, less than $5.00 per share and is therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. Those rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect the ability of our stockholders to sell their shares of our Common Stock. In addition, if our Common Stock continues to be quoted on the OTCQB as we expect, then our stockholders may find it difficult to obtain accurate quotations for our stock and may find few buyers to purchase our stock and few market makers to support its price.

If we issue additional shares in the future, including issuances of shares upon exercise of the Series K Warrants, Placement Agent Warrants, Series J Warrants, Series I Warrants, 2019 Placement Agent Warrants, Series H Warrants, Series G Warrants, Series F Warrants, Series E Warrants and our Series 1 and Series 2 Convertible Notes, our existing stockholders will be diluted.

As of September 30, 2021, our articles of incorporation authorize the issuance of up to 800,000,000 shares of Common Stock.

In connection with the 2021 Private Placement Financing, we issued to the investors in the 2021 Private Placement Financing an aggregate of 43,125,004 shares of Common Stock and Series K Warrants to acquire up to an additional 32,343,754 shares of Common Stock at an exercise price of $0.17 per share. In addition, we also issued designees of the Placement Agent Placement Agent Warrants to acquire up to 3,234,375 shares of Common Stock at an exercise price of $0.20 per share. As of December 16, 2021, up to 32,343,754 shares may be acquired upon the exercise of the Series K Warrants and up to 3,234,375 shares may be acquired upon the exercise of the Placement Agent Warrants.

In June 2020, we issued certain of holders of our Series D Warrants Series J Warrants to acquire up to 3,886,364 shares of our Common Stock at an initial exercise price of $0.25 per share as consideration for those holders exercising their Series D Warrants in full to acquire 5,181,819 shares of our Common Stock at $0.18 per share. As of December 16, 2021, up to 3,375,000 shares may be acquired upon the exercise of the Series J Warrants.

In connection with the October 2019 Financing that closed on October 18, 2019, we issued an aggregate of 14,285,714 shares of our Common Stock, which equaled approximately 8% of the 173,577,233 shares of our Common Stock that were issued and outstanding immediately prior to the commencement of the October 2019 Financing. Upon the closing of the October 2019 Financing, we also issued Series I Warrants to acquire up to an additional 14,285,714 shares of our Common Stock at an initial exercise price of $0.22 per share and additional warrants to acquire up to an additional 1,071,429 shares of our Common Stock at an initial exercise price of $0.21875 per share to designees of the Placement Agent (the “2019 Placement Agent Warrants”). As of December 16, 2021, up to 14,285,714 shares may be acquired upon the exercise of the Series I Warrants and up to 1,071,429 shares may be acquired upon the exercise of the 2019 Placement Agent Warrants.

In connection with the financing that closed on May 14, 2019 (the “2019 Financing”), we issued an aggregate of 8,615,384 shares of our Common Stock, which equaled approximately 5% of the 164,961,849 shares of our Common Stock that were issued and outstanding immediately prior to the commencement of the 2019 Financing. Upon the closing of the 2019 Financing, we also issued Series H Warrants to acquire up to an additional 8,615,384 shares of our Common Stock at an initial exercise price of $0.40 per share. As of December 16, 2021, up to 8,615,384 shares may be acquired upon the exercise of the Series H Warrants.

In connection with the 2018 Financing that closed on July 2, 2018, we issued an aggregate of 9,070,000 shares of our Common Stock, which equaled approximately 6% of the 154,052,013 shares of our Common Stock that were issued and outstanding immediately prior to the commencement of the 2018 Financing. Upon the closing of the 2018 Financing, we also issued Series G Warrants to acquire up to an additional 6,802,500 shares of our Common Stock at an initial exercise price of $0.70 per share. As of December 16, 2021, up to 6,802,500 shares may be acquired upon the exercise of the Series G Warrants.

In connection with the 2017 Financing that closed on February 24, 2017, we issued an aggregate of 10,166,664 shares of our Common Stock, which equaled approximately 7% of the 136,745,712 shares of our Common Stock that were issued and outstanding immediately prior to the commencement of the 2017 Financing. Upon the closing of the 2017 Financing, we also issued Series F Warrants to acquire up to an additional 5,591,664 shares of our Common Stock at an initial exercise price of $0.75 per share. As of December 16, 2021, up to 5,591,664 shares may be acquired upon the exercise of the Series F Warrants.

In connection with the 2016 Private Placement Financing that closed on May 26, 2016, we issued an aggregate of 9,418,334 shares of our Common Stock, which equaled approximately 8% of the 118,592,070 shares of our Common Stock that were issued and outstanding immediately prior to the commencement of the 2016 Private Placement Financing. Upon the closing of the 2016 Private Placement Financing, we also issued Series E Warrants to acquire up to an additional 7,063,748 shares of our Common Stock at an initial exercise price of $0.4380 per share. As of December 16, 2021, the Series E warrants expired.

In addition to the aforementioned warrants, in June 2020 and November 2020, we issued $550,000 and $1,050,000 in aggregate principal amount of our Series 1 Unsecured Convertible Promissory Notes and Series 2 Unsecured Convertible Promissory Notes, respectively (collectively, the “Convertible Notes”). The Convertible Notes (i) have a three year term; (ii) accrue interest on the unpaid principal balance at a rate equal to ten percent (10.0%), and (iii) can be converted into shares of our Common Stock at a conversion price of $0.27 per share and $0.25 per share, respectively. At maturity, at our sole option, we may convert the principal and accrued interest under the Convertible Notes (the “Note Obligations”) into shares of our Common Stock at the applicable conversion price in lieu of repaying the Convertible Notes; provided, however, in the event we exercise this option, the Note Obligations will be deemed to equal the product of 1.35 and the outstanding Note Obligations.

Additionally, as of December 16, 2021, 4,278,356 shares of Common Stock were reserved for future issuance under the 2013 Plan, of which 24,899,014 shares are subject to outstanding option awards granted under the 2013 Plan at exercise prices ranging from $0.09 to $0.72 per share and with a weighted average exercise price of $0.29 per share and the numbers issuable under the 2013 Plan will increase by up to 3 million shares on the first business day of each following fiscal year as set forth in the 2013 Plan. Finally, in addition to the Series K Warrants, Placement Agent Warrants, Series J Warrants, Series I Warrants, 2019 Placement Agent Warrants, Series H Warrants granted in connection with the 2019 Financing, the Series G Warrants granted in connection with the 2018 Financing, the Series F Warrants granted in connection with the 2017 Financing, the Series E Warrants granted in connection with the 2016 Private Placement Financing and the shares of Common Stock potentially issuable under the Convertible Notes, there are currently outstanding warrants to acquire up to 145,985 shares of our Common Stock which are related to the Massachusetts Life Sciences Center (“MSLC”) note. Any future grants of options, warrants or other securities exercisable or convertible into our Common Stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our Common Stock.

In addition to capital raising activities, other possible business and financial uses for our authorized Common Stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of Common Stock, issuing shares of our Common Stock to partners in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our various equity compensation plans, compensating consultants by issuing shares or options to purchase shares of our Common Stock, or other transactions and corporate purposes that our Board of Directors deems are in the Company’s best interest. By way of example, on (i) September 27, 2021, we issued 300,000 shares of restricted stock in connection with our entrance into separate consulting agreement with Michael J. Parker, in consideration of the services to be provided under and in accordance with the terms of each consulting agreement. Additionally, shares of Common Stock could be used for anti-takeover purposes or to delay or prevent changes in control or management of the Company. We cannot provide assurances that any issuances of Common Stock will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our Common Stock. The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our Common Stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Future sales of our Common Stock or rights to purchase Common Stock, or the perception that such sales could occur, could cause our stock price to fall.

As noted above under the risk factor entitled, “We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail,” as of December 16, 2021, we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. Any such sales of our Common Stock by us or resale of our Common Stock by our existing stockholders could cause the market price of our Common Stock to decline.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for our shares.

There may be additional risks because we completed a reverse merger transaction in June 2013.

Additional risks may exist because we completed a “reverse merger” transaction in June 2013. Securities analysts of major brokerage firms may not provide coverage of the Company because there may be little incentive to brokerage firms to recommend the purchase of our Common Stock. There may also be increased scrutiny by the SEC and other government agencies and holders of our securities due to the nature of the transaction, as there has been increased focus on transactions such as the Merger in recent years. Further, since the Company existed as a “shell company” under applicable rules of the SEC up until the closing of the Merger on June 26, 2013, there will be certain restrictions and limitations on the Company going forward relating to any potential future issuances of additional securities to raise funding and compliance with applicable SEC rules and regulations.

Certain of our directors and officers own a significant percentage of our capital stock and are able to exercise significant influence over the Company.

Certain of our directors and executive officers own a significant percentage of our outstanding capital stock. As of December 16, 2021, Dr. Terrence W. Norchi, our Chairman of the Board, President and Chief Executive Officer, James R. Sulat, a director and Punit Dhillon, a director beneficially own (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) approximately 8% of our shares of Common Stock. Accordingly, these members of our Board of Directors and management team have substantial voting power to approve matters requiring stockholder approval, including without limitation the election of directors, and have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of our Company, even if such a change in control would be beneficial to our stockholders.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation eliminate the personal liability of our directors and officers to our Company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our amended and restated bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition.

Those indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even if such actions, if successful, might otherwise benefit us or our stockholders.

We are subject to the reporting requirements of federal securities laws, compliance with which involves significant time, expense and expertise.

We are a public reporting company in the U.S., and, accordingly, are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including the obligations imposed by the Sarbanes-Oxley Act. The costs associated with preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC in the ordinary course, as well as preparing and filing audited financial statements, has caused, and could continue to cause, our operational expenses to remain at higher levels or continue to increase.

Shares of our Common Stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144. In addition, any shares of our Common Stock that are held by affiliates, including any that are registered, will be subject to the resale restrictions of Rule 144.

Rule 144 imposes requirements on us and our stockholders that must be met in order to effect a sale thereunder. As a result, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend significant additional time and cash resources and which we presently have no intention to pursue. Further, it may be more difficult for us to compensate our employees and consultants with our securities instead of cash. We were a shell company prior to the closing of the Merger, and such status could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned) and could cause the value of our securities to decline. In addition, any shares held by affiliates, including shares received in any registered offering, will be subject to certain additional requirements in order to effect a sale of such shares under Rule 144.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our shares and do not anticipate paying any such dividends in the foreseeable future. Any future payment of cash dividends would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of our Board of Directors.

We are at risk of securities class action litigation that could result in substantial costs and divert management’s attention and resources.

In the past, securities class action litigation has been brought against companies following periods of volatility of its securities in the marketplace, particularly following a company’s initial public offering. Due to the volatility of our stock price, we could be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the Series K Warrants, Placement Agent Warrants and Series J Warrants. For additional information regarding the issuances of those shares of Common Stock and warrants, see “The Transactions | 2021 Private Placement Financing” and “The Transactions | Series J Warrant Transactions” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the warrants, Armistice Capital Master Fund Ltd., Iroquois Capital Investment Group LLC, Iroquois Master Fund Ltd., Lind Global Macro Fund, LP and KBB Asset Management have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and warrants, as of December 16, 2021, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of (i) a registration rights agreement with certain of the selling stockholders or (ii) the terms of the Series J Warrants held by certain of the selling stockholders, this prospectus generally covers the resale of the sum of (A) the number of shares of Common Stock issued to the selling stockholders in the 2021 Private Placement Financing; and (B) the maximum number of shares of Common Stock issuable upon exercise of the Series K Warrants, Placement Agent Warrants and Series J Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement or Series J Warrant, as applicable, without regard to any limitations on the exercise of the Series K Warrants, Placement Agent Warrants and Series J Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Series K Warrants, Placement Agent Warrants and Series J Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Series K Warrants, Placement Agent Warrants and Series J Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of shares of	Maximum Number of shares	Number of shares of
	Common	of	Common Stock Owned
	Stock Owned Prior to	Common Stock to be Sold	After
Name of Selling Shareholder	Offering	Pursuant to this Prospectus	Offering
Armistice Capital Master Fund Ltd. (1)	41,289,066	41,289,066	0
Intracoastal Capital, LLC (2)	10,463,312	2,734,375	7,728,937
Iroquois Capital Investment Group LLC (3)	820,313	820,313	0
Iroquois Master Fund Ltd. (3)	2,734,379	2,734,379	0
Lind Global Macro Fund, LP (5)	8,203,125	8,203,125	0
KBB Asset Management (6)	4,375,000	4,375,000	0
Ana Parker and Michael A. Parker (7)	37,114,742	14,312,500	22,802,242
Nicholas J. Spencer (8)	14,890,432	2,734,375	12,156,057
Proactive Capital Partners, L.P. (9)	2,346,175	1,640,625	705,550
Noam Rubinstein (10)	1,356,328	1,018,828	337,500
Michael Vasinkevich (11)	2,765,115	2,074,043	691,072
Craig Schwabe (12)	109,160	109,160	0
Charles Worthman (13)	43,058	32,344	10,714
Total	126,510,205	82,078,133	44,432,072
(1)	The shares are directly held by Armistice Capital Master Fund Ltd. (“Armistice”), a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as

the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Assuming exercise of the warrants held by the Master Fund, as of December 17, 2021 and disregarding the applicable limitations on exercise of such warrants, the Master Fund may be deemed to have ownership of 41,289,066 shares of Common Stock, which consists of the following: (i) 23,593,752 shares of Common Stock issued in the 2021 Private Placement Financing; and (ii) 17,695,314 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.
(2)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Assuming exercise of the warrants held by Intracoastal as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Intracoastal may be deemed to have beneficial ownership of 10,463,312 shares of Common Stock, which consists of the following: (i) 1,562,500 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 1,171,875 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing; (iii) 1,833,333 shares of Common Stock issuable upon exercise of Series F Warrants that were issued to Intracoastal in connection with the 2017 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (iv) 1,500,000 shares of Common Stock issuable upon exercise of Series G Warrants that were issued to Intracoastal in connection with the 2018 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (v) 1,538,461 shares of Common Stock issuable upon exercise of Series H Warrants that were issued to Intracoastal in connection with the May 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus; and (vi) 2,857,143 shares of Common Stock issuable upon exercise of Series I Warrants that were issued to Intracoastal in connection with the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus.
(3)	Assuming exercise of the warrants held by Iroquois Capital Investment Group LLC (“ICIG”) as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, ICIG may be deemed to have beneficial ownership of 820,313 shares of Common Stock, which consists of the following: (i) 468,750 shares of Common Stock issued in the 2021 Private Placement Financing; and (ii) 351,563 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the shares held by Iroquois Capital Investment Group LLC. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.
(4)	Assuming exercise of the warrants held by Iroquois Master Fund Ltd. (“IMF”) as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, IMF may be deemed to have beneficial ownership of 2,734,379 shares of Common Stock, which consists of the following: (i) 1,562,502 shares of Common Stock issued in the 2021 Private Placement Financing; and (ii) 1,171,877 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Management and Iroquois Master Fund. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.
(5)	Assuming exercise of the warrants held by Lind Global Macro Fund, LP. (“Lind”) as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Lind may be deemed to have beneficial ownership of 8,203,125 shares of Common Stock, which consists of the following: (i) 4,687,500 shares of Common Stock issued in the 2021 Private Placement Financing; and (ii) 3,515,625 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing. Jeff Easton is the managing member of The Lind Partners, LLC which is the manager of Lind Global Macro Fund, LP and has sole voting control and investment discretion over the securities held by Lind Global Macro Fund, LP. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind is 444 Madison Ave, 41st Floor, New York, NY 10022

(6)	Assuming exercise of the warrants held by KBB Asset Management (“KBB”) as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, KBB may be deemed to have beneficial ownership of 4,375,000 shares of Common Stock, which consists of the following: (i) 2,500,000 shares of Common Stock issued in the 2021 Private Placement Financing; and (ii) 1,875,000 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing.
(7)	Assuming exercise or conversion of the warrants or convertible notes held jointly by Ana Parker and Michael A. Parker (the “Parkers”) or their affiliates as of December 17, 2021 and disregarding any limitations on exercise or conversion applicable to such warrants or convertible notes, the Parkers may be deemed to have beneficial ownership of 37,114,742 shares of Common Stock, which consists of the following: (i) 6,250,000 shares of Common Stock issued to Mr. Parker in the 2021 Private Placement Financing; (ii) 4,687,500 shares of Common Stock issuable upon exercise of Series K Warrants that were issued to Mr. Parker in the 2021 Private Placement Financing; (iii) 4,500,000 shares of Common Stock that were issued to Ms. Parker upon the exercise of a Series D Warrant that was originally issued to Mr. Parker in our private placement financing that concluded on July 2, 2015 (the “2015 Private Placement Financing”), none of which are being registered pursuant to this prospectus; (iv) 1,210,495 shares of Common Stock that were originally issued to Ms. Parker’s IRA in connection with our private placement financing that was concluded on May 26, 2016 (the “2016 Private Placement Financing”) and subsequently transferred by her IRA to her in her personal capacity, none of which are being registered pursuant to this prospectus; (v) 1,124,549 shares of Common Stock that were issued to Ms. Parker in connection with the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (vi) 1,204,765 shares of Common Stock acquired by Ms. Parker on the open market, none of which are being registered pursuant to this prospectus; (vii) 1,380,891 shares of Common Stock acquired by Mr. Parker on the open market, none of which are being registered pursuant to this prospectus; (viii) 5,000,000 shares of Common Stock that were originally issued to Mr. Parker in connection with the 2015 Private Placement Financing and subsequently assigned by Mr. Parker to Tungsten III LLC (“Tungsten”), of which Michael Parker is the sole manager, none of which are being registered pursuant to this prospectus; (ix) 600,000 shares of Common Stock issuable upon exercise of Series G Warrants that were issued to Ms. Parker in connection with the 2018 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (x) 1,230,769 shares of Common Stock issuable upon exercise of Series H Warrants that were issued to Ms. Parker in connection with the May 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (xi) 3,428,571 shares of Common Stock issuable upon exercise of Series I Warrants that were issued to Ms. Parker in connection with the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (xii) 3,375,000 shares of Common Stock issuable upon exercise of Series J Warrants that were issued to Ms. Parker in the Series J Warrant Transactions; (xiii) 2,822,202 shares of Common Stock issuable upon the conversion of the outstanding principal on the Series 2 Note issued to Ms. Parker in November 2020 and the accrued interest thereunder, assuming that such conversion occurs on November 30, 2023 based on the conversion rate in effect as of December 17, 2021, none of which are being registered pursuant to this prospectus; and (xiv) 300,000 shares issued to Mr. Parker pursuant to a consulting agreement on September 27, 2021, none of which are being registered pursuant to this prospectus. Ms. Parker disclaims beneficial ownership of the securities held by Mr. Parker and Tungsten that are covered hereunder except to the extent of her pecuniary interest therein. Mr. Parker disclaims beneficial ownership of the securities held by Ms. Parker and Tungsten that are covered hereunder except to the extent of his pecuniary interest therein.
(8)	Assuming exercise or conversion of the warrants or convertible notes held by Nicholas J. Spencer as of December 17, 2021 and disregarding any limitations on exercise or conversion applicable to such warrants or convertible notes, Mr. Spencer may be deemed to have beneficial ownership of 14,890,432 shares of Common Stock, which consists of the following: (i) 1,562,500 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 1,171,875 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing; (iii) 450,000 shares of Common Stock issuable upon exercise of Series G Warrants that were issued in connection with the 2018 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (iv) 2,000,000 shares of Common Stock issuable upon exercise of Series H Warrants that were issued in connection with the May 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus; (v) 2,614,246 shares of Common Stock issuable upon the conversion of the outstanding principal on the Series 1 Note issued in June 2020 and the accrued interest thereunder, assuming that such conversion occurs on June 30, 2023 based on the conversion rate in effect as of December 17, 2021, none of which are being registered pursuant to this prospectus; (vi) 2,822,202 shares of Common Stock issuable upon the conversion of the outstanding principal on the Series 2 Note issued in November 2020 and the accrued interest thereunder, assuming that such conversion occurs on November 30, 2023 based on the conversion rate in effect as of December 17, 2021, none of which are being registered pursuant to this prospectus; (vii) 3,600,000 shares of Common Stock acquired on the open market, none of which are being registered pursuant to this prospectus; and (viii) 669,609 shares of Common Stock acquired on the open market on behalf of two trusts (the “Spencer Trusts”), of which (A) Mr. Spencer, as trustee, exercises voting and dispositive power over the securities held by each trust; and (B) the beneficiaries are members of Mr. Spencer’s immediate family, none of which are being registered pursuant to this prospectus. Mr. Spencer disclaims beneficial ownership of the securities held by the Spencer Trusts that are covered hereunder except to the extent of his pecuniary interest therein.
(9)	Assuming exercise of the warrants held by Proactive Capital Partners, L.P. (“Proactive”) as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Proactive may be deemed to have beneficial ownership of 2,346,175 shares of Common Stock, which consists of the following: (i) 937,500 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 703,125 shares of Common Stock issuable upon exercise of Series K Warrants that were issued in the 2021 Private Placement Financing; and (iii) 705,550 shares of Common Stock issuable upon the conversion of the outstanding principal on the Series 2 Note issued in November 2020 and the accrued interest thereunder, assuming that such conversion occurs on November 30, 2023 based on the conversion rate in effect as of December 17, 2021, none of which are being registered pursuant to this prospectus.
(10)	Assuming exercise of the warrants held by Noam Rubinstein as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Mr. Rubinstein may be deemed to have beneficial ownership of 1,356,328 shares of Common Stock, which consists of the following: (i) 1,018,828 shares of Common Stock issuable upon exercise of Placement Agent Warrants that were issued in the 2021 Private Placement Financing; and (ii) 337,500 shares of Common Stock issuable upon exercise of 2019 Placement Agent Warrants that were issued in the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus.
(11)	Assuming exercise of the warrants held by Michael Vasinkevich as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Mr. Vasinkevich may be deemed to have beneficial ownership of 2,765,115 shares of Common Stock, which consists of the following: (i) 2,074,043 shares of Common Stock issuable upon exercise of Placement Agent Warrants that were issued in the 2021 Private Placement Financing; and (ii) 691,072 shares of Common Stock issuable upon exercise of 2019 Placement Agent Warrants that were issued in the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus.
(12)	Assuming exercise of the warrants held by Craig Schwabe as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Mr. Schwabe may be deemed to have beneficial ownership of 109,160 shares of Common Stock, which consists of 109,160 shares of Common Stock issuable upon exercise of Placement Agent Warrants that were issued in the 2021 Private Placement Financing.
(13)	Assuming exercise of the warrants held by Charles Worthman as of December 17, 2021 and disregarding any limitations on exercise applicable to such warrants, Mr. Worthman may be deemed to have beneficial ownership of 43,058 shares of Common Stock, which consists of the following: (i) 32,344 shares of Common Stock issuable upon exercise of Placement Agent Warrants that were issued in the 2021 Private Placement Financing; and (ii) 10,714 shares of Common Stock issuable upon exercise of 2019 Placement Agent Warrants that were issued in the October 2019 Registered Direct Offering, none of which are being registered pursuant to this prospectus.

We have also been advised that none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer, other than Noam Rubinstein, Michael Vasinkevich, Craig Schwabe and Charles Worthman, each of whom is an affiliate of the Placement Agent. Each selling stockholder that is an affiliate of a broker-dealer has advised us that he acquired his securities in the 2021 Private Placement Financing in the ordinary course of business, and at the time of the purchase or acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

☐    ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

☐    block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐    purchases by a broker dealer as principal and resale by the broker dealer for its account;

☐    an exchange distribution in accordance with the rules of the applicable exchange;

☐    privately negotiated transactions;

☐    settlement of short sales;

☐    in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

☐    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

☐    a combination of any such methods of sale; or

☐    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive proceeds from the sale of Common Stock under this prospectus. We may, however, receive proceeds upon exercise for cash of the Series K Warrants, the Series J Warrants and the Placement Agent Warrants, in which case such proceeds will be used for general working capital purposes. However, each of the Series K Warrants, the Series J Warrants and the Placement Agent Warrants also contains a cashless exercise provision.

The selling stockholders may exercise their Series K Warrants, the Series J Warrants and the Placement Agent Warrants at any time at their own discretion, if at all, in accordance with the terms thereof until their expiration, as further described under “PROSPECTUS SUMMARY—THE TRANSACTIONS” beginning at page 10 of this prospectus and “DESCRIPTION OF SECURITIES” beginning at page 39 of this prospectus. Additionally, if there is no effective registration statement registering the resale of the shares of Common Stock underlying any of the Series K Warrants, the Series J Warrants and/or the Placement Agent Warrants as of certain time periods (as provided in the Series K Warrants, the Series J Warrants and the Placement Agent Warrants, respectively), then the selling stockholders may choose to exercise Series K Warrants, the Series J Warrants and/or Placement Agent Warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the Series K Warrants, the Series J Warrants and/or Placement Agent Warrants. As a result, we cannot plan on receiving any proceeds from the exercise of any of the Series K Warrants, the Series J Warrants and/or Placement Agent Warrants, nor can we plan on any specific uses of any proceeds we may receive beyond the purposes described herein. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the Common Stock being offered hereby by the selling stockholders.

DESCRIPTION OF SECURITIES

COMMON STOCK ISSUED AND OUTSTANDING; COMMON STOCK REGISTERED HEREBY

As of December 16, 2021, we had 800,000,000 shares of Common stock authorized, of which 237,169,770 were issued and outstanding. Of our issued and outstanding shares of Common Stock, we are registering under the Registration Statement of which this prospectus forms a part 82,078,133 shares of Common Stock including (i) 43,125,004 shares of Common Stock issued in the 2021 Private Placement Financing; (ii) 32,343,754 shares of Common Stock issuable upon exercise of the Series K Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.17 per share; (iii) 3,234,375 shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.20 per share; and (iv) 3,375,000 shares issuable upon exercise of the Series J Warrants issued in the Series J Warrant Transactions at an exercise price of $0.25 per share.

DESCRIPTION OF COMMON STOCK

The holders of our Common Stock, par value $0.001 per share, are entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting in the election of directors, and our amended and restated bylaws provide that directors are elected by a plurality vote of the votes cast and entitled to vote on the election of directors at any meeting for the election of directors at which a quorum is present. Matters other than the election of directors to be voted on by stockholders are generally approved if, at a duly convened stockholder meeting, the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless a different vote for the action is required by applicable law, our articles of incorporation or our amended and restated bylaws. Applicable Nevada law requires any amendment to our articles of incorporation to be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power of the Company. The holders of our Common Stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors (“Board”) from funds available. Upon liquidation, dissolution or winding up of our Company, the holders of our Common Stock will be entitled to receive pro rata all assets available for distribution to the holders. All rights of our Common Stockholders described in this paragraph could be subject to any preferential voting, liquidation or other rights of any series of preferred stock that we may authorize and issue in the future. Our Common Stock is presently traded on the QB tier of the OTC Marketplace under the trading symbol “ARTH”.

WARRANTS, OPTIONS AND CONVERTIBLE NOTES ISSUED AND OUTSTANDING

As of December 16, 2021, there were issued and outstanding:

•

The Series F Warrants issued to the investors in in our registered direct offering that we completed on February 24, 2017 (the “2017 Registered Direct Offering”) to purchase up to an aggregate of 5,591,664 shares of Common Stock at an exercise price of $0.75 per share;

•

The Series G Warrants issued to the investors in in our registered direct offering that we completed on July 2, 2018 (the “2018 Registered Direct Offering”) to purchase up to an aggregate of 6,802,500 shares of Common Stock at an exercise price of $0.70 per share;

•	The Series H Warrants issued to the investors in the October 2019 Registered Direct Offering to purchase up to an aggregate of 8,615,384 shares of Common Stock at an exercise price of $0.40 per share;
•

The Series I Warrants issued to the investors in our registered direct offering that we completed on October 18, 2019 (the “October 2019 Registered Direct Offering”) to purchase up to an aggregate of 14,285,714 shares of Common Stock at an exercise price of $0.22 per share;

•

The 2019 Placement Agent Warrants issued to the investors in the Placement Agent in connection with the October 2019 Registered Direct Offering to purchase up to an aggregate of 1,071,429 shares of Common Stock at an exercise price of $0.21875 per share;

•	The Series K Warrants issued to the investors in the 2021 Private Placement Financing to purchase up to an aggregate of 32,343,754 shares of Common Stock at an exercise price of $0.17 per share;
•	The Placement Agent Warrants issued in connection with the 2021 Private Placement Financing to purchase up to an aggregate of 3,234,375 shares of Common Stock at an exercise price of $0.20 per share;
•

The Series J Warrants issued to consenting holders of Series D Warrants who exercised said warrants in full to purchase up to an aggregate of 3,375,000 shares of common stock at an exercise price of $0.25 per share;

•	The MLSC Warrant to purchase up to an aggregate of 145,985 shares of our Common Stock at an exercise price of $0.274 per share;
•

Options granted to employees, directors and consultants under the 2013 Plan to purchase up to an aggregate of 24,899,014 shares of Common Stock at exercise prices ranging from $0.9 to $0.72 per share and with a weighted average exercise price of $0.29 per share; and

•	The shares of Common Stock issuable upon the conversion of our Series 1 Unsecured Convertible Promissory Notes and Series 2 Unsecured Convertible Promissory Notes.

DESCRIPTION OF SERIES K WARRANTS, PLACEMENT AGENT WARRANTS AND SERIES J WARRANTS WHOSE UNDERLYING COMMON STOCK IS REGISTERED HEREBY

Description of the Series K Warrants and Placement Agent Warrants

Each of the investors participating in the 2021 Private Placement Financing was issued a Series K Warrant to purchase up to a number of shares of our Common Stock equal to 75% of the shares of Common Stock purchased by such investor in such financing. The Series K Warrants had an initial exercise price of $0.17 per share, were exercisable immediately upon their issuance and have a term of exercise equal to 5.5 years after their issuance date. The number of shares of our Common Stock into which each of the Series K Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series K Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, certain of the Series K Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series K Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, if there is no effective registration statement registering the resale of the shares of Common Stock underlying the Series K Warrants as of certain time periods (as provided in the Series K Warrants), the Series K Warrant holders may choose to exercise such Series K Warrants on a “cashless exercise” or “net exercise” basis.

Pursuant to Engagement Letter that we entered into with the Placement Agent, we agreed, among other things, to issue the Placement Agent, or its designees, Placement Agent Warrants to purchase up to 7.5% of the aggregate number of shares sold to investors in the 2021 Private Placement Financing or warrants to purchase up to 3,234,375 shares of common stock. The Placement Agent Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent Warrants is $0.20 per share.

Description of the Series J Warrants

On June 4, 2020 and June 22, 2020, we issued Series J Warrants to purchase up to an aggregate of 3,886,364 shares of Common Stock at an exercise price of $0.25 per share to certain holders of our Series D Warrants as an inducement for those holders to exercise their Series D Warrants. The Series J Warrants were exercisable immediately upon their issuance and, as originally issued, have a term of exercise equal to one year after their issuance date; provided, however, on November 6, 2020, a Series J Warrant to purchase up to 3,375,000 shares of Common Stock was amended to extend the term by an additional eighteen (18) months. The number of shares of our Common Stock into which each of the Series J Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series J Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series J Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series J Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, each Series J Warrant provides the holder with “piggy back” registration rights under certain circumstances.

SERIES F WARRANTS, SERIES G WARRANTS, SERIES H WARRANTS, SERIES I WARRANTS, 2019 PLACEMENT AGENT WARRANTS, MLSC WARRANTS AND CONVERTIBLE NOTES

Description of the Series F Warrants

Each of the investors participating in the 2017 Registered Direct Offering was issued a Series F Warrant to purchase up to a number of shares of our Common Stock equal to 55% of the shares of Common Stock purchased by such investor in such financing. The Series F Warrants had an initial exercise price of $0.75 per share, were exercisable immediately upon their issuance and have a term of exercise equal to five years after their issuance date. The number of shares of our Common Stock into which each of the Series F Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series F Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series F Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series F Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, if (i) there is no effective registration statement registering the resale of the shares of Common Stock underlying the Series F Warrants as of certain time periods (as provided in the Series F Warrants), the Series F Warrant holders may choose to exercise such Series F Warrants on a “cashless exercise” or “net exercise” basis; and (ii) we undergoe a change of control or are involved in a similar transaction, the holder may cause us or any successor entity to purchase its Series F Warrant for an amount of cash equal to $0.18 for each share of Common Stock underlying the Series F Warrant.

Description of the Series G Warrants

Each of the investors participating in the 2018 Registered Direct Offering was issued a Series G Warrant to purchase up to a number of shares of our Common Stock equal to 75% of the shares of Common Stock purchased by such investor in such financing. The Series G Warrants had an initial exercise price of $0.70 per share, were exercisable immediately upon their issuance and have a term of exercise equal to five years after their issuance date. The number of shares of our Common Stock into which each of the Series G Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series G Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series G Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series G Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, if (i) there is no effective registration statement registering the resale of the shares of Common Stock underlying the Series G Warrants as of certain time periods (as provided in the Series G Warrants), the Series G Warrant holders may choose to exercise such Series G Warrants on a “cashless exercise” or “net exercise” basis; and (ii) we undergoe a change of control or are involved in a similar transaction, the holder may cause us or any successor entity to purchase its Series G Warrant for an amount of cash equal to $0.11 for each share of Common Stock underlying the Series G Warrant.

Description of the Series H Warrants

Each of the investors participating in the May 2019 Registered Direct Offering was issued a Series H Warrant to purchase up to a number of shares of our Common Stock equal to 100% of the shares of Common Stock purchased by such investor in such financing. The Series H Warrants had an initial exercise price of $0.40 per share, were exercisable immediately upon their issuance and have a term of exercise equal to five years after their issuance date. The number of shares of our Common Stock into which each of the Series H Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series H Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series H Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series H Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, if (i) there is no effective registration statement registering the resale of the shares of Common Stock underlying the Series H Warrants as of certain time periods (as provided in the Series H Warrants), the Series H Warrant holders may choose to exercise such Series H Warrants on a “cashless exercise” or “net exercise” basis; and (ii) we undergoe a change of control or are involved in a similar transaction, the holder may cause us or any successor entity to purchase its Series H Warrant for an amount of cash equal to $0.0533 for each share of Common Stock underlying the Series H Warrant.

Description of the Series I Warrants and 2019 Placement Agent Warrants

Each of the investors participating in the October 2019 Registered Direct Offering was issued a Series I Warrant to purchase up to a number of shares of our Common Stock equal to 100% of the shares of Common Stock purchased by such investor in such financing. The Series I Warrants had an initial exercise price of $0.22 per share, were exercisable immediately upon their issuance and have a term of exercise equal to five years after their issuance date. The number of shares of our Common Stock into which each of the Series I Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series I Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series I Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series I Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, if there is no effective registration statement registering the resale of the shares of Common Stock underlying the Series I Warrants as of certain time periods (as provided in the Series I Warrants), the Series I Warrant holders may choose to exercise such Series I Warrants on a “cashless exercise” or “net exercise” basis.

The 2019 Placement Agent Warrants have substantially the same terms as the Series I Warrants, except that the exercise price of the 2019 Placement Agent Warrants is $0.21875 per share and the term of the 2019 Placement Agent Warrants is five years from October 16, 2019.

Description of the MLSC Warrants

In connection with and as a condition to receiving the $1,000,000 unsecured subordinated loan that MLSC (such agreement, the “MLSC Loan Agreement”) issued to us on September 30, 2013, we issued to MLSC the MLSC Warrant on September 30, 2013 to purchase 145,985 shares of our Common Stock at an exercise price of $0.274 per share. The MLSC Warrant is exercisable immediately upon its issuance and expires on the earlier of September 30, 2023 and the completion of a sale of substantially all of our assets or a change-of-control transaction.

Description of the Convertible Notes

In addition to the aforementioned warrants, in June 2020 and November 2020, we issued $550,000 and $1,050,000 in aggregate principal amount of our Series 1 Unsecured Convertible Promissory Notes and Series 2 Unsecured Convertible Promissory Notes, respectively (collectively, the “Convertible Notes”). The Convertible Notes (i) have a three year term; (ii) accrue interest on the unpaid principal balance at a rate equal to ten percent (10.0%), and (iii) can be converted into shares of our Common Stock at a conversion price of $0.27 per share and $0.25 per share, respectively. At maturity, at our sole option, we may convert the principal and accrued interest under the Convertible Notes (the “Note Obligations”) into shares of our Common Stock at the applicable conversion price in lieu of repaying the Convertible Notes; provided, however, in the event we exercise this option, the Note Obligations will be deemed to equal the product of 1.35 and the outstanding Note Obligations.

2021 REGISTRATION RIGHTS AGREEMENT

On February 11, 2021, we entered into the 2021 Registration Rights Agreement pursuant to which we became obligated, subject to certain conditions, to file with the SEC within 15 days after February 11, 2021 one or more registration statements to register the shares of Common Stock issued in the 2021 Private Placement Financing and the Series K Warrant Shares for resale under the Securities Act. As a result, we are registering for resale under this registration statement 82,078,133 shares of Common Stock including the 43,125,004 shares of Common Stock issued in the 2021 Private Placement Financing and 32,343,754 shares of Common Stock issuable upon exercise of the Series K Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.17 per share. In addition to the securities required to be registered under the 2021 Registration Rights Agreement, we have also agreed to register for resale the 3,234,375 shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the 2021 Private Placement Financing at an exercise price of $0.20 per share and the 3,886,364 shares issuable upon exercise of the Series J Warrants issued in the Series J Warrant Transactions an exercise price of $0.25 per share.

Pursuant to our filing of this registration statement, we are in compliance with such filing obligation under the 2021 Registration Rights Agreement. Our failure to satisfy certain deadlines with respect to this registration statement, and certain other requirements set forth in the 2021 Registration Rights Agreement may require us to pay monetary penalties to the 2021 Investors and/or their assignees. Because the Series K Warrants, Placement Agent Warrants and Series J Warrants are subject to certain adjustments and permit, in certain circumstances, the “cashless” exercise thereof, the number of shares that will actually be issuable upon any exercise thereof may be more or less than the number of shares being offered by this prospectus. Under the 2021 Registration Rights Agreement, subject to exception in certain circumstances, we have agreed to keep the 2021 Registration Statement effective until the earlier of the date on which all shares of Common Stock to be registered hereunder (i) have been sold; or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. If there is not an effective registration statement covering the resale of any of the shares issued in or issuable upon exercise of the Series K Warrants, Placement Agent Warrants and/or Series J Warrants , then the selling stockholders will be entitled to exercise their Series K Warrants, Placement Agent Warrants and/or Series J Warrants on a “cashless exercise” or “net exercise” basis during the period when the shares issuable upon exercise of such Series K Warrants, Placement Agent Warrants and Series J Warrants are not so registered.

TRANSFER AGENT

The transfer agent for our Common Stock is Empire Stock Transfer. Our transfer agent’s address is 1859 Whitney Mesa Drive, Henderson, Nevada 89014.

ANTI-TAKEOVER PROVISIONS OF NEVADA STATE LAW

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. Our amended and restated bylaws provide that these provisions will not apply to us or to any existing or future stockholder or stockholders.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;
●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
●	representing 10% or more of the earning power or net income of the corporation.
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

We have not entered into separate indemnification agreements with our directors and officers. Our amended and restated bylaws provide that we shall indemnify any director or officer to the fullest extent authorized by the laws of the State of Nevada. Our amended and restated bylaws further provide that we shall pay the expenses incurred by an officer or director (acting in his capacity as such) in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, subject to the delivery to us by or on behalf of such director or officer of an undertaking to repay the amount of such expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized in our bylaws or otherwise.

The NRS further provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

MARKET INFORMATION

Our Common Stock is currently quoted on the OTCQB over-the-counter quotation system under the stock symbol “ARTH”. Our Common Stock began quotation on the OTC Bulletin Board BB (‘OTCBB”) and the OTCQB on June 27, 2013 and since that date has been primarily traded on the OTCQB. There was no trading of our Common Stock on the OTCBB, OTCQB or any other over-the-counter market prior to January 2, 2013. Although our Common Stock is currently quoted on the OTCQB, there is a limited trading market for our Common Stock and there have been few trades in our Common Stock to date. Because our Common Stock is thinly traded on the OTCQB, (i) any reported sale prices may not be a true market-based valuation of our Common Stock; and (ii) such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DIVIDENDS

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

HOLDERS

As of December 16, 2021, there were approximately 100 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the other sections of this prospectus, including our audited annual consolidated financial statements and related notes beginning on page F-1 of this prospectus. This discussion and analysis contains forward-looking statements, including information about possible or assumed results of our financial condition, operations, plans, objectives and performance that involve risks, uncertainties and assumptions. See “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS“ beginning on page 6 of this prospectus. Our actual results may differ materially from those anticipated or suggested in any forward-looking statements.

Corporate Overview

Arch Therapeutics, Inc., (together with its subsidiary, the “Company” or “Arch”) was incorporated under the laws of the State of Nevada on September 16, 2009, under the name Almah, Inc. which was a company previously organized to pursue the business of distributing automobile spare parts online. Effective June 26, 2013, the Company completed a merger (“Merger”) with Arch Biosurgery, Inc. (formerly known as Arch Therapeutics, Inc.), a Massachusetts corporation (“ABS”), and Arch Acquisition Corporation (“Merger Sub”), the Company’s wholly owned subsidiary formed for the purpose of the transaction, pursuant to which Merger Sub merged with and into ABS and ABS thereby became the wholly owned subsidiary of the Company. As a result of the acquisition of ABS, the Company abandoned its prior business plan and changed its operations to the business of a biotechnology company. Our principal offices are located in Framingham, Massachusetts.

For financial reporting purposes, the Merger represented a “reverse merger.” ABS was deemed to be the accounting acquirer in the transaction and the predecessor of Arch. Consequently, the accumulated deficit and the historical operations that are reflected in the Company’s consolidated financial statements prior to the Merger are those of ABS. All share information has been restated to reflect the effects of the Merger. The Company’s financial information has been consolidated with that of ABS after consummation of the Merger on June 26, 2013, and the historical financial statements of the Company before the Merger have been replaced with the historical financial statements of ABS before the Merger in this report.

ABS was incorporated under the laws of the Commonwealth of Massachusetts on March 6, 2006 as Clear Nano Solutions, Inc. On April 7, 2008, ABS changed its name from Clear Nano Solutions, Inc. to Arch Therapeutics, Inc. Effective upon the closing of the Merger, ABS changed its name from Arch Therapeutics, Inc. to Arch Biosurgery, Inc.

Liquidity

We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System. We devote a significant amount of our efforts on fundraising, planning and conducting clinical trials, activities in connection with obtaining regulatory approval, and product research. For the year ended September 30, 2021, we had a net loss of $6,240,482 versus a net loss of $4,691,377 in the prior year. The losses for each of the years ended September 30, 2021 and 2020 can be attributable to research and development expenses, including regulatory approval and product research, and general and administrative costs, primarily relating to legal costs associated with intellectual property and patent application and after costs, general corporate legal expenses all of which were partially offset by adjustments to the derivative liabilities and, for the fiscal year ended September 30, 2021, a gain on the forgiveness of the PPP loan. Cash used in operating activities increased $913,873 during the year ended September 30, 2021 to $5,958,628, compared to $5,044,755 for the year ended September 30, 2020. Cash at September 30, 2021 increased by $1,307,330 to $2,266,639 compared to $959,309 as of September 30, 2020.

Business Overview

We are a biotechnology company marketing or developing a number of products based on our innovative AC5® self-assembling technology platform. We believe these products can be important advances in the field of stasis and barrier applications, which includes stopping bleeding (“hemostasis”), controlling leaking (“sealant”) and managing wounds created during surgery, trauma or interventional care or from disease. We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System and have devoted substantially all of our operational effort to the research, development and regulatory programs necessary to turn our core technology into commercial products. Our goal is to make care faster and safer for patients with products for use in external wounds, which we refer to as Dermal Sciences applications, and products for use inside the body, which we refer to as Biosurgery applications.

Core Technology

Our flagship products and product candidates are derived from our AC5® self-assembling peptide (SAP) technology platform and are sometimes referred to as AC5 or the “AC5 Devices.” These include AC5® Advanced Wound System and AC5® Topical Hemostat, which have received marketing authorization as medical devices in the United States and Europe, respectively, and which are intended for skin applications, such as management of complicated chronic wounds or acute surgical wounds. Other products are in development for use in minimally invasive or open surgical procedures and include, for example, AC5-GTM for gastrointestinal endoscopic procedures and AC5-V® and AC5® Surgical Hemostat for hemostasis inside the body, all of which are currently investigational devices limited by law to investigational use.

Products based on the AC5 platform contain a biocompatible peptide that is synthesized from proteogenic, naturally occurring L-amino acids. Unlike products that contain traditional peptide sequences, when applied to a wound, AC5-based products intercalate into the interstices of the connective tissue and self-assemble into a protective physical-mechanical nanoscale structure that can provide a barrier to leaking substances, such as blood, while also acting as a biodegradable scaffold that enables healing. Self-assembly is a central component of the mechanism of action of our technology. Individual AC5 peptide units readily build themselves, or self-assemble, into an ordered network of nanofibrils when in aqueous solution by the following process:

●	Peptide strands line up with neighboring peptide strands, interacting via hydrogen bonds (non-covalent bonds) to form a ribbon-like structure called a beta sheet.
●	This process continues such that hundreds of strands organize with charged and polar side chains oriented on one face and non-polar side chains oriented on the opposite face of the beta sheets.
●	Interactions of the resulting structure with water molecules and ions results in formation nanofibrils, which extend in length and can join together to form larger nanofibers.
●	This network of AC5 peptide nanofibers forms the physical-mechanical barrier that is responsible for sealant, hemostatic and other properties, regardless of the presence of antithrombotic agents, and which subsequently becomes the scaffold that supports the repair and regeneration of damaged tissue.

Based on the intended application, we believe that the underlying AC5 SAP technology can impart important features and benefits to our products that may include, for instance, stopping bleeding (hemostasis), mitigating contamination, modulating inflammation, donating moisture, and enabling an appropriate wound microenvironment conducive to healing. For instance, AC5 Advanced Wound System, which is indicated for the management of partial and full-thickness wounds, such as pressure sores, leg ulcers, diabetic ulcers, and surgical wounds, is shipped and stored at room temperature, is applied directly as a liquid, can conform to irregular wound geometry, and does not possess sticky or glue-like handling characteristics. We believe these properties enhance its utility in several settings and contribute to its user-friendly profile.

We believe that our technology lends itself to a range of potential applications in which there is a wound inside or on the body, and in which there is need for a hemostatic agent or sealant. For instance, the results of certain preclinical and clinical investigations that either we have conducted or others have conducted on our behalf have shown quick and effective hemostasis with the use of AC5 SAP technology, and that time to hemostasis (“TTH”) is comparable among test subjects regardless of whether such test subject had or had not been treated with therapeutic doses of anticoagulant or antiplatelet medications, commonly called “blood thinners.” Furthermore, the transparency and physical properties of certain AC5 Devices may enable a surgeon to operate through it in order to maintain a clearer field of vision and prophylactically stop or lessen bleeding as surgery starts, a concept that we call Crystal Clear Surgery (TM). An example of a product that contains related features and benefits is AC5 Topical Hemostat, which is indicated for use as a dressing and to control mild to moderate bleeding, each during the management of injured skin and the micro-environment of an acute surgical wound.

Operations

Much of our operational efforts to date, which we often perform in collaboration with partners, have included selecting compositions and formulations for our initial products; conducting preclinical studies, including safety and other tests; conducting a human trial for safety and performance of AC5; developing and conducting a human safety study to assess for irritation and sensitization potential; securing marketing authorization for our first product in the United States and in Europe; developing, optimizing, and validating manufacturing methods and formulations, which are particularly important components of self-assembling peptide development; developing methods for manufacturing scale-up, reproducibility, and validation; engaging with regulatory authorities to seek early regulatory guidance as well as marketing authorization for our products; sourcing and evaluating commercial partnering opportunities in the United States and abroad; and developing and protecting the intellectual property rights underlying our technology platform.

Our long-term business plan includes the following goals:

●	conducting biocompatibility, pre-clinical, and clinical studies on our products and product candidates;
●	obtaining additional marketing authorization for products in the United States, Europe, and other jurisdictions as we may determine;
●	continuing to develop third party relationships to manufacture, distribute, market and otherwise commercialize our products;
●	continuing to develop academic, scientific and institutional relationships to collaborate on product research and development;
●	expanding and maintaining protection of our intellectual property portfolio; and
●	developing additional product candidates in Dermal Sciences, Biosurgery, and other areas.

In furtherance of our long-term business goals, we expect to continue to focus on the following activities during the next twelve months:

●	seek additional funding as required to support the milestones described previously and our operations generally;
●	work with our manufacturing partners to scale up production of product compliant with current good manufacturing practices (“cGMP”), which activities will be ongoing and tied to our development and commercialization needs;
●	further clinical development of our product platform;
●	assess our technology platform in order to identify and select product candidates for potential advancement into development;
●	seek regulatory input to guide activities related to expanded and new product marketing authorizations;
●	continue to expand and enhance our financial and operational reporting and controls;
●	pursue commercial partnerships; and
●	expand and enhance our intellectual property portfolio by filing new patent applications, obtaining allowances on currently filed patent applications, and/or adding to our trade secrets in self-assembly, manufacturing, analytical methods and formulation, which activities will be ongoing as we seek to expand our product candidate portfolio.

In addition to capital required for operating expenses, depending upon additional input from EU and US regulatory authorities, as well as the potential for additional regulatory filings and approvals during the next 2 years, additional capital may be required.

The estimated capital requirements potentially could increase significantly if a number of risks relating to conducting these activities were to occur, including without limitation those set forth under the heading “RISK FACTORS” in this filing. We anticipate that our operating and other expenses will continue to increase as we continue to implement our business plan and pursue and achieve these goals. After giving effect to the funds received in past equity and debt financings and assuming our use of that funding at the rate we presently anticipate, as of December 16, 2021 we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022. We could spend our financial resources much faster than we expect, in which case we would need to raise additional capital as our current funds may not be sufficient to operate our business for the entire duration of that period.

Preclinical Testing

We have engaged and continue to engage third parties in the United States and abroad to advise on and/or perform certain preclinical bench-top and animal research and development studies, typically with assistance from our team. These third parties can include contract research organizations, academic institutions, consultants, advisors, scientists, clinicians, and/or other collaborators.

We completed the biocompatibility studies required to receive marketing authorizations for AC5 Advanced Wound System in the United States and AC5 Topical Hemostat in Europe, and such test results support that the products are biocompatible. We will perform further biocompatibility testing that we deem necessary for additional indications, classifications, jurisdictions, and/or as required by regulatory authorities.

Acute and survival animal studies assessing safety and performance of our technology have also demonstrated favorable outcomes in Dermal Sciences and Biosurgical applications.

Clinical Testing

We have engaged and continue to engage third parties in the United States and abroad to advise on and/or perform certain clinical studies and related activities, typically with assistance from our team. These third parties can include contract research organizations, academic institutions, consultants, advisors, scientists, clinicians, and/or other collaborators.

We completed two clinical studies. The first study, which met its primary and secondary endpoints, assessed the safety and performance of our product candidate in 46 patients with bleeding skin wounds that resulted from excision of skin lesions and followed for 30 days. The second study assessed our product candidate on skin, determining that it was neither an irritant nor a sensitizer, and no immunogenic response or serious or other adverse events attributable to our product were reported in any of the approximately 50 enrolled volunteers. The product candidate in these studies subsequently received marketing authorization and is presently known as AC5 Advanced Wound System in the United States and AC5 Topical Hemostat in Europe.

Commercialization

Our commercialization efforts are currently focused on our Dermal Sciences products, AC5 Advanced Wound System in the United States and AC5 Topical Hemostat in Europe. The indication for use, or purpose, for each product follows:

●	Under the supervision of a health care professional, AC5 Advanced Wound System is a topical dressing used for the management of partial and full-thickness wounds, such as pressure sores, leg ulcers, diabetic ulcers, and surgical wounds.
●	AC5® Topical Hemostat is intended for use locally as a dressing and to control mild to moderate bleeding, each during the management of injured skin and the micro-environment of an acute surgical wound.

In practice, we envision that both products will be used in comparable wounds, including, in particular, acute or chronic wounds that require surgical intervention. Examples include, surgical excision of dead, contaminated, or damaged tissue, otherwise known as debridement, in chronic wounds; complicated wounds created during an acute surgical procedure; failed acute surgical wounds; wounds requiring wound bed preparation in advance of other procedures; wounds in need of an advanced dressing that incorporates an initial protective barrier function followed by a scaffolding or lattice function that enables healing.

We announced receipt of 510(k) premarket notification clearances for AC5® Advanced Wound System on December 17, 2018, providing marketing authorization, and on March 23, 2020, clearing use of an additional supplier and additional manufacturing processes. We announced receipt of the CE mark for AC5 Topical Hemostat on April 13, 2020.

The Covid-19 pandemic environment has introduced new challenges related to product launch, marketing and sales, as clinicians and facilities are increasingly focused on managing resources, the disease, or its potential spread. We believe that these challenges may present an opportunity for our new technology to address certain poorly met needs.

Wound interventions are too often considered to be elective procedures instead of being treated essentially or emergently as National Pressure Ulcer Advisory Panel guidelines and others recommend, resulting in a projected increased risk to limb and life while elective procedures are delayed and not prioritized. Furthermore, the implications of these delays are a growing backlog of chronic wounds awaiting care and a worsening of such wounds, leading to greater morbidity, such as infection, necrosis, and amputation, and potentially mortality.

We expect our Dermal Sciences product commercialization to be gradual, initially, and moderately accelerate into new market channels. In addition to identifying and encouraging product use by key opinion leaders and early adopters, we will prioritize our focus on private and government facilities. Hospitals in the Veterans Health Administration (“VA Hospitals”), for example, tend to have many patients whose needs we believe we can help address. We prioritized the launch of AC5 Advanced Wound System in the United States over that of AC5 Topical Hemostat in Europe to maximize operational efficiencies in light of the Covid-19 pandemic.

We have engaged and continue to engage third parties in the United States and abroad to advise on and/or perform certain sales and marketing activities, typically with assistance from our team. These third parties can include contract organizations, consultants, advisors, scientists, clinicians, and/or other collaborators.

Manufacturing

We work with contract manufacturing and related organizations, including those operating under current good manufacturing practices (“cGMP”), as is required by applicable regulatory agencies for production of product that can be used for preclinical and human testing as well as for commercial use. We also have engaged and continue to engage other third parties in the United States and abroad to advise on and/or perform certain manufacturing and related activities, typically with assistance from our team. These third parties include academic institutions, consultants, advisors, scientists, and/or other collaborators. The activities include development of our primary product candidates, as well as generation of appropriate analytical methods, scale-up, and other procedures for use by manufacturers and/or other members of our supply chain to produce or process our products at current and/or larger scale quantities for preclinical and clinical testing and ultimately, as required marketing authorizations are obtained, commercialization.

Our products are regulated as medical devices, and as such, many of our activities have focused on optimizing traditional parameters to target specifications, biocompatibility, physical appearance, stability, and handling characteristics, among other metrics, in order to achieve the desired product. We and our partners intend to continue to monitor manufacturing processes and formulation methods closely, as success or failure in establishing and maintaining appropriate specifications may directly impact our ability to conduct additional preclinical and clinical trials and/or deliver commercial product.

Merger with ABS and Related Activities

On June 26, 2013, the Company completed the Merger with ABS, pursuant to which ABS became a wholly owned subsidiary of the Company. In contemplation of the Merger, effective May 24, 2013, the Company increased its authorized common stock, par value $0.001 per share (“Common Stock”), from 75,000,000 shares to 300,000,000 shares and effected a forward stock split, by way of a stock dividend, of its issued and outstanding shares of Common Stock at a ratio of 11 shares to each one issued and outstanding share. Also, in contemplation of the Merger, effective June 5, 2013, the Company changed its name from Almah, Inc. to Arch Therapeutics, Inc. and changed the ticker symbol under which its Common Stock trades on the OTC Bulletin Board from “AACH” to “ARTH”.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Recent Developments

In August 2021, the U.S. Department of Justice (DOJ) filed a criminal complaint against Dr. Avtar Dhillon alleging his participation in a securities fraud scheme. DOJ alleged that Dr. Dhillon concealed his ownership of millions of shares in two microcap companies (including Arch), for which he served as the chairman of the board of directors, and that he then secretly directed the shares’ sale, generating approximately $2.19 million in proceeds. DOJ also alleged that Dr. Dhillon, when later giving sworn testimony before the U.S. Securities & Exchange Commission (SEC), twice withheld from investigators his beneficial interest in the accounts through which the shares were sold, and that he lied to investigators about his awareness of whether anyone had sold shares in Arch. Dr. Dhillon was charged with one count of conspiracy to commit securities fraud, one count of securities fraud, and two counts of obstructing a proceeding of the SEC.

At the same time, the SEC charged Dr. Dhillon with violations of the antifraud, registration, and reporting provisions of federal securities laws in connection with the sales of securities of certain public companies, including his sale of shares of common stock of Arch. The SEC is seeking permanent injunctions, conduct-based injunctions, disgorgement of allegedly ill-gotten gains plus interest, civil penalties, penny stock bars, and an officer and director bar for Dr. Dhillon.

Dr. Dhillon served as the Chairman of the Board of Arch from April 2013 through July 2018, and as an advisor to Arch from July 2018 through August 6, 2021. Arch has fully cooperated with the DOJ and SEC and has not been implicated in or charged with any wrongdoing.

Results of Operations

The following discussion of our results of operations should be read together with the consolidated financial statements included in this prospectus and the notes thereto. Our historical results of operations and the period-to-period comparisons of our results of operations that follow are not necessarily indicative of future results.

Year Ended September 30, 2021 Compared to Year Ended September 30, 2020

	September 30,	September 30,	Increase
	2021	2020	(Decrease)
	($)	($)	($)
Revenue	11,565	—	11,565
Operating Expenses
Cost of revenues	26,282	—	26,282
Selling, general and administrative	5,009,323	3,741,020	1,268,303
Research and development	1,353,084	1,611,094	(258,010)
Loss from Operations	(6,377,124)	(5,352,114)	1,025,010
Other income	136,642	660,737	(524,095)
Net loss	(6,240,482)	(4,691,377)	1,549,105

Revenue

Revenue for the year ended September 30, 2021 was $11,565, which was the result of a single transaction with an established key opinion leader that has provided services for compensation in the past and expected to continue to provide services for compensation in the future and a single transaction into a Veterans Administration (“VA”) hospital through our new distribution partner, Lovell Government Services (“LGS”). We did not generate revenue during the fiscal year ended September 30, 2020.

Cost of revenues

Cost of revenues during the year ended September 30, 2021 was $26,282, an increase of $26,282 compared to no cost of revenue for the year ended September 30, 2020. Cost of sales includes product costs, third party warehousing, overhead allocation and royalty expenses.

General and Administrative Expense

General and administrative expenses during the fiscal year ended September 30, 2021 were $5,009,323 an increase of $1,268,303 compared to $3,741,020 for the fiscal year ended September 30, 2020. The increase in general and administrative expense is primarily attributable to increases in payroll costs and corporate legal fees partially offset by a decrease in stock-based compensation, defense of patent and patent prosecution costs and consulting costs. General and administrative expenses are generally expected to increase during fiscal 2022 as a result of the establishment and execution of commercialization efforts, additional staffing, increased stock-based compensation as well as increased costs associated with the Company’s continued fundraising efforts.

Research and Development Expense

Research and development expense during the fiscal year ended September 30, 2021 was $1,353,084, a decrease of $258,010 compared to $1,611,094 for the fiscal year ended September 30, 2020. The decrease in research and development expense is primarily attributable to a decrease in product and development costs, preparation of regulatory filings and compensation costs. Research and development expenses are expected to increase during fiscal 2022 as a result of our plans for additional product development, clinical and regulatory programs.

Other Income/(Expense)

Other income during the year ended September 30, 2021 was $136,642, a decrease of $524,095 compared to total other income of $660,737 for the year ended September 30, 2020. The decrease in other income is attributable to a change in fair market value of the derivative liabilities and an increase in interest expense partially offset by the gain on the forgiveness of loan.

Liquidity and Capital Resources

Working Capital

At September 30, 2021, we had total current assets of $3,667,639 (including cash of $2,266,639) and working capital of $1,940,198. Our working capital as of September 30, 2021 and September 30, 2020 is summarized as follows:

	September 30,	September 30,
	2021	2020
Total Current Assets	$3,667,745	$2,142,975
Total Current Liabilities	1,727,547	628,460
Working Capital	$1,940,198	$1,514,515

Total current assets as of September 30, 2021 were $3,667,745, an increase of $1,524,770 compared to $2,142,975 as of September 30, 2020. The increase in current assets is primarily attributable to net proceeds of approximately $6,200,000 raised from the issuance of common stock and warrants in the 2021 Financing, and $1,050,000 received from the issuance of convertible notes. This was partially offset by selling, general and administrative expenses and research and development expenses incurred in connection with activities to develop our primary product candidate. Our total current assets as of September 30, 2021 and September 30, 2020 were comprised primarily of cash, inventory and prepaid expenses and other current assets.

Total current liabilities as of September 30, 2021 were $1,727,547, an increase of $1,099,087 compared to $628,460 as of September 30, 2020. The increase is primarily due to the current portion of the derivative liability, and increases in accrued expense and other current liabilities and accounts payable partially offset by a decrease in the current portion of the PPP loan. Our total current liabilities as of September 30, 2021 were comprised of accounts payable, accrued expenses and other liabilities and the current portion of derivative liabilities. Our total current liabilities as of September 30, 2020 were comprised of accounts payable and accrued expenses and other liabilities and the current portion of the PPP loan.

Cash Flow

	September 30,	September 30,
	2021	2020
Cash Used in Operating Activities	$(5,958,628)	$(5,044,755)
Cash Used in Investing Activities	(3,275)	(2,455)
Cash Provided by Financing Activities	7,269,233	3,826,190
Net increase (decrease) in cash	$1,307,330	$(1,221,020)

Cash Used in Operating Activities

Cash used in operating activities increased $913,873 to $5,958,628 during the fiscal year ended September 30, 2021 compared to $5,044,755 for the fiscal year ended September 30, 2020. The increase in cash used in operating activities is primarily attributable to increases in payroll costs and corporate legal fees.

Cash Used in Investing Activities

Cash used in investing activities increased $820 to $3,275 during the fiscal year ended September 30, 2021, compared to $2,455 during the fiscal year ended September 30, 2020. For the fiscal year ended September 30, 2021, cash used in investing activities is attributed to computer hardware purchases.

Cash Provided by Financing Activities

Cash provided by financing activities increased $3,443,043, to $7,269,233 during the fiscal year ended September 30, 2021, compared to $3,826,190 during the fiscal year ended September 30, 2020. For the year ended September 30, 2021, the cash provided by financing activities resulted from net proceeds of $6,219,233 raised from issuance of common stock and warrants in the 2021 Financing and $1,050,000 from the issuance of Series 2 Convertible Notes. For the year ended September 30, 2020, the cash provided by financing activities resulted from $2,167,162 from the issuance of common stock and warrants in the October 2019 Financing,

$176,300 received from the PPP loan, $550,000 received from the issuance of a convertible note and $932,728 from the exercise of Series D Warrants.

Cash Requirements

We anticipate that our operating and other expenses will increase significantly as we continue to implement our business plan and pursue our operational goals. As of December 16, 2021, we believe that our current cash on hand will meet our anticipated cash requirements into the second quarter of fiscal 2022. Notwithstanding this, depending upon additional input from EU and US regulatory authorities, we do not expect to generate sufficient revenues from operations before we need to raise additional capital. Further, our estimates regarding our use of cash could change if we encounter unanticipated difficulties or other issues arise, including without limitation those set forth under the heading “ RISK FACTORS” in this filing, in which case our current funds may not be sufficient to operate our business for the period we expect.

We have only recently commenced commercial sales of our first product, AC5(R) Advanced Wound System. We expect to generate revenue in the future. That revenue will not be sufficient to fund our business operations and we will need to obtain additional funding from external sources for the foreseeable future. We do not have any commitments for future capital. Significant additional financing will be required to fund our planned operations in the near term and in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We may not be able to obtain additional financing on commercially reasonable or acceptable terms when needed, or at all. We are bound by certain contractual terms and obligations that may limit or otherwise impact our ability to raise additional funding in the near-term including, but not limited to, provisions in the 2017 SPA and 2018 SPA restricting our ability to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the 2017 SPA and 2018 SPA) including, but not limited to, an equity line of credit or “At-the-Market” financing facility until the three lead investors in the 2017 Financing and the 2018 Financing collectively own less than 20% of the Series F Warrants and Series G Warrants purchased by them pursuant to the 2017 SPA and 2018 SPA. These restrictions and provisions could make it more challenging for us to raise capital through the incurrence of debt or through equity issuances. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investments.

As previously noted, since inception we have funded our operations primarily through equity and debt financings and we expect to continue to seek to do so in the future. If we obtain additional financing by issuing equity securities, our existing stockholders’ ownership will be diluted. Additionally, the terms of securities we may issue in future capital-raising transactions may be more favorable for our new investors, and in particular may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. If we obtain additional financing by incurring debt, we may become subject to significant limitations and restrictions on our operations pursuant to the terms of any loan or credit agreement governing the debt. Further, obtaining any loan, assuming a loan would be available when needed on acceptable terms, would increase our liabilities and future cash commitments. We may also seek funding from collaboration or licensing arrangements in the future, which may require that we relinquish potentially valuable rights to our product candidates or proprietary technologies or grant licenses on terms that are not favorable to us. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs. In addition, as described in greater detail under the Risk Factor entitled “The terms of the 2017 Financing, 2018 Financing and 2021 Private Placement Financing could impose additional challenges on our ability to raise funding in the future,” included in this prospectus, the 2017 SPA, the 2018 SPA and the 2021 Private Placement Financing impose certain restrictions on our ability to issue equity or debt securities.

Going Concern

We have only recently commenced commercial sales of our first product, AC5(R) Advanced Wound System. From inception, we have had recurring losses from operations. While the Company anticipates that it will have cash on hand into the second quarter of fiscal 2022, the continuation of our business as a going concern is dependent upon raising additional capital and eventually attaining and maintaining profitable operations. As of September 30, 2021, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements included in this propsectus do not include any adjustments that might be necessary should operations discontinue.

Critical Accounting Policies and Significant Judgments and Estimates

Pursuant to certain disclosure guidance issued by the SEC, the SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. We do not believe the company has any accounts or circumstances that carry a significant level of estimation uncertainty. Our critical accounting policies that we anticipate will require the application of our most difficult, subjective or complex judgments are as follows:

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with FASB ASC Topic 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories comprises expenditures incurred in acquiring the inventories, the cost of conversion and other costs incurred in bringing them to their existing location and condition. The cost of raw materials, work-in-progress and finished goods and other products are determined on a First in First out (FiFo) basis. When determining net realizable value, appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Recent Accounting Guidance

Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” was issued by the Financial Accounting Standards Board (FASB) in August 2018. The purpose of this amendment in this Update is to modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 during our first quarter of fiscal year 2021, and the impact was considered immaterial on our consolidated financial statements.

ASU 2020-06, “Debt with Conversion and other Options (subtopic 470-02) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” was issued by the FASB in August 2020. The purpose of this amendment is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liability and equity. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company does not believe that this guidance will not have a material impact on its consolidated results of operations, financial position or disclosures.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our current directors and executive officers:

Name	Position	Age	Director/Officer Since
Dr. Terrence W. Norchi	President, Chief Executive Officer and Chairman of the Board of Directors	57	April 2013
James R. Sulat	Director	71	August 2015
Punit Dhillon	Director	41	July 2018
Laurence Hicks	Director	55	September 2021
Michael S. Abrams	Chief Financial Officer	51	May 2021
Daniel M. Yrigoyen	Vice President of Sales	52	July 2021

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed:

Dr. Terrence W. Norchi. Terrence W. Norchi, MD, our co-founder, serves as our President and Chief Executive Officer, and Chairman of the Board. Dr. Norchi also served as our Interim Chief Financial Officer through June 26, 2013. Dr. Norchi has served in similar positions since co-founding ABS, our predecessor company in 2006. Prior to ABS, Dr. Norchi was a portfolio manager of one of the world’s largest healthcare mutual funds and a pharmaceutical analyst at Putnam Investments from April 2002 to September 2004. Prior to that, he served as the senior global biotech and international pharmaceutical equity analyst at Citigroup Asset Management, and as a sell-side analyst covering non-U.S. pharmaceutical equities at Sanford C. Bernstein in New York City. Dr. Norchi earned an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management in 1996. Dr. Norchi earned an M.D. degree in 1990 from Northeast Ohio Medical University and completed his internal medicine residency in 1994 at Baystate Medical Center, Tufts University School of Medicine, where he was selected to serve as the Chief Medical Resident. Dr. Norchi brings to our Board of Directors and management team invaluable experience and knowledge of our core technology and proposed product candidates as a result of his first-hand experience with the development of that technology, having ushered it from the research laboratory to its current stage of development. His investing experience as a former public company analyst and a portfolio manager provides further insights and value as the company advances toward commercialization. Dr. Norchi serves on the Board of Advisors of the Boston Museum of Science.

James R. Sulat. Mr. Sulat joined our Board of Directors in August 2015. Mr. Sulat has served as a member of the Supervisory Board for Valneva SE, a European biotech company focusing on vaccines, since 2005. Previously, Mr. Sulat served as the Chief Executive Officer and Chief Financial Officer for Maxygen, Inc., from 2009 to 2013. Mr. Sulat also served as a member of the Board of Directors for Maxygen, Inc., from 2003 to 2013. Prior to that, Mr. Sulat served as the Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors for Memory Pharmaceuticals Corp., from 2005 to 2008. Mr. Sulat previously served in senior executive roles for R.R. Donnelley & Sons, Co., Chiron Corporation, Stanford Health Services, Inc., and Esprit de Corp, Inc. Mr. Sulat also previously served as a member of the Board of Directors for Momenta Pharmaceuticals, Inc., Tolero Pharmaceuticals, Inc., Diadexus, Inc., Codexis, Inc., Ariat International, Inc., General Surgical Innovations, Inc., Vans, Inc., and AMAG Pharmaceuticals, Inc Mr. Sulat received a B.S. in Administrative Sciences from Yale University, and an M.B.A. and an M.S. in Health Services Administration from Stanford University. Mr. Sulat’s experience in the pharmaceutical industry provides value his role as a member of the Board.

Punit Dhillon. Mr. Dhillon joined our Board of Directors in July 2018. Mr. Dhillon brings over 15 years of global industry experience to Arch’s Board with a wealth of knowledge and experience operationally in medical devices, advancing programs from scientific research through clinical development, regulatory approval, and into healthcare systems globally. Mr. Dhillon’s business and management experience includes corporate finance, integration, intellectual property licensing, strategy implementation, mergers and acquisitions and collaborations with academic and other institutions. Strategic partnerships established by Mr. Dhillon include early and late stage deals with Merck and Pfizer. Mr. Dhillon co-founded and previously served as Chief Executive Officer and a member of the board of directors of OncoSec, a biotechnology company pioneering new technologies to stimulate the body’s immune system to target and attack cancer. Prior to that, Mr. Dhillon served as Vice President of Finance and Operations at Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation), a DNA vaccine development company, from September 2003 until March 2011. Mr. Dhillon is also a director of Emerald Health Sciences, Inc. and Audit Committee Chair of Emerald Health Therapeutics, Inc. (TSXV: EMH) and Emerald Bioscience, Inc. (OTCQB: NMUS). Mr. Dhillon was recognized as one of the "Top

100 CEOs" by PharmaVoice in 2013, as "Most Admired CEO" by The San Diego Business Journal in 2016, and as a finalist for Ernst & Young’s Annual "Entrepreneur of the Year." Mr. Dhillon has a Bachelor of Arts with honors in Political Science and a minor in Business Administration from Simon Fraser University. Mr. Dillon’s experience in the medical device and health care industries provide value to his role as a member of the Board.

Laurence Hicks. Mr. Hicks, has been the chief executive officer of Healthcare Components Group, a global manufacturer of OEM and replacement parts used for the manufacture and repair of medical devices, since 2021. From 2016 until 2021, when it merged into Healthcare Components Group, Mr. Hicks was chief executive officer of 2506052 Ontario Inc., a holding company for American Optics, Endoscopy Replacement Parts and Micro Optics Europe, which sell components used in the manufacturing and repair of endoscopes worldwide. He has held medical device leadership roles at ACMI, Karl Storz Endoscopy and NeuroTherm. Mr. Hicks’ experience in the medical device industry provides value to his role as a member of the Board.

Michael S. Abrams. Mr. Abrams has over 25 years of experience as a Chief Financial Officer to numerous public and private companies; principal investor; investment banker; merchant banker; strategic and financial advisor; and Board member. Mr. Abrams’ capabilities span a broad range of activities with a particular expertise in the areas of operational management, complex financial engineering, financial advisory, and capital markets strategy primarily for companies in the technology and healthcare sectors. Mr. Abrams graduated with an MBA with Honors from the Booth School of Business at the University of Chicago and received his BBA with Honors from the University of Massachusetts at Amherst as a William F. Field Alumni scholar, an award given annually to the top finance student in the class.

Daniel M. Yrigoyen. Mr. Yrigoyen has over 25 years of healthcare experience with a proven track record of driving business growth. Mr. Yrigoyen’s capabilities span a broad range of activities with expertise in the areas of new product launches, business process development, sales strategy, revenue generation and growth, metrics-driven performance management, and strategic partnership development. Most recently, Mr. Yrigoyen served as Vice President, Sales & Channel Distribution for Medela, Inc., a global medical device company. Prior to that, he served as General Manager and led both domestic and international commercial initiatives at Hollister, Inc., a worldwide manufacturer of healthcare products. Mr. Yrigoyen graduated with an MBA from the Kellogg School of Management at Northwestern University.

Term of Office of Directors

Our directors are appointed and serve until their successor has been duly elected and qualified, or until the earlier of their death, resignation or removal.

Family Relationships

On July 20, 2018, the Company announced that the Board appointed Punit Dhillon (“Mr. Dhillon”), the co-founder and former President and CEO of OncoSec Medical Incorporated (“OncoSec”), a biotechnology company pioneering new technologies to stimulate the body’s immune system to target and attack cancer, as a director of the Company effective on July 19, 2018. Mr. Dhillon is the nephew of Dr. Avtar Dhillon (“Dr. Dhillon”), who was previously chairman of the board of directors of the Company, was previously a member of the board of directors of OncoSec, and Chairman of the board of directors of Emerald Health Sciences, Inc.

Involvement in Certain Legal Proceedings

No director, executive officer or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Audit Committee

Our Board of Directors has not established a separate standing audit committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. Instead, the entire Board of Directors presently acts as the audit committee within the meaning of that section and will continue to do so upon the appointment of any new directors until such time as a separate standing audit committee has been established. Our Board of Directors has determined that each member is an “audit committee financial expert” as defined by applicable SEC rules.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, principal executive officer, principal financial officer, principal accounting officer and all of our other officers and employees and can be found on our website, http://www.archtherapeutics.com on our “Corporate Governance” webpage, which can be accessed from the “Investors” tab of our website. We will also provide a copy of our code of business conduct and ethics to any person without charge upon his or her request. Any such request should be directed to our Chief Financial Officer at 235 Walnut Street, Suite 6, Framingham, Massachusetts 01702. We intend to make all required disclosures concerning any amendments to or waivers from our code of business conduct and ethics on our website.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this report anyone who filed a required report late during our most recent fiscal year.

Based on our review of forms we received or written representations from reporting persons, we believe that all reports of securities ownerships and changes in such ownership required to be filed during the year ended September 30, 2021 were timely filed, except that Mr. Yrigoyen filed late reports on each of Form 3 and Form 4 on August 11, 2021, reporting one transaction, and Messrs. Yrigoyen, Abrams, Sulat and Punit each filed one late Form 4 on October 1, 2021 reporting one transaction each.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the fiscal years ended September 30, 2021 and September 30, 2020 for (i) our principal executive officer; (ii) our two next most highly compensated executive officers whose total compensation exceeded $100,000 during our last completed fiscal year; and (iii) certain of our other executive officers, whose compensation is voluntarily provided.

Summary Compensation Table

				Stock	Option	All other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Total
Name	Year	($)	($)	($)	($) (1)	($)	($)
Dr. Terrence W. Norchi	2021	450,500	27,030	—	157,400	—	634,930
President and Chief Executive Officer	2020	438,111	81,090	—	178,300	—	697,501

Michael S. Abrams Chief Financial Officer	2021	135,417	—	—	66,895	—	202,312
Daniel Yrigoyen VP of Sales	2021	64,299	—	13,500	27,545	—	105,344
(1)	Represents the aggregate grant date fair values of awards granted during the fiscal year ended September 30, 2021 under ASC Topic 718, which is calculated as of the grant date using a Black-Scholes option-pricing model. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by our executive officers. For information on the valuation assumptions with respect to option grants made during the fiscal year ended September 30, 2021 refer to Note 11 “Stock-Based Compensation” in our consolidated financial statements included in this filing.

Employment Agreements with Named Executive Officers

Terrence W. Norchi

On June 25, 2013, we entered into an executive employment agreement with Dr. Terrence W. Norchi, our President and Chief Executive Officer and a member of our Board of Directors, which became effective as of June 26, 2013. Dr. Norchi’s employment agreement continues until terminated by Dr. Norchi, or us and provided for an initial annual base salary of $275,000, and eligibility to receive an annual cash bonus in an amount up to 30% of Dr. Norchi’s then-current annual base salary. In addition, Dr. Norchi’s employment agreement provides that his annual base salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees. Annual bonuses are awarded at the sole discretion of our Board of Directors. If Dr. Norchi’s employment is terminated by us (unless such termination is “For Cause” (as defined in his employment agreement)), or by Dr. Norchi for “Good Reason” (as defined in his employment agreement), then Dr. Norchi, upon signing a release in favor of the Company, will be entitled to severance in an amount equal to 12 months of Dr. Norchi’s then-current annual base salary, payable in the form of salary continuation, plus, if Dr. Norchi elects and subject to certain other conditions, payment of Dr. Norchi’s premiums to continue his group health coverage under COBRA until the earlier of (i) 12 months following the date of such termination; or (ii) the date Dr. Norchi becomes covered under another employer’s health plan. In addition, Dr. Norchi’s employment agreement provides that, in the event of a change of control of the Company, termination by Dr. Norchi for Good Reason, termination by the Company for any reason other than For Cause, or termination as a result of Dr. Norchi’s death, all unvested shares under outstanding equity grants to Dr. Norchi, if any, shall automatically accelerate and become fully vested. On March 13, 2014, Dr. Norchi’s employment agreement was amended to increase his annual base salary to $325,000, retroactively effective as of February 1, 2014, and increase his cash bonus eligibility from 30% of his annual base salary to 35% of his annual base salary. In connection with the Board of Directors’ annual review of Dr. Norchi’s base salary, Dr. Norchi’s annual base salary was increased to $425,000 effective July 1, 2017. In connection with the Board of Directors’ annual review of Dr. Norchi’s base salary, Dr. Norchi’s annual base salary was increased to $450,500 effective August 1, 2019.

Dr. Norchi’s employment agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is (i) the commission by the executive of a crime involving dishonesty, breach of trust, or physical harm to any person, (ii) executive’s engagement by the executive in conduct that is in bad faith and materially injurious to the Company, (iii) commission by the executive of a material breach of the employment agreement which is not cured within 20 days after the executive receives written notice of such breach, (iv) willful refusal by the executive to implement or follow a lawful policy or directive of the Company, which breach is not cured by the executive within 20 days after receiving written notice from the Company, (v) or executive’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); and (b) “Good Reason” is, without the executive’s written consent, (1) a material reduction in executive’s annual base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company, (2) the relocation of executive to a facility or location that is more than 50 miles from his primary place of employment and such relocation results in an increase in executive’s one-way driving distance by more than 50 miles, or (3) a material and adverse change in executive’s authority, duties, or responsibilities with the Company or a material and adverse change in executive’s reporting relationship within the Company.

In connection with our entry into the executive employment agreement with Dr. Norchi, effective on June 26, 2013, Dr. Norchi’s former employment agreement with ABS was terminated pursuant to a termination agreement and release between Dr. Norchi and ABS.

Michael S. Abrams

On March 31, 2021, we entered into an executive employment agreement with Mr. Abrams, our Chief Financial Officer and Treasurer. The agreement continues until terminated by us or by Mr. Abrams. Pursuant to the terms of the agreement, Mr. Abrams is entitled to an initial annual base salary of $325,000 and is eligible to receive an annual cash bonus in an amount of up to 30% of Mr. Abrams’ then-current annual base salary. Annual bonuses are awarded at the sole discretion of our Board of Directors. In addition, Mr. Abrams’ employment agreement provides that his annual base salary will be reviewed by the Board of Directors (or any committee thereof), with such input as it may request from the Company’s Chief Executive Officer, from time to time but at least on an annual basis, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees. If Mr. Abrams’ employment is terminated by us at any time after 30 days after the start date (unless such termination is “For Cause” (as defined in his employment agreement)), or by Mr. Abrams for “Good Reason” (as defined in his employment agreement), then Mr. Abrams, upon signing a release in favor of the Company, would be entitled to severance in an amount equal to six months of Mr. Abrams’ then-current annual base salary, payable in the form of salary continuation, plus, if Mr. Abrams elects and subject to certain other conditions, payment of Mr. Abrams’ premiums to continue his group health coverage under COBRA until the earlier of (i) 12 months following the date of such termination; or (ii) the date Mr. Abrams becomes covered under another employer’s health plan. In addition, Mr. Abrams’ employment agreement provides that, in the event of a change of control of the Company or his employment is terminated by the Company for any reason other than For Cause, all unvested shares under outstanding equity grants to Mr. Abrams, if any, shall automatically accelerate and become fully vested.

The agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is (i)  Mr. Abrams commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Mr. Abrams willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Mr. Abrams commits a material breach of this Agreement or the Proprietary Information Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company (to the extent curable); (iv) Mr. Abrams willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Executive from the Company; or (v) Mr. Abrams engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Mr. Abrams’ employment For Cause at any time, without any advance notice. The Company shall pay Mr. Abrams all compensation to which Mr. Abrams is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

Daniel M. Yrigoyen

On July 12, 2021, we entered into an executive employment agreement with Mr. Yrigoyen, our Vice President of Sales. The agreement continues until terminated by us or by Mr. Yrigoyen. Pursuant to the terms of the agreement, Mr. Yrigoyen is entitled to an initial annual base salary of $225,000 and is eligible to receive regular commission payments of up to $8,333.33 per month, depending on the achievement of established objectives; provided, however, that for the first nine (9) months of employment, Mr. Yrigoyen shall be entitled to receive the full commission of $8,333.33 per month regardless of whether the applicable performance objectives are met

In addition, Mr. Yrigoyen’s employment agreement provides that his annual base salary will be reviewed by the Board of Directors (or any committee thereof), with such input as it may request from the Company’s Chief Executive Officer, from time to time but at least on an annual basis, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees. If Mr. Yrigoyen’s employment is terminated by us at any time after 30 days after the start date (unless such termination is “For Cause” (as defined in his employment agreement)), or by Mr. Yrigoyen for “Good Reason” (as defined in his employment agreement), then Mr. Yrigoyen, upon signing a release in favor of the Company, would be entitled to severance in an amount equal to six months of Mr. Yrigoyen’s then-current annual base salary, payable in the form of salary continuation, plus, if Mr. Yrigoyen elects and subject to certain other conditions, payment of Mr. Yrigoyen’s premiums to continue his group health coverage under COBRA until the earlier of (i) 12 months following the date of such termination; or (ii) the date Mr. Yrigoyen becomes covered under another employer’s health plan. In addition, Mr. Yrigoyen’s employment agreement provides that, in the event of a change of control of the Company or his employment is terminated by the Company for any reason other than For Cause, all unvested shares under outstanding equity grants to Mr. Yrigoyen, if any, shall automatically accelerate and become fully vested.

The agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is (i)  Mr. Yrigoyen commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Mr. Yrigoyen willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Mr. Yrigoyen commits a material breach of this Agreement or the Proprietary Information Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company (to the extent curable); (iv) Mr. Yrigoyen willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Mr. Yrigoyen from the Company; or (v) Mr. Yrigoyen engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Mr. Yrigoyen’s employment For Cause at any time, without any advance notice. The Company shall pay Mr. Yrigoyen all compensation to which Mr. Yrigoyen is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the aggregate number of option and stock awards held by our named executive officers at September 30, 2021:

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value
	Securities	Securities				Shares or		of Shares
	Underlying	Underlying				Units of		or Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
Dr. Terrence W. Norchi	500,000	—	(1)	0.35	03/23/2024
	400,000	—	(2)	0.19	01/21/2025
	355,000	—	(3)	0.28	08/17/2025
	1,250,000	—	(4)	0.39	05/02/2026
	650,000	—	(5)	0.65	02/02/2027
	360,000	—	(6)	0.425	07/18/2028
	687,500	312,500	(7)	0.2292	12/19/2029
		1,000,000	(8)	0.1028	09/26/2031
		1,000,000	(9)	0.1028	09/26/2031

Michael S. Abrams		500,000	(10)	0.1329	05/02/2031
		350,000	(11)	0.1028	09/26/2031

Daniel M. Yrigoyen		150,000	(12)	0.09	07/29/2031
		200,000	(14)	0.1028	09/26/2031	150,000	(13)	19,500

Richard E. Davis	500,000	—	(15)	0.22	07/06/2024
	500,000	—	(16)	0.19	01/21/2025
	175,000	—	(17)	0.28	08/17/2025
	150,000	—	(18)	0.39	05/02/2026
	500,000	—	(19)	0.65	02/02/2027
	275,000	—	(20)	0.425	07/18/2028
	481,243	218,757	(21)	0.2292	12/20/2029
(1)	Represents an option to purchase 500,000 shares of Common Stock with a grant date of March 23, 2014. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, 25% of the shares shall vest 12 months following the date of grant and 1/24th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing April 23, 2015.
(2)	Represents an option to purchase 400,000 shares of Common Stock with a grant date of January 22, 2015. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, 25% of the shares shall vest 12 months following the date of grant and 1/24th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing February 22, 2016.
(3)	Represents an option to purchase 355,000 shares of Common Stock with a grant date of August 18, 2015. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, and 1/36th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing September 18, 2015.
(4)	Represents an option to purchase 1,250,000 shares of Common Stock granted on May 3, 2016. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.

(5)	Represents an option to purchase 650,000 shares of Common Stock granted on February 3, 2017. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.
(6)	Represents an option to purchase 360,000 shares of Common Stock with a grant date of July 19, 2018. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, and 1/36th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing August 19, 2018.
(7)	Represents an option to purchase 1,000,000 shares of Common Stock with a grant date of December 20, 2019. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, and 1/36th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing January 20, 2019.
(8)	Represents an option to purchase 1,000,000 shares of Common Stock with a grant date of September 27, 2021. The vesting period of the shares underlying the option commenced on the date of grant, with 33% of the shares vested immediately on the date of grant and the remaining shares to vest in 24 equal installments commencing on the first anniversary on the date of grant.
(9)	Represents an option to purchase 1,000,000 shares of Common Stock with a grant date of September 27, 2021. The vesting period of the shares underlying the option commenced on the date of grant, with shares to vest in 36 equal installments commencing on the first anniversary on the date of grant.
(10)	Represents an option to purchase 500,000 shares of Common Stock with a grant date of May 3, 2021. The vesting period of the shares underlying the option commenced on the date of grant, with 30% of the shares vested immediately on the date of grant and the remaining shares to vest in 24 equal installments commencing on the first anniversary on the date of grant.
(11)	Represents an option to purchase 350,000 shares of Common Stock with a grant date of September 27, 2021. The vesting period of the shares underlying the option commenced on the date of grant, with shares to vest in 36 equal installments commencing on the first anniversary on the date of grant.
(12)	Represents an option to purchase 150,000 shares of Common Stock with a grant date of July 30,2021. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant and the remaining shares to vest in 24 equal installments commencing on the first anniversary on the date of grant.
(13)	Represents a stock award to receive 150,000 shares of Common Stock granted on July 30, 2021. The stock award vests as follows; 50,000 shares on January 12, 2022, 50,000 shares on July 12, 2022 and 50,000 shares on January 12, 2023.
(14)	Represents an option to purchase 200,000 shares of Common Stock with a grant date of September 27, 2021. The vesting period of the shares underlying the option commenced on the date of grant, with shares to vest in 36 equal installments commencing on the first anniversary on the date of grant
(15)	Represents an option to purchase 500,000 shares of Common Stock with a grant date of July 7, 2014. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant and the remaining shares to vest in 24 equal installments commencing on the first anniversary on the date of grant.
(16)	Represents an option to purchase 500,000 shares of Common Stock with a grant date of January 22, 2015. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, 25% of the shares shall vest 12 months following the date of grant and 1/24th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing February 22, 2015.
(17)	Represents an option to purchase 175,000 shares of Common Stock with a grant date of August 18, 2015. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vested immediately on the date of grant, and 1/36th of the remaining shares shall vest on each of the monthly anniversaries of the grant date, commencing September 18, 2015.

(18)	Represents an option to purchase 150,000 shares of Common Stock granted on May 3, 2016. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.
(19)	Represents an option to purchase 500,000 shares of Common Stock granted on February 3, 2017. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.
(20)	Represents an option to purchase 275,000 shares of Common Stock granted on July 19, 2018. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.
(21)	Represents an option to purchase 700,000 shares of Common Stock granted on December 20, 2019. The vesting period of the shares underlying the option commenced on the date of grant, with 25% of the shares vesting immediately, the remaining unvested Shares subject to the Option shall vest on each of the next thirty-six (36) monthly anniversaries of the date of grant.

Compensation of Directors

On March 23, 2014, our Board of Directors adopted a director compensation policy for non-employee directors. That policy provides that effective the first calendar quarter of 2014, the person serving as the Chairman of our Board of Directors receives an aggregate annual cash fee of $190,000 for that chairperson role, and all other non-employee directors receive an annual cash fee of $50,000.

The following table summarizes all compensation paid to our non-employee directors during the fiscal year ended September 30, 2021:

Director Compensation Table

	Fees
	Earned
	or
	Paid In	Stock	Option	All other
	Cash	Awards	Awards	Compensation	Total
	($)	($)	($)	($)	($)
James R. Sulat (1)	37,500	—	39,350	—	76,850

Punit Dhillon (2)	50,000	—	39,350	—	89,350

Laurence Hicks (3)	—	—	19,675	—	19,675
(1)	Mr. Sulat was appointed as a member of the Board on August 19, 2015. The aggregate number of shares of Common Stock underlying option awards outstanding as of September 30, 2021 held by Mr. Sulat was 1,440,000.
(2)	Mr. Dhillon was appointed as a member of the Board on July 19, 2018. The aggregate number of shares of Common Stock underlying option awards outstanding as of September 30, 2021 held by Mr. Dhillon was 1,000,000.
(3)	Mr. Hicks was appointed as a member of the Board on September 27,2021. The aggregate number of shares of Common Stock underlying option awards outstanding as of September 30, 2021 held by Mr. Hicks was 250,000.

Securities Authorized for Issuance under Equity Compensation Plans

On June 18, 2013, our Board of Directors and the holders of a majority of our standing common stock approved and adopted the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”). The Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, and dividend equivalent rights, to allow us to adapt our incentive compensation program to meet our needs. As of September 30, 2021, the Plan has reserved 31,114,256 shares of our common stock for issuance thereunder in awards granted to employees, directors and/or consultants. The Plan provides that on the first business day of each fiscal year commencing with fiscal year 2013, the number of shares of our common stock reserved for issuance under the Plan for all awards except for incentive stock option awards will be subject to increase by an amount equal to the lesser of (i) 3,000,000 shares, (ii) 4% of the number of shares outstanding on the last day of our immediately preceding fiscal year, or (iii) such lesser number of shares as determined by the administrator of the Plan, which is currently our Board of Directors. As a result of that provision, as of October 1, 2020, the number of shares reserved for issuance under the Plan increased by 3,000,000 to 34,114,256. The following table provides information as of September 30, 2021 with respect to our equity compensation plans:

Equity Compensation Plan Information

Number of
securities
remaining
	Number of		available for
	securities to		future
	be issued		issuance
	upon	Weighted-	under
	exercise	average	equity
	of	exercise	compensation
	outstanding	price of	plans
	options,	outstanding	(excluding
	warrants	options,	securities
	and	warrants	reflected in
	rights	and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	24,899,014	$0.29	99,340
Equity compensation plans not approved by security holders	—	—	—
Total	24,899,014	$0.29	99,340

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

During fiscal years 2021 and 2020, other than with respect to matters relating to the Company’s compensation arrangements with its executive officers, there were no transactions between the Company or any of its subsidiaries and any “Related Person” (as that term is defined in Item 404 of Regulation S-K) that would be required to be reported pursuant to Item 404 of Regulation S-K other than the following:

On June 22, 2020, the Company entered into a Series J Warrant Issuance Agreement (the “Keyes Sulat Agreement”) with the Keyes Sulat Revocable Trust (the “Trust”), also a holder of outstanding Series D Warrants, resulting in approximately $82,000 of proceeds as a result of the full exercise of the Trust’s Series D Warrants. Under the terms of the Keyes Sulat Agreement, in exchange for fully exercising the Trust’s remaining Series D Warrants for 454,546 shares of common stock on June 22, 2020, the Trust was issued Series J Warrants to purchase 340,910 shares of common stock at an exercise price of $0.25 over a 1 year term. James R. Sulat, a member of the Board, is a co-trustee of the Trust, of which members of Mr. Sulat’s immediate family are beneficiaries. Mr. Sulat disclosed his interest in the Trust to the Board prior to its approval of the transaction and abstained from voting on the transaction.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our Company, at this time we have determined to rely on our full Board of Directors to review related party transactions and identify and prevent conflicts of interest. Our Board of Directors reviews a transaction in light of the affiliations of the director, officer, employee or stockholder and the affiliations of such person’s immediate family. Transactions are presented to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company and its stockholders. The procedures described above have been approved by resolutions adopted by our Board of Directors.

Director Independence

Our Board of Directors has determined that Mr. James R. Sulat, Mr. Punit Dhillon and Mr. Laurence Hicks would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). Further, although we have not established separately designated audit, nominating or compensation board committees, Mr. Sulat, Mr. Dhillon and Mr. Hicks would qualify as “independent” under Nasdaq Listing Rules applicable to all such board committees. Dr. Terrence W. Norchi would not qualify as “independent” under Nasdaq Listing Rules applicable to the Board of Directors generally or to separately designated board committees because he currently serves as our President and Chief Executive Officer.

Subject to some exceptions, Nasdaq Listing Rule 5605(a)(2) provides that an independent director is a person other than an executive officer or other employee of the Company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under Nasdaq Listing Rule 5605(a)(2) and subject to certain exceptions, a director will not be deemed to be independent if (a) the director is, or at any time during the past three years was, an employee of ours; (b) the director or a member of the director’s immediate family or a person living with such director (collectively, a “Related Party”) has received more than $120,000 in compensation from us during any twelve-month period within the preceding three years, other than compensation for service as a director or as a non-executive employee (in the case of Related Party), benefits under a tax-qualified retirement plan or non-discretionary compensation; (c) a Related Party is, or in the past three years has been, an executive officer of ours; (d) the director or a Related Party is an executive officer, partner or controlling shareholder of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during our past three fiscal years, exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 (except for payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs); (e) the director or a Related Party is employed as an executive officer of another company where at any time during the preceding three years one of our executive officers served on the compensation committee of such company; and (f) the director or a Related Party is a current partner of our independent public accounting firm, or has worked for such firm in any capacity on our audit at any time during the past three years.

Principal Accounting Fees And Services

The following table presents the aggregate fees agreed to by the Company for the annual audits for the fiscal years ended September 30, 2021 and 2020 and all other fees paid by us for services rendered by Baker Tilly US, LLP (and Moody, Famiglietti & Andronico LLP before the two firms combined):

	2021	2020
Audit Fees	$154,500	$129,000
Audit-Related Fees	21,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$175,500	$129,000

Audit Fees. The fees identified under this caption were for professional services rendered by Baker Tilly US, LLP, our current principal accountant, during the fiscal year ended September 30, 2021 and Moody, Famiglietti & Andronico LLP for the fiscal year ended September 30, 2020 for the audit of our annual financial statements. The fees identified under this caption also include fees for professional services rendered by Moody, Famiglietti & Andronico LLP for the review of the financial statements included in our quarterly reports on Forms 10-Q.

Audit-Related Fees. Audit-related fees consist principally of assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported as audit fees.

Tax Fees. Tax fees consist principally of assistance related to tax compliance, tax advice, and tax planning. For the fiscal years ended September 30, 2021 and 2020 there were no tax fees paid to our principal accountant.

All Other Fees. These fees would consist of all fees paid to our principal accountant that are not reflected as audit, audit-related or tax fees.

Pre-Approval Policy

As our Board of Directors has not established a separate standing audit committee, all engagements of our independent registered public accounting firms for 2021 and 2020 were pre-approved by the full Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) each person who, to our knowledge, beneficially owns more than 5% of our Common Stock; (ii) each of our directors and named executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o Arch Therapeutics, Inc., 235 Walnut St., Suite #6, Framingham, Massachusetts

01702. The information set forth in the table below is based on 237,169,770 shares of our Common Stock outstanding on December 16, 2021. Shares of our Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of December 16, 2021 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. The following table is presented after taking into account the ownership limitations to which certain holders of our Series E Warrants, and Series 2 Unsecured Convertible Promissory Notes, and all the holders of our Series F Warrants, Series G Warrants, Series H Warrants, Series I Warrants and, Placement Agent Warrants, and Series J Warrants are subject to (the “Ownership Limitation). In general, the Ownership Limitation prevents holders from exercising the warrant to the extent such exercise would result in the holder owning more shares than the Ownership Limitation, which is initially set below 5%, and such Ownership Limitation may be waived at the holder’s discretion, provided that such waiver will not become effective until the 61st day after delivery of such waiver notice.

		Percentage
		of
	Number of	Shares
	Shares	Beneficially
	Beneficially	Owned
Name of Beneficial Owner	Owned	(1)
5%+ Stockholders:

Twelve Pins Partners (2)	10,000,000	4.22%

Ana B. Parker (3)	19,044,291	8.05%

Directors and Executive Officers

Terrence Norchi (4)	18,147,689	7.52%

James R. Sulat (5)	3,000,004	1.26%

Punit Dhillon (6)	638,194	0.27%

Laurence Hicks (7)	267,551	0.11%

Michael Abrams (8)	38,889	0.02%

Daniel Yrigoyen (9)	172,222	0.07%

Current Directors and Named Executive Officers as a Group (6 persons)	22,264,549	9.19%

Shares of our Common Stock subject to options, warrants, or other rights currently exercisable or convertible or exercisable or convertible within 60 days of December 16, 2021, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

(1)	Except as otherwise indicated, we believe that each of the beneficial owners of the Common Stock listed previously, based on information furnished by such owners, has sole investment and voting power with respect to the shares listed as beneficially owned by such owner, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Dr. Norchi is the sole member of Twelve Pins Partners, LLC and has sole voting and investment control with respect to the shares it holds. Dr. Norchi disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(3)	Represents (i) 7,863,400 shares of Common Stock owned individually by Ana Parker; (ii) 1,380,891 shares of Common Stock owned individually by Michael A. Parker, Ana Parker’s spouse; (iii) 5,000,000 shares of Common Stock owned through Tungsten III LLC, of which Michael Parker is the sole manager (iv) 300,000 shares of restricted stock granted to Mr. Parker on September 27, 2021 (v) 4,500,000 shares of Common Stock acquired upon the exercise of Series D Warrants. Excludes 600,000 shares of Common Stock that may be acquired upon the exercise of Series G Warrants (which expire July 7, 2023), any of the 1,230,769 shares of Common Stock that may be acquired upon the exercise of Series H Warrants

(which expire May 14, 2024 ) or any of the 3,428,571 shares of Common Stock that may be acquired upon the exercise of Series I Warrants (which expire October 18, 2024), since such warrants cannot be exercised until such time as the holder would not beneficially own, after such exercise, more than 4.9% of the outstanding shares of Common Stock; provided, however, that the holder may waive such ownership limitation, in which case such waiver will become effective sixty-one (61) days after the holder’s delivery of such waiver notice. As of December 16, 2021, Ms. Parker has not waived such limitation.
(4)	Represents (a) 10,000,000 shares of our Common Stock held by Twelve Pins Partners, LLC, with respect to which Dr. Norchi holds sole voting and investment control; (b) 1,419,076 shares issued to Dr. Norchi upon the closing of the Merger in exchange for the cancellation of shares of Common Stock and convertible notes of ABS owned by him immediately prior to the closing of the Merger; (c) 1,130,000 shares of restricted stock granted to Dr. Norchi on May 3, 2016; (d) 650,000 shares of restricted stock granted to Dr. Norchi on February 3, 2017;(e) 360,000 shares of restricted stock granted to Dr. Norchi on July 19, 2018; and (f) 4,588,613 shares subject to options exercisable within 60 days after December 16, 2021. Dr. Norchi disclaims beneficial ownership of the securities held by Twelve Pins Partners, LLC except to the extent of his pecuniary interest therein.
(5)	Represents (a) 370,000 shares of our Common Stock directly held by Mr. Sulat; (b) 1,376,813 shares of our Common Stock held by the Keyes Sulat Revocable Trust; (c) 41,666 shares of our Common Stock held by the Brenna Keyes Sulat Irrevocable Trust; (d) 41,666 shares of our Common Stock held by the Nathaniel Keyes Sulat Irrevocable Trust; (e) a Series F Warrant exercisable for 45,833 shares of our Common stock, in each case held by Keyes Sulat Revocable Trust; (f) a Series F Warrant exercisable for 22,916 shares of our Common stock held by the Brenna Keyes Sulat Irrevocable Trust; (g) a Series F Warrant exercisable for 22,916 shares of our Common stock held by the Nathaniel Keyes Sulat Irrevocable Trust; and (h) 1,078,194 shares subject to options exercisable within 60 days after December 16, 2021. Mr. Sulat disclaims beneficial ownership of the securities held by Keyes Sulat Revocable Trust, Brenna Keyes Sulat Irrevocable Trust and Nathaniel Keyes Sulat Irrevocable Trust except, in each case, to the extent of his pecuniary interest therein.
(6)	Represents 638,194 shares of our Common Stock subject to options exercisable within 60 days after December 16, 2021.
(7)	Represents 240,278 shares of our Common Stock subject to options exercisable within 60 days after December 16, 2021. Includes 27,273 shares of our Common stock held by Drake Partners Equity LLC, in which Mr. Hicks has an ownership interest.
(8)	Represents 38,889 shares of our Common Stock subject to options exercisable within 60 days after December 16, 2021.
(9)	Represents 150,000 shares of Restricted Stock granted on July 30, 2021 and 22,222 shares of our Common Stock subject to options exercisable within 60 days after December 16, 2021.

LEGAL MATTERS

The validity of the Common Stock being offered hereby has been passed upon for us by McDonald Carano LLP, Reno, Nevada. Certain other matters are being passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

Baker Tilly US, LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended September 30, 2021 and 2020, as stated in its report appearing herein, and such audited consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is http://www.archtherapeutics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

ARCH THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Arch Therapeutics, Inc. and Subsidiary

Framingham, Massachusetts

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Arch Therapeutics, Inc. and Subsidiary (the Company) as of September 30, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended September 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that Arch Therapeutics, Inc. and Subsidiary will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered significant losses and negative cash flows from operations, only recently commenced generating limited operating revenues and has limited working capital that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

 Inventory Valuation

As described in Note 2 to the consolidated financial statements, inventories are stated at the lower of cost or net realizable value. The Company capitalizes inventory that has been produced for commercial sale and has been determined to have a probable future economic benefit. The determination of whether or not the inventory has a future economic benefit requires estimates by management. To the extent that inventory is expected to expire prior to being sold, or used for research and development or used for samples, the Company writes down the value of inventory.

We identified inventory valuation as a critical audit matter.  The principal consideration for our determination that inventory valuation is a critical audit matter is that there was significant judgment by management to estimate the net realizable value of inventory, because of the uncertainties in determining demand for aging inventory and future market conditions. This in turn led to subjective auditor judgment, and significant effort in performing procedures to assess the reasonableness of management’s estimates related to inventory valuation and in evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others:

•	obtaining an understanding over management’s inventory process for determining net realizable value of inventory and any necessary adjustments for excess and obsolete inventory;
•	testing the completeness, accuracy and relevance of the underlying data used in the analysis;
•	evaluating the appropriateness and consistency of management’s methods and assumptions used in developing estimates around forecasted sales.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2013.

Tewksbury, Massachusetts
December 17, 2021

Arch Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2021 and 2020

	September 30,	September 30,
	2021	2020
ASSETS
Current assets:
Cash	$2,266,639	$959,309
Inventory	1,093,765	967,993
Prepaid expenses and other current assets	307,341	215,673
Total current assets	3,667,745	2,142,975

Long-term assets:
Property and equipment, net	5,240	4,552
Other assets	3,500	3,500
Total long-term assets	8,740	8,052

Total assets	$3,676,485	$2,151,027

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$408,083	$342,050
Accrued expenses and other liabilities	319,464	248,968
Current portion of derivative liability	1,000,000	—
Current portion of PPP Loan	—	37,442
Total current liabilities	1,727,547	628,460

Long-term liabilities:
Long-term portion of PPP loan	—	138,858
Series 1 convertible notes	550,000	550,000
Series 2 convertible notes	1,050,000	—
Accrued interest	167,137	17,781
Derivative liability	1,207,475	2,316,419
Total long-term liabilities	2,974,612	3,023,058

Total liabilities	4,702,159	3,651,518

Commitments and contingencies (Note 13)

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 800,000,000 shares authorized as of September 30, 2021 and 2020, 237,169,770 and 193,044,766 shares issued as of September 30, 2021 and 2020, and 236,719,770 and 193,044,766 outstanding as of September 30, 2021 and 2020	236,720	193,045
Additional paid-in capital	48,534,525	41,862,901
Accumulated deficit	(49,796,919)	(43,556,437)
Total stockholders’ deficit	(1,025,674)	(1,500,491)

Total liabilities and stockholders’ deficit	$3,676,485	$2,151,027

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended September 30, 2021 and 2020

	Fiscal Year	Fiscal Year
	Ended	Ended
	September 30,	September 30,
	2021	2020

Revenue	$11,565	$—

Operating expenses:
Cost of revenues	26,282	—
Selling, general and administrative expenses	5,009,323	3,741,020
Research and development expenses	1,353,084	1,611,094
Total costs and expenses	6,388,689	5,352,114

Loss from operations	(6,377,124)	(5,352,114)

Other income:
Interest expense	(150,531)	(18,534)
Gain on forgiveness of loan	178,229	—
Decrease to fair value of derivative	108,944	679,271
Total other income	136,642	660,737

Net loss	$(6,240,482)	$(4,691,377)

Loss per share - basic and diluted
Net loss per common share - basic and diluted	$(0.03)	$(0.02)
Weighted common shares - basic and diluted	220,001,412	188,051,683

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended September 30, 2021 and 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
Fiscal Year Ended September 30, 2020	Shares	Amount	Capital	Deficit	Deficit

Balance at September 30, 2019	172,612,233	$172,612	$37,885,151	$(38,865,060)	$(807,297)

Net loss	—	—	—	(4,691,377)	(4,691,377)

Shares issued for the exercise of warrants	5,181,819	5,182	927,546	—	932,728

Issuance of common stock and warrants, net of financing costs	14,285,714	14,286	2,152,876	—	2,167,162

Issuance of restricted stock	965,000	965	(965)	—	—

Stock-based compensation expense	—	—	898,293	—	898,293

Balance at September 30, 2020	193,044,766	$193,045	$41,862,901	$(43,556,437)	$(1,500,491)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
Fiscal Year Ended September 30, 2021	Shares	Amount	Capital	Deficit	Deficit

Balance at September 30, 2020	193,044,766	$193,045	$41,862,901	$(43,556,437)	(1,500,491)

Net loss	—	—	—	(6,240,482)	(6,240,482)

Issuance of common stock and warrants, net of financing costs	43,125,004	43,125	6,176,108	—	6,219,233

Vesting of restricted stock issued	550,000	550	(550)		—

Stock-based compensation expense	—	—	496,066	—	496,066

Balance at September 30, 2021	236,719,770	$236,720	$48,534,525	$(49,796,919)	$(1,025,674)

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended September 30, 2021 and 2020

	Fiscal Year	Fiscal Year
	Ended	Ended
	September 30,	September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(6,240,482)	$(4,691,377)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	2,587	6,926
Stock-based compensation	496,066	898,293
(Decrease) to fair value of derivative	(108,944)	(679,271)
Inventory obsolescence charge	181,988	60,385
Gain on forgiveness of loan	(178,229)	—

Changes in operating assets and liabilities:
(Increase) decrease in:
Inventory	(307,760)	(681,731)
Prepaid expenses and other current assets	(91,668)	147,032
Increase (decrease) in:
Accounts payable	66,033	(191,505)
Accrued interest	151,285	—
Accrued expenses and other liabilities	70,496	86,493
Net cash used in operating activities	(5,958,628)	(5,044,755)

Cash flows from investing activities:
Purchases of property and equipment	(3,275)	(2,455)
Net cash used in investing activities	(3,275)	(2,455)

Cash flows from financing activities:
Proceeds received from convertible notes	1,050,000	550,000
Proceeds received from PPP loan	—	176,300
Proceeds from issued common stock and warrants, net of financing costs	6,219,233	2,167,162
Proceeds from exercise of warrants	—	932,728
Net cash provided by financing activities	7,269,233	3,826,190

Net increase (decrease) in cash	1,307,330	(1,221,020)

Cash, beginning of year	959,309	2,180,329

Cash, end of period	$2,266,639	$959,309

Non-cash financing activities:
Issuance of restricted stock	—	$965
Issuance of restricted stock for services	$103,750	$93,500
Series J Warrants cost	$—	$219,737

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.DESCRIPTION OF BUSINESS

Arch Therapeutics, Inc., (together with its subsidiary, the “Company” or “Arch”) was incorporated under the laws of the State of Nevada on September 16, 2009, under the name “Almah, Inc.”. Effective June 26, 2013, the Company completed a merger (the “Merger”) with Arch Biosurgery, Inc. (formerly known as Arch Therapeutics, Inc.), a Massachusetts corporation (“ABS”), and Arch Acquisition Corporation (“Merger Sub”), the Company’s wholly owned subsidiary formed for the purpose of the transaction, pursuant to which Merger Sub merged with and into ABS and ABS thereby became the wholly owned subsidiary of the Company. As a result of the acquisition of ABS, the Company abandoned its prior business plan and changed its operations to the business of a biotechnology company. Our principal offices are located in Framingham, Massachusetts.

ABS was incorporated under the laws of the Commonwealth of Massachusetts on March 6, 2006 as Clear Nano Solutions, Inc. On April 7, 2008, ABS changed its name from Clear Nano Solutions, Inc. to Arch Therapeutics, Inc. Effective upon the closing of the Merger, ABS changed its name from Arch Therapeutics, Inc. to Arch Biosurgery, Inc.

The Company only recently commenced commercial sales of our first product, AC5® Advanced Wound System, and have devoted substantially all of our operational effort to the research, development and regulatory programs necessary to turn our core technology into commercial products. To date, the Company has principally raised capital through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants.

The Company expects to incur substantial expenses for the foreseeable future relating to research, development and commercialization of its potential products. However, there can be no assurance that the Company will be successful in securing additional resources when needed, on terms acceptable to the Company, if at all. Therefore, there exists substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability of assets that might be necessary despite this uncertainty.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Presentation

The consolidated financial statements include the accounts of Arch Therapeutics, Inc. and its wholly owned subsidiary, Arch Biosurgery, Inc., a biotechnology company. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Recently Issued and Adopted Accounting Guidance

Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement” was issued by the Financial Accounting Standards Board (FASB) in August 2018. The purpose of this amendment in this Update is to modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 during our first quarter of fiscal year 2021, and the impact was considered immaterial on our consolidated financial statements.

ASU 2020-06, “Debt with Conversion and other Options (subtopic 470-02) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” was issued by the FASB in August 2020. The purpose of this amendment is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liability and equity. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company does not believe that this guidance will have a material impact on its consolidated results of operations, financial position or disclosures.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2021 and 2020.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories comprises expenditures incurred in acquiring the inventories, the cost of conversion and other costs incurred in bringing them to their existing location and condition. The cost of raw materials, goods-in-process and finished goods are determined on a First in First out (FiFo) basis. When determining net realizable value, appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash in bank deposits accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the related asset. Upon sale or retirement, the cost and accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in income or loss for the period. Repair and maintenance expenditures are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC 360, Property, Plant and Equipment. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. For the years ended September 30, 2021 and 2020 there has not been any impairment of long-lived assets.

Leases

The Company determines if an arrangement is a lease at its inception. Operating lease right-of-use (“ROU“) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our lease does not provide an implicit interest rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. As of September 30, 2021 and 2020, our ROU asset is included in prepaid expenses and other current assets and the lease obligations is included in accrued expenses and other current liabilities on our consolidated balance sheets. As of September 30, 2021 and 2020, ROU asset of approximately $0 and $39,000, respectively, represents our right to use an underlying asset for the lease term and the lease liabilities of approximately $0 and $39,000, respectively, represents our obligation to make lease payments arising from the lease.

Income Taxes

In accordance with FASB ASC 740, Income Taxes, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences or events that have been included in our consolidated financial statements and/or tax returns. Deferred tax assets and liabilities are based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss will be incurred related to these matters and the amount of the loss is reasonably determinable.

Revenue

In accordance with FASB ASC 606, Revenue Recognition, the Company recognizes revenue through a five-step process: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) a performance obligation is satisfied.

The Company’s source of revenue is product sales. Contracts with customers contain a single performance obligation and the Company recognizes revenue from product sales when the Company has satisfied our performance obligation by transferring control of the product to the customers. Control of the product transfers to the customer upon shipment from the Company’s third-party warehouse.

Cost of Revenues

Cost of revenues includes product costs, warehousing, overhead allocation and royalty expenses.

Research and Development

The Company expenses internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), which requires all share-based payments be recognized in the consolidated financial statements based on their fair values. In accordance with FASB ASC Topic 718, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted and recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the fair value of the common stock and a number of other assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected life for awards uses the simplified method for all “plain vanilla” options, as defined in ASC 718-10-S99 and the contractual term for all other employee and non-employee awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on history and the expectation of paying no dividends. Stock-based compensation expense, when recognized in the consolidated financial statements, is based on awards that are ultimately expected to vest.

Fair Value Measurements

The Company measures both financial and nonfinancial assets and liabilities in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures , including those that are recognized or disclosed in the consolidated financial statements at fair value on a recurring basis. The standard created a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3 inputs are unobservable inputs that reflect the Company’s own views about the assumptions market participants would use in pricing the asset or liability.

At September 30, 2021 and 2020, the carrying amounts of cash, accounts payables and accrued expenses and other liabilities approximate fair value because of their short-term nature. The carrying amounts for the PPP Loan, if applicable, and the Convertible Notes approximate fair value because borrowing rates and term are similar to comparable market participants.

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with FASB ASC Topic 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Financial Statement Reclassification

Certain balances in the prior year consolidated financial statements have been reclassified for comparison purposes to conform to the presentation in the current period consolidated financial statements.

Subsequent Events

The Company evaluated all events or transactions through December 16, 2021, the date which these financial statements were issued. There were no material subsequent events (Note 15).

Going Concern Basis of Accounting

As reflected in the consolidated financial statements, the Company has an accumulated deficit, has suffered significant net losses and negative cash flows from operations, only recently commenced generating limited operating revenues, and has limited working capital. The continuation of the Company’s business as a going concern is dependent upon raising additional capital, the ability to successfully market and sell its product and eventually attaining and maintaining profitable operations. In particular, as of September 30, 2021, the Company will be required to raise additional capital, obtain alternative means of financial support, or both, in order to continue to fund operations, and therefore there is substantial doubt about the Company’s ability to continue as a going concern. The Company expects to incur substantial expenses into the foreseeable future for the research, development and commercialization of its current and potential products. In addition, the Company will require additional financing in order to seek to license or acquire new assets, research and develop any potential patents and the related compounds, and obtain any further intellectual property that the Company may seek to acquire. Finally, some of our product candidates or the materials contained therein (such as the Active Pharmaceutical Ingredients (“APIs”) for our AC5® product line), are manufactured from facilities in areas impacted by the outbreak of the coronavirus, which could result in shortages due to ongoing efforts to address the outbreak. Historically, the Company has principally funded operations through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants. Provisions in the Securities Purchase Agreements that the Company entered into on February 20, 2017 (“2017 SPA”) and on June 28, 2018 (“2018 SPA”) restrict the Company’s ability to effect or enter into an agreement to effect any issuance by the Company or its subsidiary of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the 2017 SPA and 2018 SPA) including, but not limited to, an equity line of credit or “At-the-Market” financing facility until the three lead investors in the 2017 Financing and the institutional investors in the 2018 SPA collectively own less than 20% of the Series F Warrants and the Series G Warrants purchased by them pursuant to the 2017 SPA and 2018 SPA, respectively. The 2021 SPA contains certain restrictions on our ability to conduct subsequent sales of our equity securities. In particular, we are prohibited from entering into or effecting a Variable Rate Transaction (as defined in the 2021 SPA) until February 11, 2022; provided, however, the Company may enter into and effect an at-the-market offering facility with the Placement Agent. The continued spread of coronavirus and uncertain market conditions may also limit the Company’s ability to access capital. If the Company is unable to obtain adequate capital, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned activities. These conditions, in the aggregate, raise substantial doubt as to the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

3.PROPERTY AND EQUIPMENT

At September 30, 2021 and 2020, property and equipment consisted of:

	Estimated	September 30,	September 30,
	Useful Life	2021	2020

Furniture and fixtures	5 years	$9,357	$9,357

Leasehold improvements	Life of Lease	$8,983	$8,983

Computer equipment	3 years	$14,416	$11,141

Lab equipment	5 years	$1,000	$1,000

		33,756	30,481

Less – accumulated depreciation		28,516	25,929

Property and equipment, net		$5,240	$4,552

For the years ended September 30, 2021 and 2020 depreciation expense recorded was $2,587 and $6,926, respectively.

4.INCOME TAXES

The principal components of the Company’s net deferred tax assets consisted of the following at September 30:

	2021	2020
Net operating loss carryforwards	$10,022,020	$8,451,214
Capitalized expenditures	1,703,849	1,782,185
Research and experimentation credit carryforwards	946,158	928,734
Stock based compensation	2,352,432	2,321,519
Property and Equipment	2,740	3,152
Accrued expenses	57,812	18,518
Inventory allowance	62,946	16,497
Gross deferred tax assets	15,147,957	13,521,819
Deferred tax asset valuation allowance	(15,147,957)	(13,521,819)

Net deferred tax assets	$—	$—

The provision (benefit) for income taxes differs from the tax computed with the statutory federal income tax rate as follows:

	2021	2020
Expected income tax (benefit) at federal statutory rate	21.00%	21.00%

Increase/(Decrease) due to:
State Taxes - Net of federal benefit	5.80%	7.08%

Permanent Differences:
Key man life insurance	(0.01)%	(0.01)%
R&D, taken as a credit	(0.29)%	(0.51)%
Adjustment to fair value of derivative	0.37%	3.04%
PPP Loan Forgiveness	0.60%	0.00%
Other	(1.41)%	0.51%
Change in Valuation Allowance	(26.06)%	(31.11)%
Total Income Tax Provision / Benefit	—%	—%

As of September 30, 2021 and 2020, the Company had federal net operating loss carryforwards totaling approximately $37,018,000 and $31,119,000, respectively, which may be available to offset future taxable income. The pre-2018 federal net operating loss carryforwards total approximately $21,750,000, and begin to expire in 2026. Due to the CARES Act, federal net operating losses generated in tax years beginning after December 31, 2017 can be carried forward indefinitely. As of September 30, 2021 and 2020, the Company has federal net operating loss carryforwards with an indefinite life of $15,268,000 and $9,369,000. As of September 30, 2021 and 2020, the Company had federal research and experimentation credit carryforwards of $643,000 and $557,000, respectively, which may be available to offset future income tax liabilities and which would begin to expire in 2028.

As of September 30, 2021 and 2020, the Company had state net operating loss carryforwards of approximately $36,033,000 and $30,737,000, respectively, which may be available to offset future taxable income and which would begin to expire in 2030. As of September 30, 2021 and 2020, the Company had state research and experimentation credit carryforwards of $384,000 and $345,000, respectively, which may be able to offset future income tax liabilities and which would begin to expire in 2023.

As the Company has not yet achieved profitable operations, management believes the tax benefits as of September 30, 2021 and 2020 did not satisfy the realization criteria set forth in FASB ASC Topic 740, Income Taxes, and therefore has recorded a valuation allowance for the entire deferred tax asset. The valuation allowance increased in 2021 by approximately $1,626,000 and increased in 2020 by approximately $1,459,000. The Company’s effective income tax rate differed from the federal statutory rate due to state taxes and the Company’s full valuation allowance, the latter of which reduced the Company’s effective federal income tax rate to zero.

The Company experienced an ownership change as a result of the Merger described in Note 1, causing a limitation on the annual use of the net operating loss carryforwards, which are subject to a substantial annual limitation due to the ownership change limitations set forth in Internal Revenue Code Section 382 and similar state provisions. A formal Section 382 study has not been performed.

As of September 30, 2021, the Company is open to examination in the U.S. federal and certain state jurisdictions for tax years ended September 30, 2021, 2020, 2019 and 2018. In addition, any loss years remain open to the extent that losses are available for carryover to future years. Therefore, the tax years ended 2010 through 2020 remain open for examination by the IRS.

The Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted on March 27, 2020. The CARES Act affected items such as carryback periods for net operating losses, modifications to the net interest deduction limitations and changes to tax depreciation methods. The company has taken the CARES Act into consideration for the tax year ended September 30, 2021 and continues to evaluate the impact of the CARES act on the business.

5.INVENTORIES

Inventories consist of the following:

	September 30,	September 30,
	2021	2020
Finished Goods	$249,571	$—
Goods-in-process	844,194	967,993
Total	$1,093,765	$967,993

The Company capitalizes inventory that has been produced for commercial sale and has been determined to have a probable future economic benefit. The determination of whether or not the inventory has a future economic benefit requires estimates by management. To the extent that inventory is expected to expire prior to being sold or used for research and development or used for samples, the Company will write down the value of inventory.

6.REGISTERED DIRECT OFFERINGS

On September 30, 2016, the Company filed a registration statement with the SEC utilizing a “shelf” registration process, which was subsequently declared effective by the SEC on October 20, 2016 (such registration statement, the “Shelf Registration Statement”). Under the Shelf Registration Statement, the Company may offer and sell any combination of its Common Stock, warrants, debt securities, subscription rights, and/or units comprised of the foregoing to raise up to $50,000,000 in gross proceeds

On February 24, 2017, the Company closed a Securities Purchase Agreement (the “2017 SPA”) with 6 accredited investors (collectively, the “2017 Investors”) providing for the issuance and sale by the Company to the 2017 Investors of an aggregate of 10,166,664 units at a purchase price of $0.60 per Unit in a registered offering (the “2017 Financing”). The securities comprising the units sold in the 2017 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, a Series F Warrant equal to 55% of the shares of Common Stock issued in the 2017 Financing at an exercise price of $0.75 per share at any time prior to the fifth anniversary of the issuance date of the Series F Warrant subject to certain restrictions on exercise (the “2017 Warrants” and the shares issuable upon exercise of the 2017 Warrants, collectively, the “2017 Warrant Shares”).

On July 2, 2018, the Company closed a Securities Purchase Agreement (“2018 SPA”) with 8 accredited investors (“2018 Investors”) providing for the issuance and sale by the Company to the 2018 Investors of an aggregate of 9,070,000 units at a purchase price of $0.50 per Unit in a registered offering (“2018 Financing”). The securities comprising the units sold in the 2018 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, a Series G Warrant to purchase up to a number of shares of our common stock equal to 75% of the shares of Common Stock issued in the 2018 Financing at an exercise price of $0.70 per share at any time prior to the fifth anniversary of the issuance date of the Series G Warrant subject to certain restrictions on exercise (“2018 Warrants”) and the shares issuable upon exercise of the 2018 Warrants.

On May 12, 2019, the Company entered into a Securities Purchase Agreement (“2019 SPA”) with 5 accredited investors (“2019 Investors”) providing for the issuance and sale by the Company to the 2019 Investors of an aggregate of 8,615,384 units at a purchase price of $0.325 per Unit in a registered offering (“2019 Financing”). The securities comprising the units sold in the 2019 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, and a Series H Warrant to purchase one share of Common Stock at an exercise price of $0.40 per share at any time prior to the fifth anniversary of the issuance date of the Series H Warrant subject to certain restrictions on exercise (“the 2019 Warrant Shares”) and the shares issuable upon exercise of the 2019 Warrants (“2019 Warrant Shares”).

During the years ended September 30, 2021 and 2020 , no Series F, Series G or Series H Warrants had been exercised. As of September 30, 2021, up to 5,591,664, 6,802,500 and 8,615,384 shares may be acquired upon the exercise of the Series F, Series G and Series H Warrants, respectively.

7.Derivative Liabilities

The Company accounted for the Series F Warrants relating to the 2017 Financing, the Series G Warrants relating to the 2018 Financing and the Series H Warrants relating to the 2019 Financing in accordance with ASC 815-10, Derivatives and Hedging. Since the Company may be required to purchase its Series F, Series G and Series H Warrants for an amount of cash equal to $0.18, $0.11 and $0.0533 , respectively for each share of Common Stock (“Minimum”) and the underlying Series F, Series G and Series H Warrants are not classified within stockholders’ equity (deficit), they are recorded as liabilities at the greater of the minimum or fair value. They are marked to market each reporting period through the consolidated statement of operations.

On the respective closing dates, the Series F, Series G and Series H derivative liabilities were recorded at an aggregate fair value of $1,628,113. Given that the fair value of the derivative liabilities were less than the net proceeds, the remaining proceeds were allocated to Common Stock and additional-paid-in-capital. During the fiscal years ended September 30, 2021 and 2020, $108,944 and $679,271 was recorded to decrease the fair value of derivative liability, respectively.

Fair Value Measurements Using Significant Unobservable Inputs – September 30, 2021
(Level 3)	Series F	Series G	Series H
Beginning balance at September 30, 2020	$1,000,000	$748,275	$568,144

Issuances	—	—	—

Adjustments to estimated fair value	—	—	(108,944)

Ending balance at September 30, 2021	$1,000,000	$748,275	$459,200

Fair Value Measurements Using Significant Unobservable Inputs - September 30, 2020
(Level 3)	Series F	Series G	Series H
Beginning balance at September 30, 2019	$1,000,000	$748,275	$1,247,415

Issuances	—	—	—

Adjustments to estimated fair value	—	—	(679,271)

Ending balance at September 30, 2020	$1,000,000	$748,275	$568,144

The derivative liabilities were valued as of September 30, 2021 using the Black Scholes Model with the following assumptions:

	Series F	Series G	Series H
Closing price per share of common stock	$0.12	$0.12	$0.12
Exercise price per share	$0.75	$0.70	$0.40
Expected volatility	90.28%	87.40%	86.59%
Risk-free interest rate	0.04%	0.19%	0.41%
Dividend yield	—	—	—
Remaining expected term of underlying securities (years)	0.34	1.70	2.58

The derivative liabilities were valued as of September 30, 2020 using the Black Scholes Model with the following assumptions:

	Series F	Series G	Series H
Closing price per share of common stock	$0.17	$0.17	$0.17
Exercise price per share	$0.75	$0.70	$0.40
Expected volatility	84.17%	83.31%	82.24%
Risk-free interest rate	0.13%	0.15%	0.22%
Dividend yield	—	—	—
Remaining expected term of underlying securities (years)	1.35	2.71	3.60

8.OCTOBER 2019 REGISTERED DIRECT OFFERING

On October 16, 2019, the Company entered into a Securities Purchase Agreement (“October 2019 SPA”) with 7 accredited investors (“October 2019 Investors”) providing for the issuance and sale by the Company to the 2019 Investors of an aggregate of 14,285,714 units at a purchase price of $0.175 per Unit in a registered offering (“October 2019 Financing”). The securities comprising the units sold in the October 2019 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, and a Series I Warrant to purchase one share of Common Stock at an exercise price of $0.22 per share at any time prior to the fifth anniversary of the issuance date of the Series I Warrant subject to certain restrictions on exercise (“October 2019 Warrants”) and the shares issuable upon exercise of the October 2019 Warrants, (“October 2019 Warrant Shares”). As of October 18, 2019, the Company recorded the 14,285,714 shares as Common Stock. Pursuant to the Engagement Agreement (as defined below), the Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 1,071,429 shares (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series I Warrants, except that the exercise price of the Placement Agent Warrants is $0.21875 per share and the term of the Placement Agent Warrants is five years.

The gross proceeds to Arch from the October 2019 Financing, which were received as of October 18, 2019, were approximately $2.5 million before deducting financing costs of approximately $333,000 which includes approximately $158,000 of placement fees. The number of shares of the Company’s Common Stock into which each of the Series I Warrants is exercisable and the exercise price therefore are subject to adjustment, as set forth in the Series I Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

We engaged H.C. Wainwright (“Wainwright”) as our exclusive institutional investor placement agent in connection with the October SPA pursuant to an engagement agreement (the “Engagement Agreement”) dated as of October 10, 2019, and in consideration for the services provided by it, Wainwright was entitled to receive cash fees equal ranging from 6.0% to 8.2% of the gross proceeds received by us, as well as reimbursement for all reasonable expenses incurred by it in connection with its engagement. We received gross proceeds of approximately $2.5 million in the aggregate, resulting in a fee of approximately $158,000.

During the year ended September 30, 2021, no Series I Warrants or Placement Agent Warrants had been exercised. As of September 30, 2021, up to 14,285,714 and 1,071,429 shares may be acquired upon the exercise of the Series I Warrants and Placement Agent Warrants, respectively.

Common Stock

At October 18, 2019 the Closing Date of the October 2019 Financing, the Company issued 14,285,714 shares of Common Stock.

Equity Value of Warrants

The Company accounted for the Series I Warrants and the Placement Agent Warrants relating to the aforementioned October 2019 Registered Direct Offering in accordance with ASC 815-40, Derivatives and Hedging. Because the Series I Warrants and the Placement Agent Warrants are indexed to the Company’s stock, they are classified within stockholders’ equity (deficit) in the accompanying consolidated financial statements.

9. 2021 REGISTERED DIRECT OFFERING

On February 11, 2021, the Company entered into a Securities Purchase Agreement (“2021 SPA”) with certain institutional and accredited investors (“2021 Investors”) providing for the issuance and sale by the Company to the 2021 Investors of an aggregate of 43,125,004 (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and Series K Warrants (the “Series K Warrants”) to purchase an aggregate of 32,343,754 shares (the “Warrant Shares”) of Common Stock, at a combined offering price of $0.16 per share and related warrant (the “2021 Financing”). The Series K Warrants have an exercise price of $0.17 per share and are exercisable for a period of 5.5 years. The aggregate gross proceeds for the sale of the Shares and Series K Warrants was approximately $6.9 million, before deducting the placement agent’s fees and expenses and other offering expenses payable by the Company, of approximately $700,000. Pursuant to an engagement agreement (the “Engagement Agreement”) dated as of February 8, 2021, by and between the Company and H.C. Wainwright & Co. (the “Placement Agent”), the Company has agreed to pay the Placement Agent cash fees equal to (i) 7.5% of the gross proceeds received by the Company from certain investors participating in the 2021 Financing, and (ii) 6.0% of the gross proceeds received by the Company from certain investors with pre-existing relationships with the Company. In addition, the Placement Agent will be entitled to receive a one-time non-accountable expense fee of $10,000, up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses and $10,000 for clearing expenses. Pursuant to the Engagement Agreement, the Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 7.5% of the aggregate number of shares sold to investors in the Offering, or warrants to purchase up to 3,234,375 shares (the “Placement Agent 2 Warrants”) of the Company’s common stock. The Placement Agent 2 Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent 2 Warrants is $0.20 per share. The Engagement Agreement has indemnity and other customary provisions for transactions of this nature.

The 2021 SPA contains certain restrictions on our ability to conduct subsequent sales of our equity securities. In particular, we are prohibited from entering into or effecting a Variable Rate Transaction (as defined in the 2021 SPA) until February 11, 2022; provided, however, the Company may enter into and effect an at-the-market offering facility with the Placement Agent.

The number of shares of the Company’s Common Stock into which each of the Series K Warrants is exercisable and the exercise price therefore are subject to adjustment, as set forth in the Series K Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

During the the fiscal year ended September 30, 2021, no Series K Warrants or Placement Agent 2 Warrants had been exercised. As of June 30, 2021, up to 32,343,754 and 3,234,375 shares may be acquired upon the exercise of the Series K Warrants and Placement Agent Warrants, respectively.

Common Stock

On February 17, 2021 the Closing Date of the 2021 Financing, the Company issued 43,125,004 shares of Common Stock.

Equity Value of Warrants

The Company accounted for the Series K Warrants and the Placement Agent 2 Warrants relating to the aforementioned February 2021 Registered Direct Offering in accordance with ASC 815-40, Derivatives and Hedging. Because the Series K Warrants and the Placement Agent 2 Warrants are indexed to the Company’s stock, they are classified within stockholders’ equity (deficit) in the accompanying consolidated financial statements.

10.CONVERTIBLE NOTES

On June 4, 2020 and November 6, 2020, the Company issued unsecured 10% Series 1 Convertible Notes (“Series 1”) and Series 2 Convertible Notes (“Series 2”) in the aggregate principal amount of $550,000 and $1,050,000, respectively. The maturity dates of the Series 1 and Series 2 convertible notes are June 30, 2023 and November 30, 2023, respectively. Both the Series 1 and Series 2 Convertible Notes provide, among other things, for (i) a term of approximately three (3) years; (ii) the Company’s ability to prepay the Series 1 and Series 2 Convertible Notes, in whole or in part, at any time; (iii) the automatic conversion of the Convertible Notes upon a Change of Control (all capitalized terms not otherwise defined to have the meaning ascribed to such terms of the Convertible Notes) into shares of the Company’s common stock, par value $0.001 per share (Common Stock), at a per share price of $0.27 and $0.25 (the “Conversion Price”) for the Series 1 and Series 2 Convertible Notes, respectively; (iv) the ability of a holder of a Convertible Note (a “Holder”) to convert the Convertible Note and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price; (v) the Company’s ability to convert all Note Obligations outstanding upon a Qualified Equity Financing into shares of Common Stock at the Conversion Price; (vi) the Company’s ability to convert the Convertible Notes and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price in the event the volume weighted average price (“VWAP”) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days; (vii) the Company’s ability to convert all outstanding Note Obligations into shares of Common Stock at the Conversion Price (an “In-Kind Note Repayment”) in lieu of repaying the Note Obligations outstanding on the Maturity Date, provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will be calculated by increasing by thirty-five percent (35%) the aggregate sum of the unpaid Principal Amount held by each Holder and the accrued interest at a rate of ten percent (10%) per annum, subject to, with respect to any portion of the Principal Amount that is converted or prepaid before the twelve month anniversary of the Issuance Date, a minimum interest payment equal to ten percent (10%) of the amount that is converted or prepaid.

On June 3, 2020, the Company entered into an agreement (the “Agreement”) with the holders of a majority (the “Majority Holders”) of the outstanding Series D Warrants (the “Warrant”) resulting in approximately $850,000 of proceeds as a result of the full exercise of their Warrants. Under the terms of the Agreement, in exchange for fully exercising their remaining Warrants for 4,727,273 shares of common stock on June 4, 2020, the Majority Holders were issued Series J Warrants to purchase 3,545,454 shares of common stock at an exercise price of $0.25 over a 1 year term. On November 6, 2020, as consideration for an investment in the Convertible Notes, the Company entered into an Amendment to the Series J Warrant to Purchase Common Stock, with a holder of a Series J Warrant exercisable for up to 3,375,000 shares of Common Stock, to extend the term of the Series J Warrant from one (1) year to thirty (30) months.

On June 22, 2020, the Company entered into a Series J Warrant Issuance Agreement (the “Keyes Sulat Agreement”) with the Keyes Sulat Revocable Trust (the “Trust”), also a holder of outstanding Series D Warrants, resulting in approximately $82,000 of proceeds as a result of the full exercise of the Trust’s Series D Warrants. Under the terms of the Keyes Sulat Agreement, in exchange for fully exercising the Trust’s remaining Series D Warrants for 454,546 shares of common stock on June 22, 2020, the Trust was issued Series J Warrants to purchase 340,910 shares of common stock at an exercise price of $0.25 over a 1 year term. James R. Sulat, a member of the Board, is a co-trustee of the Trust, of which members of Mr. Sulat’s immediate family are beneficiaries. Mr. Sulat disclosed his interest in the Trust to the Board prior to its approval of the transaction and abstained from voting on the transaction.

During the fiscal years ended September 30, 2021 and 2020, the Company recorded interest expense of approximately $150,000 and $18,000,respectively.

11.PAYROLL PROTECTION PROGRAM LOAN

On April 25, 2020, the Company executed a promissory note (the “PPP Note”) evidencing an unsecured loan in the amount of $176,300 under the Paycheck Protection Program (the “PPP Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The Loan has been made through First Republic Bank (the “Lender”).

The PPP Loan had a two-year term and bears interest at a rate of 1.00% per annum. Monthly principal and interest payments are deferred until the SBA makes a decision on our loan forgiveness application. Unless the PPP Loan is forgiven, the Company will be required to make monthly payments of principal and interest of approximately $20,000 to the Lender.

The PPP Note contains customary events of default relating to, among other things, payment defaults, providing materially false and misleading representations to the SBA or Lender, or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the immediate repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment.

Under the terms of the CARES Act, PPP Loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. However, no assurance is provided that forgiveness for any portion of the PPP Loan will be obtained. During November 2020, the Company applied for forgiveness of the PPP Loan. On May 28, 2021, the Company received notice that the SBA completed review and all principal and interest has been forgiven. For the fiscal year ended September 30, 2021, approximately $178,000 was recorded to Gain on forgiveness of loan in Other Income.

12.STOCK-BASED COMPENSATION

2013 Stock Incentive Plan

On June 18, 2013, the Company established the 2013 Stock Incentive Plan (the “2013 Plan”). Under the 2013 Plan, during the fiscal year ended September 30, 2021, a maximum number of 31,114,256 shares of the Company’s authorized and available common stock could be issued in the form of options, stock appreciation rights, sales or bonuses of restricted stock, restricted stock units or dividend equivalent rights, and an award may consist of one such security or benefit, or two or more of them in any combination or alternative. The 2013 Plan provides that on the first business day of each fiscal year commencing with fiscal year 2014, the number of shares of our common stock reserved for issuance under the 2013 Plan for all awards except for incentive stock option awards will be subject to increase by an amount equal to the lesser of (A) 3,000,000 Shares, (B) four (4) percent of the number of shares outstanding on the last day of the immediately preceding fiscal year of the Company, or (C) such lesser number of shares as determined by the Company’s Board of Directors (the “Board”). The exercise price of each option shall be the fair value as determined in good faith by the Board at the time each option is granted. On October 1, 2020, the aggregate number of authorized shares under the Plan was further increased by 3,000,000 shares to a total of 34,114,256 shares.

As of September 30, 2021, a total of 24,479,212 options had been issued to employees and directors and 9,792,500 options had been issued to consultants. The exercise price of each option is equal to the closing price of a share of our common stock on the date of grant.

Share-based awards

During the year ended September 30, 2021, the Company granted 5,300,000 options to employees and directors and 2,075,000 options to consultants to purchase shares of common stock under the 2013 Plan.

Share-based compensation expense for awards granted during the year ended September 30, 2021 was based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following assumptions were used to calculate the fair value of share-based compensation for the year ended September 30, 2021; expected volatility, 79.44% - 119.44%, risk-free interest rate, 0.13% - 2.85% expected dividend yield, 0%, expected term, 5.6 years.

Common Stock Options

Stock compensation activity under the 2013 Plan for the year ended September 30, 2021 follows:

			Weighted
		Weighted	Average
	Option	Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value
Outstanding at September 30, 2020	18,248,346	$0.36	2.59	$79,330
Awarded	7,375,000	$0.12	—	—
Forfeited/Cancelled	(724,332)	$0.44	—	—
Outstanding at September 30, 2021	24,899,014	$0.29	1.83	$140,151
Vested at September 30, 2021	18,814,908	$0.35	2.17	$17,122
Vested and expected to vest at September 30, 2021	24,899,014	$0.29	1.83	$140,151

As of September 30, 2021, 99,340 shares are available for future grants under the 2013 Plan. Share-based compensation expense recorded in the Company’s Consolidated Statements of Operations for the year ended September 30, 2021 and 2020 resulting from stock options awarded to the Company’s employees, directors and consultants was approximately $391,000 and $678,000, respectively. Of this amount during the years ended September 30, 2021 and 2020, $124,000 and $288,000, respectively, were recorded as research and development expenses, and $267,000 and $390,000, respectively were recorded as general and administrative expenses in the Company’s Consolidated Statements of Operations.

During the years ended September 30, 2021 and 2020, no stock options awarded under the 2013 Stock Incentive Plan were exercised for cash. During the years ended September 30, 2021 and 2020, no stock options awarded under the 2013 Stock Incentive Plan were exercised on a cashless basis.

As of September 30, 2021, there is approximately $153,000 of unrecognized compensation expense related to unvested stock-based compensation arrangements granted under the 2013 Plan. That cost is expected to be recognized over a weighted average period of 2.47 years.

Restricted Stock

On October 14, 2020, the Company awarded 50,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and vested 90 days from the date of the award. On January 27, 2021, the Company awarded 500,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and vested immediately. On July 30, 2021, the Company awarded 150,000 shares of Restricted Stock to an employee. The shares subject to this grant were awarded under the 2013 Plan and 50,000 shares vest on each of the following dates: January 12, 2022, July 12, 2022 and January 12, 2023. On September 27, 2021, the Company awarded 300,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and 1/12 of the shares will vest on each of the next twelve month anniversaries.

On July 19, 2018, the Company awarded 745,000 shares of Restricted Stock to members of the Board of Directors and management and 220,000 shares of Restricted Stock to Dr. Avtar Dhillon in his capacity as a consultant. The shares subject to this grant are awarded under the 2013 Plan and shall fully vest on the second anniversary of the date of grant. In addition, in the event of a Change of Control (as such term is defined in the 2013 Plan), 100% of the grants will immediately vest. As of September 30, 2021, all restricted shares have vested.

Restricted stock activity in shares under the 2013 Plan for the years ended September 30, 2021 and 2020 follows:

	2021	2020
Non Vested at September 30, 2020 and 2019	—	965,000
Awarded	1,000,000	—
Vested	(550,000)	(965,000)
Forfeited	—	—
Non Vested at September 30, 2021 and 2020	450,000	—

The weighted average restricted stock award date fair value information for the years ended September 30, 2021 and 2019 follows:

	2021	2020
Non Vested at September 30, 2020 and 2019	$—	$0.43
Awarded	0.13	—
Vested	(0.16)	(0.43)
Forfeited	—	—
Non Vested at September 30, 2021 and 2020	$0.10	$—

For the years ended September 30, 2021 and 2020 compensation expense recorded for the restricted stock awards was approximately $105,000 and $220,000, respectively. As of September 30, 2021, there is approximately $43,000 of unrecognized compensation expense related to unvested stock-based compensation arrangements granted under the 2013 Plan.

13.COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into various agreements containing standard indemnification provisions. The Company’s indemnification obligations under such provisions are typically in effect from the date of execution of the applicable agreement through the end of the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of September 30, 2021 and 2020, no amounts have been accrued related to such indemnification provisions.

From time to time, the Company may be exposed to litigation in connection with its operations. The Company’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses.

MIT Licensing Agreement

In December 2007, the Company entered into a license agreement with MIT pursuant to which the Company acquired an exclusive world-wide license to develop and commercialize technology related to self-assembling peptide compositions, and methods of making and using such compositions in medical and non-medical applications, including claims that cover the Company’s proposed products and methods of use thereof. The license also provides non-exclusive rights to additional intellectual property in the fields that cover the Company’s proposed products and methods of use thereof, in order to provide freedom to operate. The license provides the Company a right to sublicense the exclusively licensed intellectual property. The Company has not sublicensed the exclusively licensed intellectual property to any party for any field.

In exchange for the licenses granted in the agreement, the Company has paid MIT license maintenance fees and patent prosecution costs. The Company paid license maintenance fees of $50,000 to MIT in the fiscal years ended September 30, 2021 and 2020. For the years ended September 30, 2021 and 2020, the annual MIT license maintenance fees of $50,000 are included in accrued expenses and other liabilities on the Consolidated Balance Sheets. The license maintenance fees and patent prosecution costs cover the contract year beginning January 1 through December 31. Annual license maintenance obligations extend through the life of the patents. In addition, MIT is entitled to royalties on applicable future product sales, if any. The annual payments may be applied towards royalties payable to MIT for that year for product sales.

The Company is obligated to indemnify MIT and related parties from losses arising from claims relating to the exercise of any rights granted to the Company under the license, with certain exceptions. The maximum potential amount of future payments the Company could be required to make under this provision is unlimited. The Company considers there to be a low performance risk as of September 30, 2021.

The agreement expires upon the expiration or abandonment of all patents that are issued and licensed to the Company by MIT under such agreement. The Company expects that patents will be issued from presently pending U.S. and foreign patent applications. Any such patent will have a term of 20 years from the filing date of the underlying application. MIT may terminate the agreement immediately, if the Company ceases to carry on its business, if any nonpayment by the Company is not cured or the Company commits a material breach that is not cured. The Company may terminate the agreement for any reason upon six months’ notice to MIT.

Leases

The Company's corporate offices are located in Framingham, MA. During July 2017, we entered into a three year operating lease commencing October 1, 2017 and ending on September 30, 2020 at our current location. Pursuant to which we are obliged to pay annual rent of $38,400 during the first year, $39,600 during the second year and $42,000 during the third year. During August 2020, we extended the lease through September 30, 2021 at our current location pursuant to which we are obligated to pay annual rent of $42,000. During October 2021 we extended the lease for six months through March 31, 2022 at our current location pursuant to which we are obligated to pay $21,000. As of September 30, 2021 and 2020, the right-of-use ("ROU") asset of approximately $0 and $39,000, respectively represents our right to use an underlying asset for the lease term and the lease liabilities of approximately $0 and $39,000, respectively, represents our obligation to make lease payments arising from the lease. Our ROU asset is included in prepaid expenses and other current assets and the lease obligations is included in accrued expenses and other current liabilities on our consolidated balance sheets. We believe our present offices are suitable for our current and planned near-term operations.

14.Risks and Uncertainties - COVID-19

The Company sources its materials and services for its products and product candidates from facilities in areas impacted or which may be impacted by the outbreak of the coronavirus. This may impact the Company’s ability to obtain future inventory and impact the Company’s future revenue stream as efforts to address this worldwide outbreak are undertaken. In addition, the Company has historically and principally funded its operations through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants which may also be impacted by economic conditions beyond the Company’s control. The extent to which the coronavirus will impact the global economy and the Company is uncertain and cannot be reasonably measured.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

As used in this Part II, unless the context indicates or otherwise requires, the terms “we”, “us”, “our”, and the “Company” refer to Arch Therapeutics, Inc., a Nevada corporation, and its consolidated subsidiary, and the term “ABS” refers to Arch Biosurgery, Inc., a private Massachusetts corporation that, through a reverse merger acquisition completed on June 26, 2013 (the “Merger”), has become our wholly owned subsidiary. On May 24, 2013, we effected a forward stock split, by way of a stock dividend, of our issued and outstanding shares of Common Stock at a ratio of 11 shares to each one issued and outstanding share, and unless the context indicates or otherwise requires, all share numbers and share price data included in this Part II have been adjusted to give effect to that stock split.

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the securities being offered.

EXPENSE	AMOUNT
SEC Registration Fees	$1,531.79
Legal Fees	50,000.00
Accounting Fees	7,500.00
Miscellaneous Fees and Expenses	15,000.00

Total	$74,031.79

Item 14. Indemnification of Directors and Officers.

We have not entered into separate indemnification agreements with our directors and officers. Our amended and restated bylaws provide that we shall indemnify any director or officer to the fullest extent authorized by the laws of the State of Nevada. Our amended and restated bylaws further provide that we shall pay the expenses incurred by an officer or director (acting in his capacity as such) in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, subject to the delivery to us by or on behalf of such director or officer of an undertaking to repay the amount of such expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized in our bylaws or otherwise.

The Nevada Revised Statutes provide us with the power to indemnify any of our directors, officers, employees and agents as follows:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders of the corporation;
•	by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	by court order.

The Nevada Revised Statutes further provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Item 15. Recent Sales of Unregistered Securities.

On February 11, 2021, we entered into a Securities Purchase Agreement (the “2021 SPA”) providing for the issuance and sale of an aggregate of (i) 43,125,004 shares of our Common Stock (the “2021 SPA Shares”); and (ii) Series K Warrants to purchase an aggregate of 32,343,753 shares of Common Stock, at a combined offering price of $0.16 per share and related Series K Warrant. The Series K Warrants (i) have an exercise price of $0.17 per share; (ii) have a term of exercise equal to 5.5 years after their issuance date; and (iii) were exercisable immediately after their issuance.

Pursuant to an engagement agreement (the “Engagement Letter”) that we entered into with H.C. Wainwright & Co. (the “Placement Agent”), we agreed, among other things, to issue the Placement Agent, or its designees, warrants to purchase up to 7.5% of the aggregate number of shares sold to investors in the 2021 Private Placement Financing, or warrants to purchase up to 3,234,375 shares (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent Warrants is $0.20 per share.

The issuance and sale of the 2021 SPA Shares, Series K Warrants, Placement Agent Warrants and the shares of Common Stock issuable upon the exercise of the Series K Warrants and Placement Agent Warrants was, and will not upon issuance be, registered under the Securities Act. Such securities (i) may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws; and (ii) were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated under Securities Act based on the following facts: each of the investors has represented that it is an accredited investor as defined in Rule 501 promulgated under the Securities Act; that it is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities to the Investors; and the Securities will be issued as restricted securities.

On June 4, 2020 and June 22, 2020, we issued Series J Warrants to purchase up to an aggregate of 3,886,364 shares of Common Stock at an exercise price of $0.25 per share to certain holders of our Series D Warrants as an inducement for those holders to exercise their Series D Warrants. The Series J Warrants were exercisable immediately upon their issuance and, as originally issued, have a term of exercise equal to one year after their issuance date; provided, however, on November 6, 2020, a Series J Warrant to purchase up to 3,375,000 shares of Common Stock was amended to extend the term by an additional eighteen (18) months. The number of shares of our Common Stock into which each of the Series J Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Series J Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In addition, the Series J Warrants provide that they shall not be exercisable in the event and to the extent that the exercise thereof would result in the holder of the Series J Warrant, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.99% of our Common Stock; provided however, the holder may increase such ownership limitation to 9.99% of the outstanding shares of our Common Stock, in which case the ownership limitation increase will become effective 61 days after the holder requests such increase. In addition, each Series J Warrant provides the holder with “piggy back” registration rights under certain circumstances. The Series J Warrant and the shares of Common Stock issuable thereunder were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On June 4, 2020, we issued unsecured 10% Series 1 Convertible Notes in the aggregate principal amount of $550,000. The Series 1 Convertible Notes provide, among other things, for (i) a term of approximately three (3) years; (ii) the Company’s ability to prepay the Series 1 Convertible Notes, in whole or in part, at any time; (iii) the automatic conversion of the Series 1 Convertible Notes upon a Change of Control (all capitalized terms not otherwise defined to have the meaning ascribed to such terms in the Convertible Notes) into shares of Common Stock at a per share price of $0.27 (the “Conversion Price”); (iv) the ability of a holder of a Series 1 Convertible Note (a “Holder”) to convert the Convertible Note and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price; (v) the Company’s ability to convert all Note Obligations outstanding upon a Qualified Equity Financing into shares of Common Stock at the Conversion Price; (vi) the Company’s ability to convert Convertible Notes and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price in the event the volume weighted average price (“VWAP”) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days; (vii) the Company’s ability to convert all outstanding Note Obligations into shares of Common Stock at the Conversion Price (an “In-Kind Note Repayment”) in lieu of repaying the Note Obligations outstanding on the Maturity Date, June 30, 2023; provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will be calculated by increasing by thirty-five percent (35%) the aggregate sum of the unpaid Principal Amount held by each Holder and the accrued interest at a rate of ten percent (10%) per annum, subject to, with respect to any portion of the Principal Amount that is converted or prepaid before the twelve month anniversary of the Issuance Date, a minimum interest payment equal to ten percent (10%) of the amount that is converted or prepaid. The Convertible Notes and Conversion Shares were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

On November 6, 2020, the Company issued unsecured 10% Series 2 Convertible Notes in the aggregate principal amount of $1,050,000. The Series 2 Convertible Notes provide, among other things, for (i) a term of approximately three (3) years; (ii) the Company’s ability to prepay the Series 2 Convertible Notes, in whole or in part, at any time; (iii) the automatic conversion of the Convertible Notes upon a Change of Control (all capitalized terms not otherwise defined to have the meaning ascribed to such terms in the Series 2 Convertible Notes) into shares of Common Stock, at a per share price of $0.25 (the “Conversion Price”); (iv) the ability of a holder of a Convertible Note (a “Holder”) to convert the Convertible Note and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price; (v) the Company’s ability to convert all Note Obligations outstanding upon a Qualified Equity Financing into shares of Common Stock at the Conversion Price; (vi) the Company’s ability to convert Convertible Notes and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price in the event the volume weighted average price (“VWAP”) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days; (vii) the Company’s ability to convert all outstanding Note Obligations into shares of Common Stock at the Conversion Price (an “In-Kind Note Repayment”) in lieu of repaying the Note Obligations outstanding on the Maturity Date, November 30, 2023; provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will be calculated by increasing by thirty-five percent (35%) the aggregate sum of the unpaid Principal Amount held by each Holder and the accrued interest at a rate of ten percent (10%) per annum, subject to, with respect to any portion of the Principal Amount that is converted or prepaid before the twelve month anniversary of the Issuance Date, a minimum interest payment equal to ten percent (10%) of the amount that is converted or prepaid.

The Convertible Notes and Conversion Shares were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Framingham, State of Massachusetts, on December 22, 2021.

Arch Therapeutics, Inc.

By:	/s/ Terrence W. Norchi, MD
Terrence W. Norchi, MD
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), do hereby constitute and appoint Terrence W. Norchi as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

	President, Chief Executive Officer and Director	December 22, 2021
/s/ Terrence W. Norchi, MD	(Principal Executive Officer)
Terrence W. Norchi, MD

	Chief Financial Officer	December 22, 2021
/s/ Michael S. Abrams	(Principal Financial and Accounting Officer)
Michael S. Abrams

/s/ James R. Sulat	Director	December 22, 2021
James R. Sulat

/s/ Punit Dhillon	Director	December 22, 2021
Punit Dhillon

/s/ Laurence Hicks	Director	December 22, 2021
Laurence Hicks

			Incorporated By Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Merger dated May 10, 2013, by and among Almah, Inc., Arch Acquisition Corporation, and Arch Therapeutics, Inc.		8-K	2.1	333-178883	5/13/2013

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated May 23, 2013, by and among Almah, Inc., Arch Acquisition Corporation, and Arch Therapeutics, Inc..		10-Q	10.11	000-54986	8/14/2013

3.1	Restated Articles of Incorporation of Arch Therapeutics, Inc.		10-K	3.1	000-54986	12/12/2014

3.2	Amended and Restated Bylaws of Arch Therapeutics, Inc.		8-K	3.1	333-178883	6/24/2013

4.1	Description of Securities		10-K	4.1	000-54986	12/11/2020

5.1	Opinion of McDonald Carano LLP.		S-1	5.1	333-253855	2/26/2021

5.2	Opinion of Lowenstein Sandler LLP		S-1	5.2	333-253855	2/26/2021

10.1#	Executive Employment Agreement dated June 26, 2013 between Arch Therapeutics, Inc. and Terrence W. Norchi		8-K	10.8	333-178883	6/26/2013

10.2#	First Amendment to Executive Employment Agreement, dated March 23, 2014, by and between Arch Therapeutics, Inc. and Terrence W. Norchi Stock		8-K	10.1	000-54986	3/27/2014

10.3#	Executive Employment Agreement, effective July 7, 2014, by and between Arch Therapeutics, Inc. and Richard E. Davis		8-K	10.1	000-54986	7/7/2014

10.4#	First Amendment to Executive Employment Agreement, dated July 27, 2015, by and between Arch Therapeutics, Inc. and Richard E. Davis		8-K	10.1	000-54986	7/31/2015

10.5#	Consulting Agreement dated October 15, 2015 by and between Arch Therapeutics, Inc. and Dr. Arthur Rosenthal		S-1/A	10.40	333-206873	10/16/2015

10.6#	Arch Therapeutics, Inc. 2013 Stock Incentive Plan		8-K	10.1	333-178883	6/24/2013

10.7#	Form of Stock Option Award Agreement under Arch Therapeutics, Inc. 2013 Stock Incentive Plan		10-Q	10.13	000-54986	8/14/2013

10.8#	Form of Restricted Stock Unit Award Agreement under Arch Therapeutics, Inc. 2013 Stock Incentive Plan		10-Q	10.14	000-54986	8/14/2013

10.9#	Form of Restricted Stock Bonus Award Agreement under Arch Therapeutics, Inc. 2013 Stock Incentive Plan		10-Q	10.15	000-54986	8/14/2013

10.10#	Form of Restricted Stock Award Agreement		8-K	10.2	000-54986	5/6/2016

10.11	Binding Letter of Intent by and between Almah, Inc. and Arch Therapeutics, Inc. dated April 19, 2013		8-K	10.1	333-178883	4/25/2013

10.12	Promissory Note by and between Almah, Inc. and Arch Therapeutics, Inc. dated April 19, 2013		8-K	10.2	333-178883	4/25/2013

10.13	Financing Agreement by and between Almah, Inc. and Coldstream Summit Ltd. Dated April 19, 2013		8-K	10.3	333-178883	4/25/2013

10.14	Form of Securities Purchase Agreement		8-K	10.4	333-178883	4/25/2013

10.15	Form of Warrant		8-K	10.5	333-178883	4/25/2013

			Incorporated By Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

10.16

Amended and Restated Exclusive Patent License Agreement dated May 23, 2011 between ABS and the Massachusetts Institute of Technology, as amended by the First Amendment to Amended and Restated Exclusive Patent License Agreement dated May 15, 2012 between ABS and the Massachusetts Institute of Technology, and further amended by the Second Amendment to Amended and Restated Exclusive Patent License Agreement dated February 1, 2013 between ABS and the Massachusetts Institute of Technology, as further amended by the Third Amendment to Amended and Restated Exclusive Patent License Agreement dated April 30, 2013 between ABS and the Massachusetts Institute of Technology, and as further amended by the Letter Agreement dated June 10, 2013 between ABS and the Massachusetts Institute of Technology

			8-K	10.6	333-178883	6/26/2013

10.17	Securities Purchase Agreement dated January 30, 2014, by and among Arch Therapeutics, Inc. and the investors listed on the Schedule of Buyers attached thereto		8-K	10.1	000-54986	1/31/2014

10.18	Form of Series A Warrant to Purchase Common Stock		8-K	4.1	000-54986	1/31/2014

10.19	Form of Series B Warrant to Purchase Common Stock		8-K	4.2	000-54986	1/31/2014

10.20	Form of Series C Warrant to Purchase Common Stock		8-K	4.3	000-54986	1/31/2014

10.21	Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock		8-K	10.1	000-54986	12/2/2014

10.22	Amendment to Series C Warrants to Purchase Common Stock		8-K	10.3	000-54986	3/13/2015

10.23	Amendment to Series C Warrants to Purchase Common Stock dated May 30, 2015		8-K	10.1	000-54986	6/1/2015

10.24	Amendment to Series A and Series C Warrants to Purchase Common Stock dated June 22, 2015		8-K	10.1	000-54986	6/23/2015

10.25	Form of Registration Rights Agreement dated January 30, 2014, by and among Arch Therapeutics, Inc. and the investors listed on the Schedule of Buyers attached thereto		8-K	10.2	000-54986	1/31/2014

10.26	Form of Subscription Agreement		8-K	10.1	000-54986	3/13/2015

10.27	Form of 8% Convertible Note		8-K	10.2	000-54986	3/13/2015

10.28†	Project Agreement by and between Arch Therapeutics, Inc. and the National University of Ireland Galway dated May 28, 2015		10-Q	10.1	000-54986	8/7/2015

10.29	Form of Subscription Agreement		8-K	10.1	000-54986	7/6/2015

10.30	Form of Series D Warrants		8-K	10.2	000-54986	7/6/2015

10.31	Registration Rights Agreement dated June 30, 2015, by and among Arch Therapeutics, Inc. and the Purchasers set forth on the signature pages thereto		8-K	10.3	000-54986	7/6/2015

10.32	Form of Subscription Agreement		8-K	10.1	000-54986	6/2/2016

10.33	Form of Series E Warrants		8-K	10.2	000-54986	6/2/2016

10.34	Registration Rights Agreement dated May 26, 2016, by and among Arch Therapeutics, Inc. and the Purchasers set forth on the signature pages thereto		8-K	10.3	000-54986	6/2/2016

10.35	Securities Purchase Agreement		8-K	10.1	000-54986	02/21/2017

10.36	Form of Series F Warrants		8-K	10.2	000-54986	02/21/2017

			Incorporated By Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

10.37	Securities Purchase Agreement		8-K	10.1	000-54986	06/29/2018

10.38	Form of Series G Warrants		8-K	10.2	000-54986	06/29/2018

10.39#	Advisory Agreement, effective July 19, 2018, by and between Arch Therapeutics, Inc. and Dr. Avtar Dhillon		8-K	10.1	000-54986	07/20/2018

10.40	Securities Purchase Agreement		8-K	10.1	000-54986	05/13/2019

10.41	Form of Series H Warrants		8-K	10.2	000-54986	05/13/2019

10.42	Form of Securities Purchase Agreement		8-K	10.1	000-54986	10/18/2019

10.43	Form of Series I Warrants		8-K	10.2	000-54986	10/18/2019

10.44	Engagement Agreement		8-K	10.3	000-54986	10/18/2019

10.45	Form of Placement Agent Warrant		8-K	10.4	000-54986	10/18/2019

10.46	PPP Note		8-K	10.1	000-54986	04/27/2020

10.47	Form of Amendment to Series D Warrants to Purchase Common Stock		8-K	10.1	000-54986	06/05/2020

10.48	Form of Series J Warrant		8-K	10.2	000-54986	06/05/2020

10.49	Form of Convertible Notes		8-K	10.3	000-54986	06/05/2020

0.63	Form of Securities Purchase Agreement		8-K	10.1	000-54986	2/12/2021

10.64	Form of Series K Warrant		8-K	10.2	000-54986	2/12/2021

10.65	Engagement Agreement		8-K	10.3	000-54986	2/12/2021

10.66	Form of Placement Agent Warrant		8-K	10.4	000-54986	2/12/2021

10.67	Form of Registration Rights Agreement		8-K	10.5	000-54986	2/12/2021

21.1	List of Subsidiaries		8-K	21.1	333-178883	6/26/2013

23.1	Consent of Independent Registered Public Accounting firm	X

23.2	Consent of McDonald Carano LLP (included in Exhibit 5.1)

23.3	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on the signature page hereto)	X

101.INS	Inline XBRL Instance Document	X

101.SCH	Inline XBRL Taxonomy Extension Schema Document	X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)	X
†	Confidential treatment has been granted as to certain portions of these Exhibits
#	Management contract or compensatory plan or arrangement.